UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934 (Amendment No. )

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PepsiCo, Inc.

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FRUIT PUNCH
Brisk
Lay's
QUAKER OATS

CREATING MORE SMILES WITH EVERY SIP AND EVERY BITE

PEPSICO

FASTER, STRONGER, BETTER.

DEAR FELLOW PEPSICO SHAREHOLDERS:

Ramon L. Laguarta
Chairman of the Board of Directors and
Chief Executive Officer

I am pleased to invite you to attend our 2020 Annual Meeting of Shareholders on Wednesday, May 6, 2020 at 9:00 a.m. Eastern Daylight Time. The Meeting will be held at the North Carolina History Center at Tryon Palace in New Bern, North Carolina, the “birthplace” of Pepsi. We hope you will attend, but for those who cannot, we will offer a live webcast of our Annual Meeting on our website at www.pepsico.com/investors/events.

We believe our strategy will position our Company for long-term sustainable growth

Last year as I started my first full year as Chairman and CEO, we embarked on an approach we call Winning with Purpose that was intended to build on our already strong foundation to achieve accelerated, sustainable growth.

We articulated a mission – to Create More Smiles with Every Sip and Every Bite; a vision – To Be the Global Leader in Convenient Foods and Beverages by Winning with Purpose; and seven leadership behaviors that define our shared culture that we call The PepsiCo Way. This approach was designed to help make our Company faster, stronger and better at meeting the needs of our shareholders, customers, consumers, partners and communities, while caring for our planet and inspiring our associates.

As we head into the second year of this journey, we have made great progress and we believe this approach will position PepsiCo well for the future as evidenced by the results we delivered in 2019.

Looking back at our progress in 2019, we met or exceeded each of the financial goals we announced at the beginning of the year, returned a total of $8.3 billion in cash to shareholders through dividends and share repurchases and, earlier this year, announced a 7% increase in our annualized dividend per share effective with the expected June 2020 dividend payment, the 48th consecutive annual dividend increase.

Our strategy is designed to address key challenges facing our Company, including: shifting consumer preferences and behaviors; a highly competitive operating environment; a rapidly changing retail landscape, including the growth in e-commerce; continued macroeconomic and political volatility; and an evolving regulatory landscape.

To adapt to these challenges whilst becoming more competitive in the marketplace, building differentiated capabilities, and creating very efficient businesses, we intend to continue to focus on becoming Faster, Stronger and Better:

■	Faster by winning in the marketplace, being more consumer-centric and accelerating investment for topline growth. This includes broadening our portfolios to win locally in convenient foods and beverages, fortifying our North America businesses, and accelerating our international expansion, with disciplined focus on markets where we see a strong likelihood of prevailing over our competition. In 2019, we increased our global advertising and marketing spending, expanded our market presence, invested in additional manufacturing capacity and accelerated our innovations.
■	Stronger by continuing to transform our capabilities, cost and culture by leveraging scale and technology in global markets across our operations and winning locally. This includes continuing to focus on driving savings through holistic cost management to reinvest to succeed in the marketplace, developing and scaling core capabilities through technology, and building differentiated talent and culture. In 2019, we invested in data analytics and other information technology, strengthened our omnichannel capabilities, migrated our organizational structure closer to the market, evolved our values and ways of working and delivered in excess of $1 billion in productivity savings.
■	Better by continuing to integrate purpose into our business strategy and brands, whilst doing even more for our planet and people. This includes our efforts to help build a more sustainable food system, with a focus on advancing next generation agriculture, driving positive water impact, building a circular future for packaging, improving choices across our portfolio, mitigating the impact of climate change and promoting people and prosperity. To advance this agenda, we also appointed our first ever Chief Sustainability Officer and issued our first Green Bond that generated almost $1 billion in net proceeds to fund key sustainability initiatives.

Our Board is actively engaged in the Company’s strategy

As stewards of our Company, our Board plays an essential role in determining PepsiCo’s overall long-term strategy. Our Board has deep experience and expertise in the area of strategy development and insights into the most important issues facing the Company. Our entire Board acts as a strategy committee and discusses the Company’s key

PEPSICO 2020 PROXY STATEMENT 1

priorities annually in an extensive review of the Company’s plans and throughout the year at almost every Board meeting, including during executive sessions without Company management present.

Given that we believe our performance is inextricably linked to the sustainability of the world in which we operate, sustainability topics are integral to our business strategy. As a result, the full Board considers sustainability issues a vital element of its business oversight. In addition, our Public Policy and Sustainability Committee, which was established in 2017 and is comprised entirely of independent directors, assists the Board in providing more focused oversight of the Company’s policies, programs and related risks that concern key sustainability and public policy matters.

We value the diversity of thought, experience and background in our Boardroom

As our Company’s long-term strategy evolves, so do the skills, qualifications, attributes and experiences that the Board seeks in its director nominees. The Board has a robust succession planning process designed to regularly review the mix of skills, qualifications, attributes and experiences of the directors currently on the Board and needed in the future, as well as to identify individuals whose skills, qualifications, attributes and experiences will enable them to meaningfully contribute to shaping our long-term business strategy.

We are extremely proud of the ongoing evolution of our Board and its track record on refreshment. We strive to maintain an appropriate balance of tenure, diversity, skills, viewpoints and experiences on the Board. Of the 12 director nominees, 7 have joined in the last six years. Refreshing our Board with new perspectives and ideas is key to representing the interests of our shareholders effectively as the Company’s strategy and needs evolve. At the same time, the Board believes it is equally important to benefit from the valuable experience and continuity that longer-serving directors bring to the Board. The director nominees reflect a range of tenures, averaging approximately seven years, and a balanced mix of ages. Our director nominees also bring diverse opinions and perspectives and a well-rounded range of attributes, viewpoints and experiences reflective of our global businesses. 50% of our director nominees are women and/or ethnically diverse individuals. Three women serve on our Board, of which two hold Board leadership roles as Committee Chairs. Six director nominees are citizens of countries other than the United States and 11 of the 12 director nominees have significant international experience.

One of our directors, William R. Johnson, is not standing for re-election to the Board and will retire effective as of the 2020 Annual Meeting. We thank Bill for his many years of service and are grateful for his valuable contributions to our Company.

Underpinning our performance is our enduring commitment to ethical business practices and strong corporate governance and tone at the top

At PepsiCo, we believe acting ethically and responsibly is not only the right thing to do, but also the right thing for our business. The Board has consistently demonstrated an enduring commitment to strong corporate governance practices and setting a strong tone at the top of the Company. We have adopted comprehensive corporate standards and policies to govern our operations and facilitate accountability for our actions.

We believe strong corporate governance and an ethical culture are the foundation for financial integrity, investor confidence and sustainable performance. We are focused on advancing our vision with honesty, fairness and integrity. PepsiCo is honored to have been named among Ethisphere’s World’s Most Ethical Companies for the fourteenth consecutive year in 2020.

We value your views

The feedback we receive from our shareholders and other stakeholders is a cornerstone of our corporate governance practices. We believe that regular, transparent communication is essential to PepsiCo’s long-term success, and we have a longstanding practice of regularly engaging with our shareholders and other stakeholders – such as customers, consumers, suppliers, associates, advocacy groups, governments and communities – on all aspects of our business. These important external viewpoints inform our decisions and our strategy. Through our ongoing dialogue with you, we seek to ensure that corporate governance at PepsiCo is a dynamic framework that can both accommodate the demands of a rapidly changing business environment and remain responsive to the priorities of our shareholders and other stakeholders.

Your vote is important

Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote promptly. You may vote by telephone or over the Internet, or by completing, signing, dating and returning the enclosed proxy card or voting instruction form if you requested to receive printed proxy materials.

On behalf of our Board of Directors and all of our PepsiCo associates, thank you for being a PepsiCo shareholder and for your continued support of PepsiCo.

Sincerely,

Ramon L. Laguarta
Chairman of the Board of Directors and
Chief Executive Officer
March 20, 2020

2 PEPSICO 2020 PROXY STATEMENT

700 Anderson Hill Road Purchase, New York 10577

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Date and Time

Wednesday, May 6, 2020
9:00 a.m. Eastern Daylight Time

Place*

North Carolina History Center at Tryon Palace
529 South Front Street
New Bern, North Carolina 28562

Items to be Voted On

1	Elect as directors the 12 nominees named in the attached Proxy Statement.

2	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020.

3	Provide advisory approval of executive compensation.

4-5	Act upon two shareholder proposals described in the attached Proxy Statement, if properly presented.

Record Date

Holders of record of our Common Stock as of the close of business on March 2, 2020 will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

David Yawman
Corporate Secretary
March 20, 2020

Live Webcast*

The Annual Meeting will be webcast live on our website at www.pepsico.com/investors/events beginning at 9:00 a.m. Eastern Daylight Time on May 6, 2020.

Proxy Voting

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone or over the Internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting.

Advanced Voting Methods

Internet www.proxyvote.com	You will need the 16-digit number included in your proxy card, voting instruction form or notice

Telephone Call the phone number located on your proxy card or voting instruction form

Mail Complete, sign, date and return your proxy card or voting instruction form in the envelope provided

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 6, 2020.

Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended December 28, 2019 are available at www.pepsico.com/proxy20.

We are making the Proxy Statement and the form of proxy first available on or about March 20, 2020.

*We are monitoring the emerging public health impact of the coronavirus (COVID-19). The health and well-being of our employees, shareholders, directors, officers and other stakeholders are paramount. Although we are sensitive to the public health and travel concerns our stakeholders may have and the protocols that federal, state and local governments may impose, we are not permitted to hold a virtual-only annual meeting of shareholders under current North Carolina law. If public health developments warrant, we may need to change the location of the Annual Meeting. Any such change will be announced as promptly as practicable. We encourage you to visit www.pepsico.com/investors/events to listen to the live webcast of the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to vote promptly.

PEPSICO 2020 PROXY STATEMENT 3

This Proxy Statement of PepsiCo, Inc. (“PepsiCo,” the “Company,” “we,” “us” or “our”) contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). Statements that constitute forward-looking statements within the meaning of the Reform Act are generally identified through the inclusion of words such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such words and other similar expressions. Forward-looking statements are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statement. Such risks and uncertainties include, but are not limited to: future demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes in laws related to the use or disposal of plastics or other packaging of PepsiCo’s products; changes in or failure to comply with, applicable laws and regulations; imposition or proposed imposition of new or increased taxes aimed at PepsiCo’s products; imposition of labeling or warning requirements on PepsiCo’s products; PepsiCo’s ability to compete effectively; failure to realize anticipated benefits from PepsiCo’s productivity or reinvestment initiatives or operating model; political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; PepsiCo’s ability to grow its business in developing and emerging markets; uncertain or unfavorable economic conditions in the countries in which PepsiCo operates; the ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; water scarcity; business disruptions, including health epidemics or pandemics, such as the novel coronavirus (COVID-19), or other contagious outbreaks; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete, integrate or manage acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; PepsiCo’s ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; the loss of, or a significant reduction in sales to, any key customer; disruption to the retail landscape, including rapid growth in the e-commerce channel and hard discounters; any downgrade or potential downgrade of PepsiCo’s credit ratings; climate change or legal, regulatory or market measures to address climate change; and the other factors discussed in the risk factors section of PepsiCo’s most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

4 PEPSICO 2020 PROXY STATEMENT

PROXY STATEMENT SUMMARY	This summary highlights certain information contained in this Proxy Statement. You should read the entire Proxy Statement and 2019 Annual Report carefully before you vote.

PepsiCo Strategy and Vision

Our leadership team articulated an approach in 2019 designed to help us meet the needs of our shareholders, customers, consumers, partners and communities, while caring for our planet and inspiring our associates.

MISSION	Create more smiles with every sip and every bite

VISION	Be the global leader in convenient foods and beverages by winning with purpose

The PEPSICO WAY	FASTER Winning in the marketplace being more consumer-centric and accelerating investment for topline growth	STRONGER Transforming our capabilities, cost and culture by operating as one PepsiCo, leveraging technology, winning locally and globally enabled	BETTER Integrating purpose into our business strategy and doing even more for the planet and our people

Matters to be Voted on at our 2020 Annual Meeting of Shareholders

Shareholders will be asked to vote on the following matters at the Annual Meeting of Shareholders:

Proxy Item		Board Recommendation	More Information
			Beginning on page
1	Election of 12 Director Nominees	FOR each director nominee	11

2	Ratification of appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020	FOR	39

3	Advisory approval of executive compensation	FOR	42

4-5	Shareholder proposals	AGAINST	76

PEPSICO 2020 PROXY STATEMENT 5

Proxy Statement Summary

Director Nominees

Our Nominating and Corporate Governance Committee and our Board have determined that the director nominees possess a broad range of attributes, viewpoints and experiences to effectively oversee PepsiCo’s long-term business strategy. The following table provides summary information about each director nominee. For more detailed information about our directors, please see “Election of Directors (Proxy Item No. 1)” beginning on page 11 of this Proxy Statement.

		Director Since			Committee Membership
Name	Primary Occupation		Age*	Independent	AC	CC	NCG	PPS
Shona L. Brown	Independent Advisor; Former Senior Advisor, Google Inc.	2009	54	✓				●
Cesar Conde	Chairman, NBCUniversal International Group and NBCUniversal Telemundo Enterprises	2016	46	✓	●
Ian Cook (Presiding Director)	Executive Chairman, Colgate-Palmolive Company	2008	67	✓			●
Dina Dublon	Former Executive Vice President and Chief Financial Officer, JPMorgan Chase & Co.	2005	66	✓		●
Richard W. Fisher	Former President and Chief Executive Officer, Federal Reserve Bank of Dallas	2015	71	✓	E
Michelle Gass	Chief Executive Officer, Kohl’s Corporation	2019	52	✓
Ramon L. Laguarta	Chairman of the Board and Chief Executive Officer, PepsiCo	2018	56
David C. Page, MD	Director and President, Whitehead Institute for Biomedical Research; Professor, Massachusetts Institute of Technology	2014	63	✓		●		●
Robert C. Pohlad	President of various family-owned entities; Former Chairman and Chief Executive Officer, PepsiAmericas, Inc.	2015	65	✓			●
Daniel Vasella, MD	Former Chairman and Chief Executive Officer, Novartis AG	2002	66	✓		●
Darren Walker	President, Ford Foundation	2016	60	✓			●	●
Alberto Weisser	Former Chairman and Chief Executive Officer, Bunge Limited	2011	64	✓	E

* Ages are as of March 20, 2020.		=	Committee Chair	AC	= Audit Committee
	E	=	Audit Committee	CC	= Compensation Committee
			Financial Expert	NCG	= Nominating and Corporate Governance Committee
				PPS	= Public Policy and Sustainability Committee

6 PEPSICO 2020 PROXY STATEMENT

Proxy Statement Summary

Director Nominee Highlights

Director succession planning is a robust, ongoing process at PepsiCo. Our Board regularly evaluates desired attributes in light of the Company’s strategy and evolving needs. We believe our 12 director nominees bring a diverse and well-rounded range of attributes, viewpoints and experiences, and represent an effective mix of deep company knowledge and fresh perspectives.

Strong Board Diversity

Diverse Representation	Global Perspective
female and/or ethnically diverse

Range of Tenures*	Balanced Mix of Ages*	Independent Oversight

Average Tenure: 7.3 Years 7 joined in the last 6 years	Average Age: 60.8 67% are 65 or younger	All 4 Board Committees are independent

*	Tenure and age are as of March 20, 2020.

Diverse and Balanced Mix of Attributes and Experiences

For further information on these attributes and experiences, see page 20.

PEPSICO 2020 PROXY STATEMENT 7

Proxy Statement Summary

Executive Compensation At-a-Glance

2019 PepsiCo Performance Highlights

PepsiCo delivered solid operating performance in 2019. To incentivize executive officers to deliver sustainable long-term value to shareholders, compensation is heavily weighted towards the achievement of performance goals that are aligned with the following externally reported non-GAAP measures.[1]

Organic Revenue Growth[1]	Core Constant Currency Earnings Per Share (”EPS”) Performance[1]	Free Cash Flow[1]

4.5% Goal: 4.0%[2]	-1% Goal: Approximately -1%	$5.6B Goal: Approximately $5.0B

Our Total Shareholder Return (“TSR”) reflects our strong 2019 results, delivering 27.4% return to shareholders, aligned with the median of our proxy peer group.

Noteworthy accomplishments in 2019 which continue to create shareholder value over the long-term include the following:

■	Increased our annualized dividend, returning a total of $8.3 billion in cash to shareholders through dividends and share repurchases
■	Achieved the highest rate of Organic Revenue Growth[1] since 2015, with Frito-Lay North America delivering its fastest rate of growth since 2013 and PepsiCo Beverages North America (“PBNA”) delivering its fastest rate of growth since 2015
■	Delivered over $1 billion of productivity savings in 2019 to strengthen our beverage, food and snack businesses
■	Advanced sustainable farming program, achieving nearly 80% sustainably-sourced direct agricultural raw materials by farmers
■	Established and activated The PepsiCo Way to evolve our culture, values and ways of working in order to become Faster, Stronger and Better

2019 Target Pay Mix for Named Executive Officers

To align pay levels for Named Executive Officers (“NEOs”) with the Company’s performance, our pay mix places the greatest emphasis on performance-based incentives.

CHAIRMAN AND CEO TARGET PAY MIX	NEO AVERAGE TARGET PAY MIX (EXCLUDING CHAIRMAN AND CEO)
Performance-Based Compensation 91%	Performance-Based Compensation 84%

____________________
[1]	To evaluate performance in a manner consistent with how management evaluates our operating results and trends, the Compensation Committee applies certain business performance metrics that are not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as compensation performance measures to both long-term and annual incentive awards. Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP financial measures relative to reported GAAP financial measures, and to pages 57-62 and 64-66 of PepsiCo’s 2019 Annual Report on Form 10-K for the fiscal year ended December 28, 2019 for a more detailed description of the items excluded from these measures.
[2]	PepsiCo updated its initial Organic Revenue Growth guidance in the third-quarter 2019 earnings release from a target growth rate in Organic Revenue of 4.0% to meeting or exceeding 4.0% growth over prior year.

8 PEPSICO 2020 PROXY STATEMENT

Proxy Statement Summary

The Principles of Our Executive Compensation Program

Our executive compensation program is designed to align the interests of PepsiCo’s executive officers with those of our shareholders. The Compensation Committee oversees and evaluates the program against competitive practices, regulatory developments and corporate governance trends.

The Compensation Committee has incorporated market-leading governance features into our programs that include a stringent clawback policy, rigorous stock ownership requirements and challenging targets for incentive awards aligned with certain financial goals communicated to shareholders at the beginning of the year.

Our executive compensation program avoids shareholder-unfriendly features. For our executive officers, we do not have employment agreements, supplemental retirement plans or excessive perks and we prohibit hedging or pledging of Company stock.

Compensation Highlights

Reflecting our pay-for-performance compensation philosophy, the strong results delivered to shareholders translated into above-target payouts of annual incentive awards. Due to increased investments in our businesses, long-term incentive award payments were at or below target.

Annual Incentive	1-year performance period	2019 Annual Incentive Overall, PepsiCo achieved strong operating performance for the year.	Payout (% of target)
			113%	Average for all NEOs

Long-Term Incentives	3-year performance period

Performance Stock Units		Long-Term Cash Awards
3-Yr Average Core Constant Currency EPS Performance[3]		3-Yr Relative TSR Percentile vs. Proxy Peer Group

3-Yr Core Net Return on Invested Capital (“ROIC”) Improvement[4]

Payout (% of target)	75.6%	Payout (% of target)	102%
____________________
[3]	For further information on PepsiCo’s three-year average Core Constant Currency EPS Performance compensation performance measure, which is a non-GAAP financial measure, please refer to Appendix A to this Proxy Statement. In calculating this compensation performance measure, PepsiCo’s 2018 Core Constant Currency EPS Performance was adjusted to exclude certain gains associated with the sale of assets and insurance claims and settlement recoveries.
[4]	For further information on PepsiCo’s three-year Core Net ROIC Improvement compensation performance measure, which is a non-GAAP financial measure, please refer to Appendix A to this Proxy Statement. In calculating this compensation performance measure, PepsiCo’s Core Net ROIC Improvement was adjusted to exclude the impact of the SodaStream International Ltd. (“SodaStream”) acquisition in 2018 and 2019, as well as the impact of changes in foreign exchange rates from 2017 to 2019.

PEPSICO 2020 PROXY STATEMENT 9

Proxy Statement Summary

Corporate Governance Highlights

Our Corporate Governance Policies Reflect Best Practices

Many of our corporate governance practices are a result of valuable feedback and collaboration with our shareholders and other stakeholders who have provided important external viewpoints that inform our decisions and our strategy.

For example:
■	We amended our Articles of Incorporation in 2019 to eliminate supermajority voting standards, as approved by our shareholders.
■	The Board amended our Corporate Governance Guidelines:

–in 2019 to decrease the total number of public company boards that a non-executive director can serve on from 5 to 4 and establish a limit of 2 total public company boards for directors who are public company executive officers; and
–in 2018 to underscore the Board’s focus on diversity, by explicitly stating its commitment to actively seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences, to include in the pool from which Board nominees are chosen.

■	The Board established a Public Policy and Sustainability Committee in 2017 to assist the Board in providing more focused oversight over PepsiCo’s policies, programs and related risks that concern key sustainability and public policy matters.

Independent Oversight
■11 of 12 director nominees are independent (all except for the CEO)
■Independent Presiding Director with clearly defined and robust responsibilities
■Regular executive sessions of independent directors at Board meetings (chaired by independent Presiding Director) and Committee meetings (chaired by independent Committee Chairs)
■100% independent Board Committees
■Active Board oversight of the Company’s strategy, risk management, sustainability and human capital management and talent development

Board Refreshment
■Comprehensive, ongoing Board succession planning process
■Focus on diversity (1 new female director elected in 2019; 2 female directors hold Board leadership roles as Committee Chairs; 50% of director nominees are female/ethnically diverse)
■Regular Board refreshment and mix of tenure of directors (7 director nominees joined in the last 6 years)
■Annual Board and Committee assessments
■Mandatory retirement age of 72
■Comprehensive director orientation and ongoing director education

Shareholder Rights
■Annual election of all directors
■Proxy access right for shareholders (3% ownership threshold continuously for 3 years / 2 director nominees or 20% of the Board / 20 shareholder aggregation limit)
■Majority-vote and director resignation policy for directors in uncontested elections
■20% of shareholders are able to call special meeting
■One class of outstanding shares with each share entitled to one vote

Good Governance Practices
■Prohibition on hedging or pledging Company stock
■Stringent clawback policy applicable to directors and executives
■Rigorous director and executive stock ownership requirements
■Active and ongoing shareholder engagement program
■Global Code of Conduct applicable to directors and all employees with annual compliance certification
■Extensive management of sustainability risks and opportunities throughout our value chain as part of PepsiCo’s ambition to help build a more sustainable food system
■Robust political activities disclosures on our website

10 PEPSICO 2020 PROXY STATEMENT

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the 12 directors identified on the following pages for election at the 2020 Annual Meeting. If elected, the directors will hold office from election until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their death, resignation or removal. All of the nominees are currently PepsiCo directors who were elected by shareholders at the 2019 Annual Meeting. William R. Johnson has announced that he is not standing for re-election at the 2020 Annual Meeting. As a result, Mr. Johnson will retire from the Board of Directors and the size of the Board will be reduced to 12 directors effective as of the 2020 Annual Meeting. Our Board thanks Mr. Johnson for his many years of exemplary service.

Our Board has a comprehensive, ongoing director succession planning process designed to provide for a highly independent, well-qualified Board, with the diversity, experience and background to be effective and to provide strong oversight. Our Board regularly evaluates the needs of the Company and adds new attributes, viewpoints and experiences to the Board as necessary to best position the Company to navigate through a constantly changing global landscape.

Our Nominating and Corporate Governance Committee and our Board have determined that the director nominees possess a diverse and balanced mix of attributes, viewpoints and experiences to effectively oversee PepsiCo’s long-term business strategy. Biographical information about each nominee, as well as highlights of certain notable skills, qualifications, attributes and experiences that contributed to the nominee’s selection as a member of our Board of Directors and nomination for re-election at our 2020 Annual Meeting, are included on the following pages.

Our Nominating and Corporate Governance Committee and our Board are keenly focused on ensuring that a wide range of backgrounds, viewpoints and experiences are represented on our Board. The chart below summarizes certain notable attributes and experiences of each director nominee and highlights the diverse and balanced mix of attributes and experiences of the Board as a whole. These are the same attributes that the Board considers as part of its ongoing director succession planning process and align with the needs of PepsiCo’s long-term business strategy. This high-level summary is not intended to be an exhaustive list of each director nominee’s contributions to the Board.

Attributes/ Experiences	Public Company CEO	Financial Expertise/ Financial Community	Consumer Products	Risk Management	Public Policy	Science/ Medical Research/ Innovation	Technology/ Data Analytics/ e-commerce/ Digital Marketing/ Cyber	Diversity	Developing & Emerging Markets/ International Residence
Shona Brown						✓	✓	✓	✓
Cesar Conde							✓	✓	✓
Ian Cook	✓	✓	✓						✓
Dina Dublon		✓		✓				✓	✓
Richard Fisher		✓		✓	✓		✓		✓
Michelle Gass	✓		✓					✓	✓
Ramon Laguarta	✓		✓					✓	✓
David Page					✓	✓
Robert Pohlad	✓	✓	✓						✓
Daniel Vasella	✓		✓			✓			✓
Darren Walker		✓			✓			✓	✓
Alberto Weisser	✓	✓		✓					✓

Diverse Board Representation	Range of Tenures*	Balanced Mix of Ages*

	Average Tenure: 7.3 Years 7 joined in the last 6 years	Average Age: 60.8 67% are 65 or younger

* Tenure and age are as of March 20, 2020.

PEPSICO 2020 PROXY STATEMENT 11

Election of Directors (Proxy Item No. 1)

Additionally, all directors are expected to possess personal traits such as candor, integrity and professionalism and must be able to commit significant time to the Company’s oversight. For additional information on the Board selection process, including the Board’s consideration of diversity, see “Board Composition and Refreshment” on pages 19-22 of this Proxy Statement.

Although our Board does not anticipate that any of the nominees will be unable to stand for election as a director at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be designated by our Nominating and Corporate Governance Committee and our Board.

Director Election Requirements and Majority-Vote Policy

All members of the Board are elected annually by our shareholders by a majority of the votes cast in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), meaning that the number of votes cast “for” a director must exceed the number of votes cast “against” that director in order to elect the director to the Board. In a contested election, where the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality vote. Under our Director Resignation Policy set forth in our Corporate Governance Guidelines, if a director nominee in an uncontested election receives more votes “against” than votes “for” his or her election, he or she must offer to resign from the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on the resignation offer. Within 90 days following certification of the shareholder vote, the independent directors will determine, considering the best interests of the Company and its shareholders, whether to accept the director’s resignation, and the Company will promptly publicly disclose such determination. A director who offers to resign pursuant to this Policy may not be present during the deliberations or voting by the Nominating and Corporate Governance Committee or the Board as to whether to accept the resignation offer.

Director Nominees

Our Board of Directors recommends that shareholders vote “FOR” the election of each of the following director nominees:

Shona L. Brown Director Since: 2009 Age: 54	Independent Committee Memberships: ■Compensation CHAIR ■Public Policy and Sustainability

Shona L. Brown served as a Senior Advisor to Google Inc., an Internet search and advertising technologies corporation, from 2013 to 2015. Dr. Brown served as Senior Vice President of Google.org, Google Inc.’s philanthropic arm, from 2011 to 2012. Dr. Brown served as Google Inc.’s Senior Vice President, Business Operations from 2006 to 2011 and Vice President, Business Operations from 2003 through 2006, leading internal business operations and people operations in both roles. Previously, Dr. Brown was a partner at McKinsey & Company, a management consulting firm. Dr. Brown also currently serves on the boards of DoorDash Inc., an on-demand prepared food delivery service, and several non-profit organizations (including The Nature Conservancy, Code for America, the Center for Advanced Study in the Behavioral Sciences at Stanford University and the John S. and James L. Knight Foundation).

Other Public Company Directorships:

■Current: Atlassian Corporation plc
■Previous (During Past 5 Years): None

Skills and Qualifications
Dr. Brown brings to our Board of Directors broad knowledge of information technology and social media and a critical perspective regarding the rapidly changing digital landscape gained from her extensive experience at a world-recognized global technology leader, Google. Dr. Brown also provides PepsiCo with the unique perspective of building innovation into business and people operations (including sustainability operations) at Google. In addition, through her business experience at Google and McKinsey & Company, she brings a deep expertise in building organizations optimized for adaptability, growth and innovation, which benefits PepsiCo as we address similar issues in an environment of evolving consumer preferences and regulatory initiatives. Her perspective on public policy and sustainability-related matters and the role of business in society gained from her experience working with non-profit organizations are valuable as PepsiCo continues to focus on its sustainability goals and pursue strategies to drive sustainable long-term growth.

12 PEPSICO 2020 PROXY STATEMENT

Election of Directors (Proxy Item No. 1)

Cesar Conde Director Since: 2016 Age: 46	Independent Committee Memberships: ■Audit

Cesar Conde has served since 2015 as Chairman of NBCUniversal International Group and NBCUniversal Telemundo Enterprises, part of a global media and entertainment company. He also serves on the Executive Committee of NBCUniversal. From 2013 to 2015, he served as Executive Vice President at NBCUniversal, where he oversaw NBCUniversal International and NBCUniversal Digital Enterprises. From 2009 to 2013, Mr. Conde served as President of Univision Networks, a leading American media company with a portfolio of Spanish language television networks, radio stations and digital platforms. From 2003 to 2009, Mr. Conde served in a variety of senior executive capacities at Univision Networks and is credited with transforming it into a leading global, multi-platform media brand. Prior to Univision, Mr. Conde served as the White House Fellow for Secretary of State Colin L. Powell from 2002 to 2003. Mr. Conde also currently serves on the boards of several non-profit organizations, including the Paley Center for Media and The Aspen Institute.

Other Public Company Directorships:

■Current: Walmart Inc.
■Previous (During Past 5 Years): Owens Corning (until 2019)

Skills and Qualifications
Mr. Conde is an experienced global executive with a strong track record in business, finance and media. He provides our Board of Directors with diverse and actionable perspectives on today’s consumer and media landscapes, and his unique insights are particularly valuable as PepsiCo continues to build new omnichannel marketing capabilities and adapt to changing demographics around the world. Mr. Conde also brings his market and consumer insights developed through his experience at national and global media companies and his leadership of social and corporate responsibility initiatives worldwide.

Ian Cook PRESIDING DIRECTOR Director Since: 2008 Age: 67	Independent Committee Memberships: ■Nominating and Corporate Governance

Ian Cook has served as a director of Colgate-Palmolive Company, a multinational consumer products company, since 2007, as its Chairman from 2009 to 2019 and as its Executive Chairman since 2019, from which he plans to retire effective April 1, 2020. Mr. Cook joined Colgate-Palmolive in the United Kingdom in 1976 and progressed through a series of senior management roles around the world. In 2002, he became Executive Vice President, North America and Europe. In 2004, he became Chief Operating Officer, with responsibility for operations in North America, Europe, Asia and Africa, and in 2005, he became responsible for all Colgate-Palmolive operations worldwide, serving as President and Chief Operating Officer from 2005 to 2007. He served most recently as Colgate-Palmolive’s President and Chief Executive Officer from 2007 to 2018 and as Chief Executive Officer from 2018 to 2019. Mr. Cook also serves on the boards of several non-profit organizations, including Catalyst, Memorial Sloan Kettering Cancer Center, New Visions for Public Schools and Caramoor Center for Music and the Arts.

Other Public Company Directorships:

■Current: Colgate-Palmolive Company
■Previous (During Past 5 Years): None

Skills and Qualifications
Mr. Cook brings to our Board of Directors deep knowledge of the consumer products industry and operational leadership experience gained through his 40-year career at Colgate-Palmolive. His extensive understanding of our business and his experience leading a multinational consumer products company make him uniquely positioned as PepsiCo’s Presiding Director to work collaboratively with our Chairman and CEO. He also contributes a broad understanding of industry trends and his extensive global leadership experience gained from holding a variety of senior management roles at Colgate-Palmolive in numerous countries throughout the world. Mr. Cook’s qualifications also include expertise in finance, brand-building, corporate governance, human capital management and talent development and succession planning.

PEPSICO 2020 PROXY STATEMENT 13

Election of Directors (Proxy Item No. 1)

Dina Dublon Director Since: 2005 Age: 66	Independent Committee Memberships: ■Compensation ■Public Policy and Sustainability CHAIR

Dina Dublon served as Executive Vice President and Chief Financial Officer at JPMorgan Chase & Co., a leading global financial services company, from 1998 until her retirement in 2004. In this role, she was responsible for financial management, corporate treasury and investor relations. Ms. Dublon previously held numerous positions at JPMorgan Chase and its predecessor companies, including corporate treasurer, managing director of the financial institutions division and head of asset liability management. Ms. Dublon also previously served on the faculty of Harvard Business School and on the boards of several non-profit organizations, including the Women’s Refugee Commission and Global Fund for Women. She also currently serves on the board of overseers of the Columbia University Mailman School of Public Health.

Other Public Company Directorships:

■Current: T. Rowe Price Group, Inc.
■Previous (During Past 5 Years): Deutsche Bank AG (supervisory board until 2018); Accenture plc (until 2017)

Skills and Qualifications
Ms. Dublon brings to our Board of Directors deep expertise in financial, accounting, strategic and banking matters and capital markets operations gained from her distinguished career in the financial services industry, particularly through her role as Executive Vice President and Chief Financial Officer of JPMorgan Chase. She also contributes valuable risk management insights obtained through her experience at JPMorgan Chase, as well as from her service on the boards of several other public companies, including T. Rowe Price Group, Inc. In addition, Ms. Dublon offers unique perspectives on emerging markets, public policy and sustainability-related matters gained while working with global non-profit organizations focusing on women’s issues and initiatives.

Richard W. Fisher Director Since: 2015 Age: 71	Independent Committee Memberships: ■Audit

Richard W. Fisher served as President and Chief Executive Officer of the Federal Reserve Bank of Dallas from 2005 to 2015. Previously, from 2001 to 2005, Mr. Fisher was Vice Chairman and Managing Partner of Kissinger McLarty Associates, a strategic advisory firm. From 1997 to 2001, Mr. Fisher served as Deputy U.S. Trade Representative with the rank of Ambassador, during which he oversaw the implementation of the North American Free Trade Agreement, the Bilateral Trade Agreement with Vietnam and other trade agreements. During his tenure, Mr. Fisher was also instrumental in negotiating the United States’ accord with China and Taiwan to enable them to join the World Trade Organization. Mr. Fisher’s experience also includes serving as Managing Partner of Fisher Capital Management, an SEC-registered investment advisory firm, and Senior Manager of Brown Brothers Harriman & Co., a private banking firm where he was a registered options principal. He has also served, since 2015, as a Senior Advisor for Barclays PLC, a financial services provider, and, since 2018, as a Senior Partner Director of Beneficient Company Group, L.P., an alternative asset service provider.

Other Public Company Directorships:

■Current: AT&T Inc.; Tenet Healthcare Corporation
■Previous (During Past 5 Years): GWG Holdings, Inc. (until 2019)

Skills and Qualifications
Mr. Fisher brings to our Board of Directors deep knowledge of financial matters and financial expertise gained from extensive experience that includes serving as President and Chief Executive Officer of the Federal Reserve Bank of Dallas, Managing Partner of Fisher Capital Management and Senior Manager of Brown Brothers Harriman. Mr. Fisher also contributes his strategy, leadership and management skills, and experience gained from chairing for five years a Federal Reserve committee on information technology architecture and cybersecurity risks and from his public company director experience. In addition, his global experience and expertise in international trade and regulatory matters, including from his roles as Deputy U.S. Trade Representative and Vice Chairman and Managing Partner of Kissinger McLarty Associates, are particularly valuable to PepsiCo.

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Election of Directors (Proxy Item No. 1)

Michelle Gass Director Since: 2019 Age: 52

Michelle Gass has served as Chief Executive Officer and a director of Kohl’s Corporation, a leading omnichannel retailer, since 2018. She previously served as its Chief Executive Officer-elect and Chief Merchandising & Customer Officer from 2017 to 2018, Chief Merchandising & Customer Officer from 2015 to 2017, and Chief Customer Officer from 2013 to 2015. Prior to joining Kohl’s, Ms. Gass served in a variety of management positions with Starbucks Corporation from 1996 to 2013, including most recently as President, Starbucks Coffee EMEA (Europe, Middle East and Africa) from 2011 to 2013; President, Seattle’s Best Coffee; Executive Vice President, Global Marketing and Category; and various leadership roles in other brand, creative, marketing and strategy functions. Prior to Starbucks, Ms. Gass was with The Procter & Gamble Company.

Other Public Company Directorships:

■Current: Kohl’s Corporation
■Previous (During Past 5 Years): Cigna Corporation (until 2017)

Skills and Qualifications
Ms. Gass brings to our Board of Directors deep knowledge of the consumer products industry gained from close to 30 years of experience in retail and consumer goods industries, both domestically and internationally. PepsiCo benefits from her extensive understanding of marketing, product innovation and consumer branding from her various roles at Kohl’s, Starbucks and Procter & Gamble. Her insights in transforming the way Kohl’s is doing business to adapt and embrace technology and e-commerce opportunities are particularly valuable as we continue to strengthen our omnichannel capabilities to address similar issues in an environment of evolving consumer preferences. In addition, through her experiences leading a large retail public company, Kohl’s, and operating businesses at Starbucks, Ms. Gass also offers operational leadership experience, leading and developing strong management teams, as well as creating and implementing strategic plans.

Ramon L. Laguarta Director Since: 2018 Age: 56

Ramon L. Laguarta has served as PepsiCo’s Chief Executive Officer and a director on the Board since October 2018, and assumed the role of Chairman of the Board in February 2019. Mr. Laguarta previously served as President of PepsiCo from 2017 to 2018. Prior to serving as President, Mr. Laguarta held a variety of positions of increasing responsibility in Europe, including as Commercial Vice President of PepsiCo Europe from 2006 to 2008, PepsiCo Eastern Europe Region from 2008 to 2012, President, Developing & Emerging Markets, PepsiCo Europe from 2012 to 2015, Chief Executive Officer, PepsiCo Europe in 2015, and Chief Executive Officer, Europe Sub-Saharan Africa from 2015 until 2017. From 2002 to 2006, he was General Manager for Iberia Snacks and Juices, and from 1999 to 2001 a General Manager for Greece Snacks. Prior to joining PepsiCo in 1996 as a marketing vice president for Spain Snacks, Mr. Laguarta worked for Chupa Chups, S.A., where he worked in several international assignments in Asia, Europe, the Middle East and the United States.

Other Public Company Directorships:

■Current: Visa Inc.
■Previous (During Past 5 Years): None

Skills and Qualifications
Mr. Laguarta brings to our Board of Directors strong leadership skills and extensive consumer packaged goods experience gained from the 20-plus years he spent in a variety of senior operational and executive roles at PepsiCo. Mr. Laguarta also contributes invaluable perspectives on the global marketplace and sustainability gained from his numerous international senior management positions, including living in Europe and leading the Europe Sub-Saharan Africa division, which has operations that span three continents and is comprised of developed, developing and emerging markets. A native of Barcelona, he speaks multiple languages including English, Spanish, French, German and Greek. Through his leadership of the Europe Sub-Saharan Africa division and then as President of PepsiCo, he offers deep experience in strategic planning, operations, marketing, brand development and logistics. His role as Chairman and CEO of PepsiCo creates a critical link between management and the Board of Directors, enabling the Board to perform its oversight function with the benefit of management’s perspective on the business.

PEPSICO 2020 PROXY STATEMENT 15

Election of Directors (Proxy Item No. 1)

David C. Page, MD Director Since: 2014 Age: 63	Independent Committee Memberships: ■Compensation ■Public Policy and Sustainability

David C. Page, MD, has served as Director and President of the Whitehead Institute for Biomedical Research, an independent non-profit research and educational institute affiliated with Massachusetts Institute of Technology (“MIT”), since 2005. In this role, from which he plans to retire in July 2020, he leads a group of scientists focused on cancer research, genetics, genomics, developmental biology, stem cell research, regenerative medicine, parasitic disease and plant biology. This transition in July 2020 will allow Dr. Page to focus more intently on his own research, on the genetic and molecular differences between males and females, and the roles that these differences play in health and disease. He will continue as a professor of biology at MIT and the Whitehead Institute, and as an investigator at the Howard Hughes Medical Institute. His honors include a MacArthur Prize Fellowship, Science magazine’s Top Ten Scientific Advances of the Year (in 1992 and again in 2003) and the 2011 March of Dimes Prize in Developmental Biology. He is a member of the National Academy of Sciences, the National Academy of Medicine and the American Academy of Arts and Sciences. Dr. Page serves on the Visiting Committee for Harvard Medical School and Harvard School of Dental Medicine and will serve as Chair effective July 2020. He also serves on the board of the Society for Women’s Health Research.

Other Public Company Directorships:

■Current: None
■Previous (During Past 5 Years): None

Skills and Qualifications
Dr. Page brings to our Board of Directors his scientific and medical expertise, gained from over 30 years of experience in those fields, and unique perspective on the intersection of academic and commercial scientific research of interest to companies in the food and beverage industry. His perspectives are particularly valuable in light of PepsiCo’s strategic focus on the areas of nutrition, as well as health and wellness. Dr. Page’s experience with producing significant scientific discoveries and innovative breakthroughs is highly relevant to PepsiCo’s research and development initiatives, innovation pipeline and sustainability goals in an environment of shifting consumer preferences and regulatory initiatives.

Robert C. Pohlad Director Since: 2015 Age: 65	Independent Committee Memberships: ■Nominating and Corporate Governance

Robert C. Pohlad has served since 1987 as President of Pohlad Holdings, a company of various family-owned entities which operate multiple businesses across a number of industries, including commercial real estate, automotive sales, automation and robotic engineering, and sports and entertainment. From 2002 until its acquisition by PepsiCo in 2010, Mr. Pohlad was Chairman and Chief Executive Officer of PepsiAmericas, Inc., an independent publicly traded company. PepsiAmericas, Inc. was formed from several independent bottlers in 1998, and, under Mr. Pohlad’s tenure, it grew to become the second-largest bottler of PepsiCo products at the time of its acquisition. Previously, Mr. Pohlad held several other executive positions at bottling companies. Mr. Pohlad is a member and chair of the Board of Trustees of the University of Puget Sound and a member and chair of the Board of Visitors of the University of Minnesota Medical School.

Other Public Company Directorships:

■Current: None
■Previous (During Past 5 Years): None

Skills and Qualifications
Mr. Pohlad brings to our Board of Directors extensive beverage and finance experience gained from the 20-plus years he spent in a variety of senior operational and executive roles at PepsiAmericas, Inc. and its predecessors. Mr. Pohlad has a deep understanding of leveraging large-scale distribution systems and global brands, specifically with respect to beverage and bottling operations, which is invaluable to PepsiCo. In addition, through his experience operating businesses and investments in myriad fields, Mr. Pohlad has gained expertise leading and developing strong management teams, creating and implementing effective strategic plans, addressing succession planning needs and brand-building.

16 PEPSICO 2020 PROXY STATEMENT

Election of Directors (Proxy Item No. 1)

Daniel Vasella, MD Director Since: 2002 Age: 66	Independent Committee Memberships: ■Compensation ■Nominating and Corporate Governance CHAIR

Daniel Vasella, MD, served as Chairman of Novartis AG, a global innovative healthcare solutions company, from 1999 to 2013 and as Chief Executive Officer of Novartis AG from 1996 to January 2010. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992. Dr. Vasella is currently working as a coach to senior executives. He also serves on the board of Numab Therapeutics AG, an emerging biotechnology company, and as a member of several private and non-profit organizations.

Other Public Company Directorships:

■Current: American Express Company
■Previous (During Past 5 Years): XBiotech Inc. (until 2018)

Skills and Qualifications
Dr. Vasella brings to our Board of Directors his expertise in the areas of nutrition and health and wellness, topics of importance to PepsiCo, as well as his leadership experience and global perspectives, which he obtained through his former role as Chairman and Chief Executive Officer of Novartis. Through his leadership of Novartis and his public company director experience, he also offers to PepsiCo extensive business, corporate governance, operations, management and marketing skills, as well as human capital management and talent development, succession planning and experience developing corporate strategy. In addition, he contributes his knowledge of and experience with regulatory matters developed through his role leading a highly regulated, global business in rapidly changing markets.

Darren Walker Director Since: 2016 Age: 60	Independent Committee Memberships: ■Nominating and Corporate Governance ■Public Policy and Sustainability

Darren Walker has served since 2013 as President of the Ford Foundation, a philanthropic organization, and as its Vice President for Education, Creativity and Free Expression from 2010 to 2013. Prior to the Ford Foundation, Mr. Walker joined the Rockefeller Foundation, a philanthropic organization, in 2002 and served as a Vice President responsible for foundation initiatives from 2005 to 2010. From 1995 to 2002, he was the Chief Operating Officer of Abyssinian Development Corporation, a community development organization in Harlem in New York City. Prior to that, Mr. Walker held various positions in finance and banking at UBS AG. Mr. Walker currently serves on the boards of several non-profit organizations, including the National Gallery of Art, Lincoln Center for the Performing Arts, Friends of the High Line and Carnegie Hall. Mr. Walker also currently chairs the U.S. Impact Investing Alliance Advisory Board and is a member of the Council on Foreign Relations and the American Academy of Arts and Sciences. Other Public Company Directorships:

■Current: None
■Previous (During Past 5 Years): None

Skills and Qualifications
Mr. Walker brings to our Board of Directors his insight into the role of business in society gained through his role as President of the Ford Foundation and his leadership at other non-profit and philanthropic organizations. Through his experience with various social and community initiatives, he provides the Board with unique perspectives on human capital management and talent development and insights on public policy and sustainability-related matters that are particularly valuable as PepsiCo continues to focus on its sustainability goals and pursue strategies to drive long-term growth. In addition, he offers a unique understanding of emerging markets and communities gained through his experience and oversight of the Ford Foundation’s operations.

PEPSICO 2020 PROXY STATEMENT 17

Election of Directors (Proxy Item No. 1)

Alberto Weisser Director Since: 2011 Age: 64	Independent Committee Memberships: ■Audit CHAIR

Alberto Weisser served as Chairman and Chief Executive Officer of Bunge Limited, a global food, commodity and agribusiness company, from 1999 until June 2013 and as Executive Chairman until December 2013. Mr. Weisser previously served as Bunge’s Chief Financial Officer from 1993 to 1999. Previously, Mr. Weisser worked at BASF Group, a chemical company, in various finance-related positions. He also served as a Senior Advisor at Lazard Ltd. from 2015 until August 2018. He currently serves on the Americas Advisory Panel of Temasek International Pte. Ltd., a Singapore-based investment company, and serves as a board member of the Americas Society.

Other Public Company Directorships:

■Current: None
■Previous (During Past 5 Years): None

Skills and Qualifications
Mr. Weisser brings to our Board of Directors his extensive experience with and keen understanding of commodities, gained from his role as Chairman and Chief Executive Officer of Bunge Limited. These skills are particularly valuable to PepsiCo in today’s volatile global economic environment. Mr. Weisser has deep knowledge of the strategic, financial, risk and compliance issues facing a large, diversified, publicly traded company, and significant international experience, particularly with respect to emerging markets. Mr. Weisser also contributes strong financial acumen and expertise resulting from his six years of experience serving as Bunge Limited’s Chief Financial Officer and other senior finance-related positions.

18 PEPSICO 2020 PROXY STATEMENT

BOARD COMPOSITION AND REFRESHMENT

We believe the Board benefits from a mix of new directors who bring fresh perspectives and longer-serving directors who bring valuable experience, continuity and a deep understanding of the Company. The Board strives to maintain an appropriate balance of tenure, turnover, diversity, skills, viewpoints and experiences. To promote thoughtful Board refreshment, we have:

■	Developed a comprehensive, ongoing Board succession planning process;
■	Implemented an annual Board and Committee assessment process; and
■	Adopted a policy in which no director may stand for election to the Board after reaching the age of 72.

7 of the 12 director nominees have joined since the beginning of 2014. The average age of our director nominees and our independent director nominees is 60.8 years and 61.3 years, respectively. The average tenure of all our director nominees and our independent director nominees is 7.3 years and 7.8 years, respectively.

Comprehensive, Ongoing Process for Board Succession Planning and Selection and Nomination of Directors

The Board regularly evaluates its composition, assessing individual director’s skills, qualifications, attributes and experiences to ensure the overall Board composition is aligned with the needs of PepsiCo’s long-term business strategy. Each year, the Board assesses the directors to be nominated at the annual meeting. The Board reviews potential director vacancies in light of its ongoing evaluation and maintains a compilation of potential candidates that it regularly reviews at Board meetings. The Nominating and Corporate Governance Committee assists this process by considering prospective candidates and identifying appropriate individuals for the Board’s further consideration. From time to time, the Nominating and Corporate Governance Committee engages independent third-party consulting firms to help identify, evaluate and conduct due diligence on potential director candidates who meet the current needs of the Board.

The Nominating and Corporate Governance Committee also assists the Board in considering succession planning for Board positions such as the Presiding Director and Chairs of the Committees.

■	Except as the independent directors may otherwise determine, the Presiding Director is appointed for a term of three years and no more than three consecutive three-year terms. The Board evaluates the Presiding Director’s performance annually under the guidance of the Nominating and Corporate Governance Committee. Based on the recommendation of the Nominating and Corporate Governance Committee, the independent members of the Board re-elected Ian Cook as the Presiding Director of the Board for a third term beginning in 2019.
■	Except as the Board may otherwise determine, the Chair of each Committee is appointed for a term of three years and no more than three consecutive three-year terms. The Board re-elected each Committee Chair for second terms beginning in 2018 for the Nominating and Corporate Governance Committee Chair, 2019 for the Audit Committee Chair and 2020 for each Chair of the Compensation Committee and Public Policy and Sustainability Committee.

PEPSICO 2020 PROXY STATEMENT 19

Board Composition and Refreshment

Directors’ Attributes and Experiences

The Board looks for its current and potential directors to have a broad range of skills, education, qualifications and experiences that can be leveraged in order to benefit PepsiCo and its shareholders and align with the evolving needs of PepsiCo’s long-term business strategy. Currently, the Board is particularly interested in maintaining a mix of attributes and experiences that include the following:

■	Public Company CEO including deep operational, CEO experience at a large global public company
■	Financial Expertise / Financial Community including senior financial leadership experience at a large global public company or financial institution
■	Consumer Products including senior leadership experience with respect to a large consumer products business
■	Risk Management including experience handling major risk-related challenges
■	Public Policy including senior governmental, regulatory, philanthropic or public policy leadership experience, or policy-making role in areas relevant to our business
■	Science / Medical Research / Innovation including senior leadership experience or scientific/research role driving technical, engineering, medical or other research innovation
■	Technology / Data Analytics / e-commerce / Digital Marketing / Cyber including senior leadership experience at a digital company or expertise in areas including e-commerce, data analytics, cloud engineered systems, digital marketing or cybersecurity
■	Diversity including understanding the importance of diversity to a global enterprise with a diverse consumer base, informed by experience of gender, race, ethnicity and/or nationality
■	Developing and Emerging Markets / International Residence including global business experience with a focus on developing and emerging markets, or residence or extensive time spent living outside of the United States

Attributes of Individual Nominees

All directors are also expected to possess certain personal traits and, in fulfilling its responsibility to identify qualified candidates for membership on the Board, the Nominating and Corporate Governance Committee considers the following attributes of candidates:

■	Relevant knowledge, diversity of background, perspectives and experience in areas including business, finance, accounting, technology, marketing, international business, government, human capital management and talent development;
■	Personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;
■	Roles and contributions valuable to the business community; and
■	Whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings.

Consideration of Board Diversity

The Nominating and Corporate Governance Committee and the Board are keenly focused on ensuring that a wide range of backgrounds and experience are represented on our Board. 50% of our director nominees are women and/or ethnically diverse individuals.

Throughout the director selection and nomination process, the Nominating and Corporate Governance Committee and the Board seek to achieve diversity within the Board with a broad array of viewpoints and perspectives that are representative of our global business. The Nominating and Corporate Governance Committee adheres to the Company’s philosophy of maintaining an environment free from discrimination on the basis of race, color, religion, sex, sexual

20 PEPSICO 2020 PROXY STATEMENT

Board Composition and Refreshment

orientation, gender identity, age, national origin, disability, veteran status or any other protected category under applicable law. This process is designed to provide that the Board includes members with diverse backgrounds, perspectives and experience, including appropriate financial and other expertise relevant to the business of the Company.

While not a formal policy, PepsiCo’s director nomination processes call for the consideration of a range of types of diversity, including race, gender, ethnicity, culture, nationality and geography. In fact, diversity is one of the enumerated criteria that the Board has identified as critical in maintaining among its current and potential directors. Accordingly, the Nominating and Corporate Governance Committee is committed to actively seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experience, to include in the pool from which Board nominees are chosen. The Board also annually assesses the diversity of its members as part of its assessment process.

Director Orientation and Continuing Education

We have a comprehensive orientation program for all new directors with respect to their role as directors and as members of the particular Board committees on which they will serve. This orientation program includes one-on-one meetings with senior management, visits to PepsiCo’s operations and extensive written materials to familiarize new directors with PepsiCo’s business, financial performance, strategic plans, executive compensation program, and corporate governance policies and practices. Additional training is also provided when a director assumes a leadership role, such as becoming a Committee Chair.

We also have continuing education programs to assist directors in enhancing their skills and knowledge to better perform their duties and to recognize, and deal appropriately with, issues that may arise. These programs may be part of regular Board and Committee meetings or provided by qualified third-parties on various topics. The directors also periodically visit PepsiCo’s operations, plants and markets, which provide the directors with an opportunity to see firsthand the execution and impact of the Company’s strategy and engage with senior leaders and associates in our divisions to deepen their understanding of PepsiCo’s business, competitive environment and corporate culture. In addition, the Company pays for all reasonable expenses for any director who wishes to attend an external director continuing education program.

Board and Committee Assessments

Our Board continually seeks to improve its performance. A formal evaluation is conducted on an annual basis, and directors share perspectives, feedback and suggestions year-round, both inside and outside of the Boardroom.

Pursuant to PepsiCo’s Corporate Governance Guidelines and the Charters of each of the Board’s Committees, the Board and each of its Committees conduct an evaluation at least annually.

Our processes enable directors to provide anonymous and confidential feedback on topics including:

■	Board/Committee information and materials;
■	Board/Committee meeting mechanics;
■	Board/Committee composition and structure (including diverse mix of experience, skills, qualifications, viewpoints, backgrounds and demographic diversity);
■	Board/Committee responsibilities and accountability (including with respect to strategy, risk management, operating performance, CEO and management succession planning, senior management development, corporate governance, sustainability and corporate culture);
■	Board meeting conduct and culture; and
■	Overall performance of Board members.

To promote effectiveness of the Board and each Committee, the results of the assessment are reviewed, and addressed by the Nominating and Corporate Governance Committee, the members of each Committee and the independent directors both alone in an executive session led by the Presiding Director and with members of management.

PEPSICO 2020 PROXY STATEMENT 21

Board Composition and Refreshment

This process of actively engaging in thoughtful discussions, including on topics ranging from Board and Committee composition to overall performance of Board members, has had a meaningful impact on Board refreshment and succession planning. As a testament to the effectiveness of this assessment process, in the last six years the Board added seven of the twelve director nominees, in the last four years appointed three new Board Committee Chairs (two of whom are female), and in the last year elected a new Chairman of the Board and a new female director. This refreshment demonstrates the Board’s focus on ensuring that each member of the Board brings the necessary attributes and areas of expertise to contribute to discussions around PepsiCo’s strategic initiatives and to oversee the risks that face our business and as they evolve.

The Nominating and Corporate Governance Committee annually reviews the format of the evaluation process and periodically considers whether individual director interviews and/or third-party assessments should be conducted to supplement the Board and Committee assessment process. As a result of the evaluation process, which helps identify opportunities to continue to improve the performance of the Board and the Committees, the Board and Committees continue to enhance practices and procedures as appropriate. The Board also reviews the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance of the Board, each of its Committees and the Presiding Director.

Shareholder Recommendations and Nominations of Director Candidates

The Nominating and Corporate Governance Committee will consider recommendations for director nominees made by shareholders and evaluate them using the same criteria as for other candidates. Recommendations received from shareholders are reviewed by the Chair of the Nominating and Corporate Governance Committee to determine whether each candidate meets the minimum criteria set forth in the Corporate Governance Guidelines, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the Board. Any shareholder recommendation must be sent to the Corporate Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577, and must include detailed background information regarding the suggested candidate that demonstrates how the individual meets the Board membership criteria.

Our By-Laws permit proxy access for shareholders. Shareholders who wish to nominate directors for inclusion in our Proxy Statement or directly at an Annual Meeting in accordance with the procedures in our By-Laws should see “2021 Shareholder Proposals and Director Nominations” on page 87 of this Proxy Statement for further information.

22 PEPSICO 2020 PROXY STATEMENT

CORPORATE GOVERNANCE AT PEPSICO

Our Governance Philosophy

We believe strong corporate governance and an ethical culture are the foundation for financial integrity, investor confidence and sustainable performance.

Strong corporate governance and a steadfast commitment to doing business the right way are and have been longstanding priorities at PepsiCo. Our strong tone at the top begins with our Board of Directors, which has demonstrated its focus on advancing openness, honesty, fairness and integrity in the Boardroom and across the Company through such actions as:

■	Adopting Corporate Governance Guidelines for the Company that establish a common set of expectations to assist the Board and its Committees in performing their duties, reviewing these Guidelines at least annually, and updating the Guidelines as appropriate to reflect changing regulatory requirements, evolving best practices and input from our shareholders and other stakeholders;
■	Adopting the Company’s Global Code of Conduct and overseeing compliance, including ensuring corporate culture is on the Board agenda;
■	Holding executive sessions between the Audit Committee and our Global Chief Compliance & Ethics Officer at each regularly scheduled meeting;
■	Establishing a means for employees to raise issues to the Board and encouraging a culture of trust so that employees at every level feel comfortable speaking up about concerns; and
■	Fostering a corporate culture of integrity and risk awareness through the Board’s oversight over PepsiCo’s integrated risk management framework, which includes the Board’s review of specific high-priority risks on a regular basis throughout the year.

Key Corporate Governance Documents. The following key corporate documents are available at www.pepsico.com[5] under “About” and are also available in print upon written request to the Corporate Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577: Corporate Governance Guidelines; the Global Code of Conduct; and the Charters of our Audit, Compensation, Nominating and Corporate Governance, and Public Policy and Sustainability Committees of the Board.

Our Global Code of Conduct

PepsiCo is proud of its commitment to deliver sustained growth through empowered people acting with responsibility and building trust.

This commitment is evidenced in part by our robust Global Code of Conduct, which is designed to provide our directors and employees with guidance on how to act legally and ethically while performing work for PepsiCo. PepsiCo works hard to communicate its values clearly and regularly throughout its operations, including by conducting an annual Global Code of Conduct training program for employees. Annually, all of PepsiCo’s directors and executives, including all of our executive officers, certify their compliance with our Global Code of Conduct. Through these efforts, we are focused on developing a culture of empowering people across the Company to act with responsibility and to build trust by embracing the principles of our Global Code of Conduct and our core values: showing respect in the workplace; acting with integrity in the marketplace; ensuring ethics in our business activities; and performing work responsibly for our shareholders.

Prohibition on Hedging and Pledging. To further align the interests of PepsiCo’s directors, officers and employees with those of our shareholders, under PepsiCo’s Global Code of Conduct and insider trading policy, the Company prohibits all directors, officers and employees from engaging in activities that are designed to hedge or offset any decrease in the market value of PepsiCo stock (including purchasing financial instruments such as prepaid variable forward contracts, collars, exchange funds or equity swaps or engaging in short sales). In addition, directors, officers and employees may not hold PepsiCo securities in a margin account or pledge PepsiCo stock or PepsiCo stock options as collateral for a loan or otherwise.

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[5]	The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (the “SEC”).

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Corporate Governance at PepsiCo

Our Board of Directors

Our Board of Directors represents the interests of our shareholders and oversees the Company’s business and affairs pursuant to the North Carolina Business Corporation Act and our governing documents. Members of the Board, all of whom are elected annually, oversee the Company’s business and affairs by, among other things, participating in Board and Committee meetings, reviewing materials provided to them, engaging with the Chairman and CEO and with key members of management and associates, visiting PepsiCo’s operations, bringing in outside experts, and discussing feedback from shareholders and other stakeholders.

Outstanding Board Member Attendance. Regular attendance at Board meetings and the Annual Meeting of Shareholders is expected of each director. In fiscal year 2019, our Board of Directors held five meetings and our Committees held 21 meetings in the aggregate. In fiscal year 2019, no incumbent director attended fewer than 75% of the total number of Board and applicable Committee meetings (held during the period that such director served) and average attendance of our incumbent directors at Board and applicable Committee meetings (held during the period that such director served) was 96%. All thirteen directors then serving attended the 2019 Annual Meeting of Shareholders.

Board Leadership Structure

PepsiCo’s governing documents enable the Board to determine the appropriate Board leadership structure for the Company and allow the roles of Chairman of the Board and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs in light of the dynamic environment in which we operate and the Board’s assessment of the Company’s leadership from time to time.

The Board regularly considers and is open to different structures as circumstances may warrant. The succession planning discussions regarding the recent transitions in the Chairman and CEO roles included extensive discussions on the Board leadership structure, including the merits of separating or combining the Chairman and CEO roles and whether the Chairman role should be held by an independent director following the appointment of the new CEO. The Board gave thorough consideration to a number of factors, including: the strategic goals of the Company, the unique opportunities and challenges PepsiCo is facing, the breadth and complexity of PepsiCo’s business and global footprint, the various capabilities of our directors, the dynamics of our Board, best practices in the market, PepsiCo’s shareholder base and investor feedback, the current industry environment and the status of PepsiCo’s progress with respect to key strategic initiatives. The Board also reflected upon the Company’s strong, independent oversight function exercised by our Board, which consists entirely of independent directors other than our Chairman and CEO, as well as the independent leadership provided by our independent Presiding Director and each of the four standing Board Committees, which consist solely of, and are chaired by, independent directors.

We regularly engage with our shareholders and contacted shareholders representing approximately 48% of our outstanding shares in connection with the 2019 Annual Meeting of Shareholders. We heard a range of views on Board leadership, with most shareholders indicating that an appropriate structure depends on a company’s overall governance and performance and many shareholders observing that PepsiCo’s overall governance and performance were strong.

Taking into consideration the factors described above, including feedback received from our shareholder engagement, the Board determined that a combined Chairman and CEO structure, together with a strong independent Presiding Director with clearly defined and robust responsibilities as set forth on page 25, strikes the right balance between effective independent oversight of PepsiCo’s business and Board activities and strong and consistent corporate leadership, and provides the best leadership structure for the Company at this time.

The Board recognizes the importance of the Company’s leadership structure to our shareholders and will continue to regularly assess the Board leadership structure with careful consideration of the input obtained through engagement with our shareholders.

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Ramon L. Laguarta CHAIRMAN AND CEO	Ian Cook PRESIDING DIRECTOR Executive Chairman, Colgate-Palmolive Company
The independent directors believe that our current Chairman of the Board and CEO, Ramon L. Laguarta, as an experienced leader with deep operational experience, particularly in international markets, and extensive knowledge of the Company, food and beverage industry and risk management practices that Mr. Laguarta gained from working over 20 years at PepsiCo in a variety of executive and general management roles, serves as a highly effective bridge between the Board and management. In his role as Chairman and CEO, Mr. Laguarta is in the best position to be aware of key issues facing the Company, and effectively communicate with various internal and external constituencies about critical business matters. During this period of significant change for PepsiCo as we implement our productivity plans and other key initiatives, the independent directors believe that the Company is best served by having one clear leader in both the Chairman and CEO roles who has the vision and leadership to execute on the Company’s strategy and create shareholder value.

In recognition of his skills in overseeing the Company’s strong governance policies and practices and his overall leadership and communication abilities, the independent members of the Board of Directors re-elected Ian Cook as the Presiding Director of the Board for another three-year term beginning in 2019. As a result of his extensive experience leading a multinational consumer products company during his 40-year career at Colgate-Palmolive, Mr. Cook is uniquely positioned to work collaboratively with our Chairman and CEO, while providing strong independent oversight of management.

In addition to his core responsibilities as Presiding Director as described further below, Mr. Cook is an actively engaged director and led the recent Chairman and CEO succession planning process together with the Nominating and Corporate Governance Committee Chair.

Role of Presiding Director. Our Corporate Governance Guidelines provide that if the Chairman of the Board is not an independent director, an independent director shall be designated as the Presiding Director by the independent members of the Board based on the recommendation of the Nominating and Corporate Governance Committee. Except as the independent directors may otherwise determine, the Presiding Director is appointed for a term of three years and no more than three consecutive three-year terms.

The Board evaluates the Presiding Director’s performance annually under the guidance of the Nominating and Corporate Governance Committee. The duties of our Presiding Director are consistent with the responsibilities generally held by “lead directors” at other public companies.

Presiding Director Duties:
■	Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors
■	Serves as a liaison between the Chairman of the Board and the independent directors
■	Has authority to approve information sent to the Board
■	Approves meeting agendas for the Board
■	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items
■	Has the authority to call meetings of the independent directors
■	If requested by major shareholders, ensures that he or she is available for consultation and direct communication

In addition to these responsibilities and assisting the Board in the fulfillment of its responsibilities in general, Mr. Cook, as the Presiding Director, has over the past few years performed additional duties including:

■	leading the recent Chairman and CEO succession planning process;
■	meeting with the Chairman and CEO after the executive sessions of independent directors held at each regularly scheduled Board meeting to provide feedback on the independent directors’ deliberations;
■	regularly speaking with the Chairman and CEO between Board meetings to discuss any matters of concern, often following consultation with other independent directors;
■	meeting regularly with members of senior management other than the Chairman and CEO; and
■	speaking with shareholders, including on sustainability matters.

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Director Independence

Independence Determination

The Company’s Corporate Governance Guidelines provide that an independent director is a director who meets the Nasdaq definition of independence, as determined by the Board. This definition is included in the Corporate Governance Guidelines, which are available at www.pepsico.com under “About” — “Corporate Governance.” In making a determination of whether a director has any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, the Board of Directors considers all relevant facts and circumstances, including but not limited to the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Consistent with these considerations, the Board of Directors has affirmatively determined that all of our non-management director nominees, who are listed below, are independent within the meaning of the SEC and Nasdaq rules. The Board had also previously determined that George W. Buckley, who served on the Board during a portion of 2019, was independent, and William R. Johnson, who is not standing for re-election to the Board and will retire effective as of the 2020 Annual Meeting, is independent.

Independent Director Nominees
Shona L. Brown Cesar Conde Ian Cook Dina Dublon	Richard W. Fisher Michelle Gass David C. Page Robert C. Pohlad	Daniel Vasella Darren Walker Alberto Weisser

In arriving at the foregoing independence determination, the Board of Directors thoroughly considered the relationships described under “Transactions with Related Persons” on page 27 of this Proxy Statement and determined that they do not impair Mr. Pohlad’s independence or his ability to exercise independent judgment in carrying out the responsibilities of a director.

Executive Sessions of Independent Directors

The independent directors hold regularly scheduled executive sessions of the Board and its Committees without Company management present. These executive sessions are chaired by the independent Presiding Director (at Board meetings) or by the independent Committee Chairs (at Committee meetings). The independent directors met in executive session at all of the regularly scheduled Board and Committee meetings held in 2019.

Related Person Transactions

The Board of Directors has adopted written Related Person Transaction Policies and Procedures that generally apply to any transaction or series of transactions:

■	in which the Company or a subsidiary was or is a participant;
■	where the amount involved exceeds or is expected to exceed $120,000 since the beginning of the Company’s last completed fiscal year; and
■	in which the related person (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner of the Company’s Common Stock, or any immediate family member of any of the foregoing) has or will have a direct or indirect material interest.

The transactions described above are submitted to the Audit Committee for review and approval or ratification.

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Review and Approval of Transactions with Related Persons

In determining whether to approve, ratify or disapprove of the entry into a related person transaction, the Audit Committee considers all relevant facts and circumstances and takes into account, among other factors:

■	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;
■	whether the transaction would impair the independence of an outside director; and
■	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. The Company’s General Counsel maintains a list of transactions deemed pre-approved under the policy for review by any Board member.

Transactions with Related Persons

The Board thoroughly considered the following relationships involving Robert C. Pohlad and determined that they do not impair Mr. Pohlad’s independence or his ability to exercise independent judgment in carrying out the responsibilities of a director of the Company:

■	Mr. Pohlad indirectly owns one-third of the voting interests in the Minnesota Twins, a Major League Baseball team, and the remaining voting interests are indirectly owned by his brothers, William Pohlad and James Pohlad. The majority of the non-voting interests in the Minnesota Twins are owned indirectly by Mr. Pohlad and members of his immediate family and through trusts for the benefit of Mr. Pohlad’s descendants and descendants of members of his immediate family. Members of Mr. Pohlad’s immediate family are employed by the Minnesota Twins, including James Pohlad, who serves as Executive Chair and Chairman of the Board. In fiscal year 2019, PepsiCo made payments to the Minnesota Twins of approximately $714,000 in connection with a sponsorship agreement, and PepsiCo received payments of approximately $940,000 from the Minnesota Twins and an independent third party in connection with the sale of PepsiCo products at the Minnesota Twins’ stadium. Transactions between the Minnesota Twins and PepsiCo, individually and in the aggregate, represented less than 1% of the annual revenues of the Minnesota Twins and PepsiCo for each of fiscal years 2019, 2018 and 2017.
■	In December 2018, PepsiCo entered into a five-year sponsorship agreement with Minnesota United, a Major League Soccer team, in which Mr. Pohlad and his brothers indirectly own an equity interest of approximately 12%. In fiscal year 2019, PepsiCo made payments to Minnesota United of approximately $223,000 in connection with such sponsorship agreement, and PepsiCo received payments of approximately $208,000 from Minnesota United and an independent third party in connection with the sale of PepsiCo products at Minnesota United’s stadium. Transactions between Minnesota United and PepsiCo, individually and in the aggregate, represented less than 1% of the annual revenues of Minnesota United and PepsiCo in fiscal year 2019.

The sponsorship agreements with Minnesota Twins and Minnesota United and sale of PepsiCo products at their stadiums are ongoing. Mr. Pohlad is not involved in negotiating these arm’s-length transactions.

In addition, Jennifer Carey is a Sales Director at PepsiCo and daughter-in-law of Albert P. Carey, who served as PepsiCo’s CEO, North America during a portion of 2019. Ms. Carey received total compensation of approximately $183,000 in fiscal year 2019, and participates in the general welfare and benefit plans of PepsiCo. Ms. Carey’s compensation was established in accordance with PepsiCo’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Carey does not have a material interest in his daughter-in-law’s employment, nor does he share a household with her.

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Corporate Governance at PepsiCo

Committees of the Board of Directors

The Board of Directors has four standing Committees: Audit, Compensation, Nominating and Corporate Governance, and Public Policy and Sustainability. The table below indicates the current members of each Board Committee:

	Audit	Compensation	Nominating and Corporate Governance	Public Policy and Sustainability
Shona L. Brown				●
Cesar Conde	●
Ian Cook (Presiding Director)			●
Dina Dublon		●
Richard W. Fisher	E
Michelle Gass
William R. Johnson*	E
Ramon L. Laguarta
David C. Page		●		●
Robert C. Pohlad			●
Daniel Vasella		●
Darren Walker			●	●
Alberto Weisser	E

= Committee Chair
E	= Audit Committee Financial Expert

* William R. Johnson is not standing for re-election to the Board of Directors and will retire effective as of the 2020 Annual Meeting.

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Audit Committee Met seven times in 2019 Current Committee Members Alberto Weisser CHAIR Cesar Conde Richard W. Fisher William R. Johnson

Primary Responsibilities

■Engaging and overseeing the Company’s independent registered public accounting firm (taking into account the vote on shareholder ratification) and considering the independence, qualifications and performance of the independent registered public accounting firm
■Approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm
■Reviewing and evaluating the performance of the lead audit partner of the independent registered public accounting firm and periodically considering whether there should be a rotation of the independent registered public accounting firm
■Overseeing the quality and integrity of PepsiCo’s financial statements and its related accounting and financial reporting processes and internal control over financial reporting, and the audits of PepsiCo’s financial statements, including reviewing with management and the independent registered public accounting firm PepsiCo’s annual audited and quarterly financial statements and other financial disclosures, including earnings releases
■Reviewing and approving the internal audit department’s audit plan, staffing, budget and responsibilities
■Reviewing PepsiCo’s compliance with legal and regulatory requirements, by reviewing and discussing the implementation and effectiveness of PepsiCo’s compliance program
■Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding (a) accounting, internal accounting controls or auditing matters and other federal securities law matters and (b) confidential, anonymous submissions by employees of concerns regarding accounting or auditing matters or other federal securities law matters
■Reviewing and assessing the guidelines and policies governing PepsiCo’s risk management and oversight processes, and assisting the Board’s oversight of PepsiCo’s financial, compliance and employee safety risks
■Reviewing and providing oversight of all related person transactions

Financial Expertise and Independence

The Board of Directors has determined that Richard W. Fisher, William R. Johnson and Alberto Weisser satisfy the criteria adopted by the SEC to serve as “audit committee financial experts” and that all of the members of the Committee are independent directors pursuant to the applicable requirements under the SEC and Nasdaq rules.

No Audit Committee member concurrently serves on the audit committee of more than two other public companies.

Report

The Audit Committee Report is set forth beginning on page 39 of this Proxy Statement.

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Corporate Governance at PepsiCo

Compensation Committee Met six times in 2019 Current Committee Members Shona L. Brown CHAIR Dina Dublon David C. Page Daniel Vasella

Primary Responsibilities

■Overseeing policies relating to compensation of the Company’s executives and making recommendations to the Board with respect to such policies
■Overseeing engagement with shareholders on executive compensation matters
■Overseeing the design of all material employee benefit plans and programs of the Company, its subsidiaries and divisions
■Meeting at least annually with the CEO to discuss the CEO’s self-assessment in achieving individual and corporate performance goals and objectives
■Evaluating and discussing with the independent directors the performance of the CEO and recommending the CEO’s compensation to the independent directors based on the CEO’s performance
■Overseeing the evaluation of the executive officers and other key executives deemed to be under the Compensation Committee’s purview, and evaluating and determining the individual elements of total compensation for such officers
■Evaluating its relationship with any compensation consultant for any conflicts of interest and assessing the independence of any compensation consultant, legal counsel or other advisors
■Reviewing and reporting to the Board with respect to director compensation and stock ownership guidelines

Additional information on the roles and responsibilities of the Compensation Committee is provided in the Compensation Discussion and Analysis beginning on page 43 of this Proxy Statement.

Independence

The Compensation Committee is comprised entirely of directors who are independent under the SEC and Nasdaq rules for directors and compensation committee members, and who are also “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Report

The Compensation Committee Report is set forth on page 73 of this Proxy Statement.

Compensation Advisor

The Compensation Committee has engaged FW Cook as its independent external advisor. The Compensation Committee reviewed its relationship with FW Cook, considered FW Cook’s independence and the existence of potential conflicts of interest, and determined that the engagement of FW Cook did not raise any conflict of interest or other issues that would adversely impact FW Cook’s independence. In reaching this conclusion, the Compensation Committee considered various factors, including the six factors set forth in the SEC and Nasdaq rules regarding compensation advisor conflicts of interest and independence.

Compensation Committee Interlocks and Insider Participation

Shona L. Brown, Dina Dublon, David C. Page and Daniel Vasella served on the Company’s Compensation Committee during fiscal year 2019. No member of the Compensation Committee is now, or has been, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2019 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the executive officers of the Company currently serves or served during 2019 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on PepsiCo’s Board of Directors or Compensation Committee.

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Nominating and Corporate Governance Committee Met four times in 2019 Current Committee Members Daniel Vasella CHAIR Ian Cook Robert C. Pohlad Darren Walker

Primary Responsibilities

■Developing criteria and qualifications, including criteria to assess independence, for selecting director candidates and identifying qualified candidates for membership on the Board and its Committees
■Developing and recommending to the Board corporate governance guidelines and other corporate policies and otherwise performing a leadership role in shaping the Company’s corporate governance policies and practices
■Reviewing Board succession plans and overseeing the development of the process and protocols regarding succession plans for the Company’s CEO
■Making recommendations to the Board concerning the composition, size, structure and activities of the Board and its Committees
■Overseeing the process for evaluating the Board and its Committees, including assessing and reporting to the Board on the performance of the Board and its Committees

Independence

The Nominating and Corporate Governance Committee is comprised entirely of directors who meet the independence requirements under the Nasdaq rules.

Public Policy and Sustainability Committee Met four times in 2019 Current Committee Members Dina Dublon CHAIR Shona L. Brown David C. Page Darren Walker

Primary Responsibilities

■Reviewing the Company’s sustainability initiatives and engagement
■Reviewing and monitoring key public policy trends, issues and regulatory matters and the Company’s engagement in the public policy process
■Overseeing the Company’s Political Contributions Policy and reviewing the Company’s political activities and expenditures
■Assisting in the Board’s oversight of risks related to matters overseen by the Committee

Independence

The Public Policy and Sustainability Committee is comprised entirely of directors who meet the independence requirements under the Nasdaq rules.

The Board’s Role in Strategy Oversight

One of the Board’s key responsibilities is overseeing the Company’s strategy, and the Board has deep experience and expertise in the area of strategy development and insights into the most important issues facing the Company. Setting the strategic course of the Company involves a high level of constructive engagement between management and the Board. Our entire Board acts as a strategy committee and regularly discusses the key priorities of our Company, taking into consideration and adjusting the Company’s long-term strategy with global economic, consumer and other significant trends, as well as changes in the food and beverage industries and regulatory initiatives.

■	Annually, the Board conducts an extensive review of the Company’s long-term strategic plans, its annual operating plan and capital structure.
■	Throughout the year and at almost every Board meeting, the Board receives information and updates from management and actively engages with senior leaders with respect to the Company’s strategy, including the strategic plans for our divisions, and the competitive environment.
■	PepsiCo’s independent directors also hold regularly scheduled executive sessions without Company management present, at which strategy is discussed.
■	The Board also regularly discusses and reviews feedback on strategy from our shareholders and stakeholders.
■	These discussions are also enhanced with experiences periodically held outside the Boardroom, such as visits to PepsiCo’s operations, plants and markets, which provide the directors with an opportunity to see firsthand the execution and impact of the Company’s strategy and to engage with senior leaders and associates in our divisions to deepen their understanding of PepsiCo’s business, competitive environment and corporate culture.

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Corporate Governance at PepsiCo

The Board’s Oversight of Risk Management

The Board recognizes that the achievement of our strategic and operating objectives involves taking risks and that those risks may evolve over time. The Board has oversight responsibility for PepsiCo’s integrated risk management framework, which is designed to identify, assess, prioritize, address, manage, monitor and communicate these risks across the Company’s operations, and foster a corporate culture of integrity and risk awareness. Consistent with this approach, one of the Board’s primary responsibilities is overseeing and interacting with senior management with respect to key aspects of the Company’s business, including risk assessment and risk mitigation of the Company’s top risks.

In addition, the Board has tasked designated Committees of the Board to assist with the oversight of certain categories of risk management, and the Committees report to the Board regularly on these matters.

■	The Audit Committee reviews and assesses the guidelines and policies governing the Company’s risk management and oversight processes, and assists with the Board’s oversight of financial, compliance and employee safety risks facing the Company;
■	The Compensation Committee reviews the Company’s employee compensation policies and practices to assess whether such policies and practices could lead to unnecessary risk-taking behavior;
■	The Nominating and Corporate Governance Committee assists the Board in its oversight of the Company’s governance structure and other corporate governance matters, including succession planning; and
■	The Public Policy and Sustainability Committee assists the Board in its oversight of the Company’s policies, programs and related risks that concern key sustainability and public policy matters.

Throughout the year, the Board and the relevant Committees also receive updates from management with respect to various enterprise risk management issues and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail, including risks related to cybersecurity.

The Company’s integrated risk management framework also includes both division-level and key country risk committees that are comprised of cross-functional senior management teams and that work together to identify, assess, prioritize and address division- and country-specific business risks. The Company’s senior management engages with and reports to PepsiCo’s Board of Directors and the relevant Committees on a regular basis to address high-priority risks.

At its February 2020 meeting, the Compensation Committee reviewed the results of the 2019 annual compensation risk assessment and concluded that the risks arising from the Company’s overall compensation programs are not reasonably likely to have a material adverse effect on the Company.

The Company believes that the Board’s leadership structure, discussed in detail under “Board Leadership Structure” on pages 24-25 of this Proxy Statement, supports the risk oversight function of the Board by providing for open communication between management and the Board and all directors are involved in the risk oversight. In addition, strong independent directors chair each of the Board’s four Committees, which provide in-depth focus on certain categories of risks.

The Board’s Role in Human Capital Management and Talent Development

The Board believes that human capital management and talent development are vital to PepsiCo’s continued success. Our Board’s involvement in leadership development and succession planning is systematic and ongoing, and the Board provides input on important decisions in each of these areas. The Board has primary responsibility for succession planning for the CEO and oversight of other executive officer positions. The Nominating and Corporate Governance Committee oversees the development of the process and protocols regarding succession plans for the CEO, and annually reviews these protocols. To assist the Board, the CEO annually provides the Board with an assessment of senior managers and their potential to succeed to the position of CEO, developed in consultation with the Presiding Director and the Chair of the Nominating and Corporate Governance Committee. The Board meets regularly with high-potential executives, both in small group and one-on-one settings.

Following a comprehensive and robust succession planning process, led by our Presiding Director and the Chair of the Nominating and Corporate Governance Committee, in the fall of 2018, the Board appointed Ramon L. Laguarta from within the organization to be PepsiCo’s Chief Executive Officer. Since that time, the Board has also overseen the appointments of several direct reports of the CEO who were elevated from other roles within PepsiCo, including most recently three ethnically diverse executives (one of whom is female). The promotion of these executives from within the organization is a testament to PepsiCo’s strong bench of talent, succession planning and focus on developing and maintaining a highly skilled and diverse executive team that brings a broad array of opinions and perspectives that are reflective of our global businesses.

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Beyond leadership development, our Board is continuously focused on developing an inclusive and respectful work environment where our employees across the entire workforce are empowered to speak with truth and candor, raise concerns and implement new ideas in the best interests of the business. The Board and its applicable Committees regularly engage with employees at all levels of the organization, including through periodic visits to PepsiCo’s operations, to provide oversight on a broad range of human capital management topics, including corporate culture, diversity and inclusion, pay equity, health and safety, training and development and compensation and benefits. Employee feedback is considered in designing and evaluating employee programs and benefits and in monitoring current practices for potential areas of improvement.

Shareholder and Stakeholder Engagement

We believe that regular, transparent communication with our shareholders and other stakeholders is essential to PepsiCo’s long-term success.

We value the views of our shareholders and other stakeholders, and the input that we receive from them is a cornerstone of our corporate governance practices. Through these engagements, we seek to ensure that corporate governance at PepsiCo is a dynamic framework that can both accommodate the demands of a rapidly changing business environment and remain responsive to the priorities of our shareholders and other stakeholders.

We engage with our shareholders and other stakeholders year-round in a variety of ways:

■	Our investor relations team regularly meets with shareholders, prospective shareholders and investment analysts. Often these meetings include our Chairman and CEO, Chief Financial Officer or leaders of our divisions. These meetings are generally focused on our portfolio strategy, financial and operating performance, and capital allocation.
■	Members of our management team also regularly engage with shareholders and other stakeholders to discuss our sustainability strategy and initiatives, human capital management, Company culture, corporate governance and executive compensation practices and to solicit feedback on these and a variety of other topics of interest.
■	Every year, during the two-month period before the Annual Meeting of Shareholders, we contact our 75 largest shareholders, offering to discuss a broad range of topics.
■	Subsequent to the Annual Meeting of Shareholders, we continue our outreach efforts to develop a better understanding of the feedback received from shareholders and issues important to our shareholders.
2019 Proxy Season

Contacted our 75 largest shareholders, representing approximately 48% of our outstanding shares of Common Stock

As reflected in our Corporate Governance Guidelines, our Presiding Director is available for consultation and direct communication, if requested by major shareholders. Our engagement program also involves directors, as well as senior executives and associates from many different parts of the Company, including from PepsiCo’s communications, investor relations, executive compensation, compliance and ethics, legal, public policy and government affairs, and sustainability teams.

In addition, we have had an ongoing dialogue with various other shareholders and stakeholders and regularly meet with diverse stakeholders often in collaboration with leading non-profit groups that bring together investors, non-governmental organizations and businesses in support of sustainability. During these meetings, our shareholders and other stakeholders engage with us on such topics as climate change, water scarcity, packaging, nutrition, public health, diversity, gender pay parity, human rights and environmental matters related to PepsiCo’s supply chain, sustainable agriculture, sustainability reporting, and various other issues. We are also engaged with other key stakeholders through our active participation in prestigious corporate governance organizations, such as the Harvard Law School Program on Corporate Governance, the Council of Institutional Investors and the Society for Corporate Governance.

Feedback Informs Our Board’s Decisions. The Board receives a report on our engagement at least quarterly and a summary of communications sent to the Board with each regularly scheduled Board meeting to provide insights into feedback from shareholders and other stakeholders and the scope of topics important to them. During the Board meetings, the directors are also provided with the opportunity to discuss and ask questions on shareholder feedback. Our engagement activities have resulted in our receiving valuable feedback from our shareholders and other stakeholders who have provided important external viewpoints that inform our decisions and our strategy. For example, as a result of the dialogue and collaboration with our shareholders and other stakeholders in recent years:

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Corporate Governance at PepsiCo

Governance
■We amended our Articles of Incorporation in 2019 to eliminate supermajority voting standards, as approved by our shareholders.
■The Board amended our Corporate Governance Guidelines to:
–decrease the total number of public company boards that a non-executive director can serve on from 5 to 4 and establish a limit of 2 total public company boards for directors who are public company executive officers;
–highlight the Board’s focus on diversity, by explicitly stating its commitment to actively seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences, to include in the pool from which Board nominees are chosen;
–underscore the Board’s involvement in human capital management and talent development, by adding those experiences to the list of attributes sought for individual directors; and
–specify the Board’s oversight role with respect to sustainability, an integral part of the Company’s business strategy.
■The Board also refined the roles of its Committees by establishing a Public Policy and Sustainability Committee in 2017 to assist the Board in providing more focused oversight over PepsiCo’s policies, programs and related risks that concern key sustainability and public policy matters.
■The Board implemented a proxy access right for shareholders.

Sustainability
■We ensure that the regular engagement team includes a member with sustainability or public policy expertise, who is available for a dialogue with shareholders about sustainability matters.
■We continue to integrate purpose into our business strategy and brands with our 2025 sustainability goals that are designed to build on our progress and broaden our efforts in a way that responds to changing consumer and societal needs. We also enhanced our disclosure of the Company’s sustainability progress by issuing our annual Sustainability Report and replacing a separate annual Global Reporting Initiative Report with a web-based, interactive environmental, social and governance (“ESG”) reporting platform, which we are periodically updating with information about PepsiCo’s policies, programs, governance and performance against the 2025 goals.
■We published a report available at www.pepsico.com/sustainability/packaging that describes the substantial steps PepsiCo has taken over more than a decade to improve recycling in the U.S. and to advance our long-term approach to sustainable packaging for our food and beverage products.

Compensation
■After a comprehensive review and consideration of feedback from shareholders, the Compensation Committee implemented several changes to the overall executive compensation program in 2020, while continuing to maintain the long-term incentive as 100% performance-based; these changes are described on pages 54-55 of this Proxy Statement.

Our Commitment to Sustainable Business Practices

We are focused on an approach called Winning with Purpose that will help make our Company faster, stronger and better at meeting the needs of our shareholders, customers, consumers, partners and communities, while caring for our planet and inspiring our associates around the world.

Our long-term sustainability goals have been woven into all aspects of our business since we first articulated our purpose agenda over ten years ago, and we continue to believe our strong sustainability agenda will enable PepsiCo to run a successful global company that creates long-term value for society and our shareholders.

PepsiCo is pleased to share the progress we are making in our sustainability journey, as we continue to integrate purpose into our business strategy and brands while doing even more for our planet and people. In 2019, we prioritized a set of focused initiatives around next generation agriculture, water stewardship, plastic packaging, products, climate change and people to help build a more sustainable food system. These goals broaden our efforts in a way that responds to changing

34 PEPSICO 2020 PROXY STATEMENT

Corporate Governance at PepsiCo

consumer and societal needs and focus on building a healthier future for all of our stakeholders. Our annual Sustainability Report and web-based interactive ESG reporting platform on the Company’s website at www.pepsico.com under “Sustainability” presents our sustainability goals and provides data, as well as examples of our efforts to achieve these goals.

To assist our Board in its oversight and to align with our sustainability agenda, the Board also refined the roles of its Committees by establishing a Public Policy and Sustainability Committee in 2017. This Committee, which is comprised entirely of independent directors, assists the Board in providing more focused oversight over the Company’s policies, programs and related risks that concern key sustainability and public policy matters.

Political Contributions Policy

In 2005, the Board of Directors adopted a Political Contributions Policy for the Company, which is amended from time to time. The Political Contributions Policy, together with other policies and procedures of the Company, guide PepsiCo’s approach to political contributions. As specified in its Charter, the Public Policy and Sustainability Committee oversees this policy and is responsible for reviewing the Company’s key public policy trends, issues and regulatory matters, its engagement in the public policy process and the Company’s political activities and expenditures. In addition, our Board receives information regarding the Company’s public policy initiatives and developments at every regularly scheduled Board meeting.

In keeping with our goal of transparency, our Political Contributions Policy and our annual U.S. political contributions are posted at www.pepsico.com under “Sustainability”—“Environmental, Social & Governance Topics”—“Political Activities, Political Contributions & Issue Advocacy.” Additionally, over the years, we have significantly enhanced our website disclosure of political spending and lobbying activities by including the following information:

■a link to PepsiCo’s quarterly federal lobbying reports;
■the total annual amount of PepsiCo’s federal lobbying-related expenditures in the United States;
■information about our key lobbying priorities and our Board’s oversight of political spending and lobbying activities;
■a list of U.S. trade associations and policy groups that lobby on behalf of PepsiCo to which PepsiCo contributes over $25,000 annually; and
■the names of the lobbyists with which we directly contract.

Communications with the Board

The PepsiCo Corporate Law Department reviews all communications sent to the Board of Directors and regularly provides to the Board a summary of communications that relate to the functions of the Board or a Board Committee or that otherwise warrant Board attention. Copies of such communications are also made available to the Board. Directors may at any time discuss the Board communications received by the Company. In addition, the Corporate Law Department may forward certain communications only to the Presiding Director, the Chair of the relevant Committee or the individual Board member to whom a communication is directed. Concerns relating to PepsiCo’s accounting, internal accounting controls or auditing matters will be referred directly to members of the Audit Committee. Those items that are unrelated to the duties and responsibilities of the Board or its Committees may not be provided to the Board by the Corporate Law Department, including, without limitation, business solicitations, advertisements and surveys; requests for donations and sponsorships; job referral materials such as resumes; product-related communications; unsolicited ideas and business proposals; and material that is determined to be illegal or otherwise inappropriate.

Shareholders and other interested parties may send communications directed to the Board, a Committee of the Board, Presiding Director, independent directors as a group or an individual director by any of the following means:

By Phone	By Mail	Online
1-866-626-0633	PepsiCo Board of Directors ATTN: Corporate Secretary PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577	Submit a communication through our website www.pepsico.com under “About” — “Corporate Governance”— “Contacting the Board of Directors”

PEPSICO 2020 PROXY STATEMENT 35

2019 DIRECTOR COMPENSATION

Non-employee directors are compensated for their service on the Board as described below. Directors who are employees of the Company receive no additional compensation for serving as directors.

Annual Compensation

Every year, our Board of Directors reviews the competitiveness of our compensation program for non-employee directors. Based on the results of a competitive analysis, supported by the Board’s independent compensation consultant, FW Cook, and upon the recommendation of the Compensation Committee, the Board approved an increase in the cash retainer from $110,000 to $120,000 and an increase in the equity retainer from $180,000 to $190,000 effective October 1, 2019. This adjustment was made to maintain the competitiveness of our director compensation program relative to PepsiCo’s peer group and to further align the directors’ interests with our shareholders.

ANNUAL DIRECTOR COMPENSATION	ADDITIONAL COMPENSATION

An additional $30,000 annual cash retainer

■Nominating and Corporate Governance Committee Chair
■Public Policy and Sustainability Committee Chair

An additional $40,000 annual cash retainer

■Audit Committee Chair
■Compensation Committee Chair

An additional $50,000 annual cash retainer

■Presiding Director

The $190,000 annual equity retainer is provided in phantom units of PepsiCo Common Stock that are immediately vested and are payable on the first day of the calendar quarter following the first anniversary of the director’s retirement or resignation from PepsiCo’s Board of Directors. The number of phantom units of PepsiCo Common Stock granted to each director on October 1, 2019 was determined by dividing the $190,000 equity retainer value by the closing price of PepsiCo Common Stock on October 1, 2019, which was $137.37. As such, each director was granted 1,383 phantom units, each representing the right to receive one share of PepsiCo Common Stock and dividend equivalents. Dividend equivalents are reinvested in additional phantom units. Directors may also elect to defer their cash compensation into phantom units payable at the end of the deferral period selected by the directors.

Directors are reimbursed for expenses incurred to attend Board and Committee meetings and receive business travel and accident insurance coverage. Directors do not receive any meeting fees and do not have a retirement plan or receive any benefits such as life or medical insurance. Directors are eligible for matching of charitable contributions through the PepsiCo Foundation, which is generally available to all PepsiCo employees.

Initial Share Grant

Each newly appointed non-employee director receives a one-time grant of 1,000 shares of PepsiCo Common Stock when he or she joins the Board. These shares are immediately vested, but must be held until the director leaves the Board.

Governance Features

Our compensation program for non-employee directors operates with the following market-leading governance features:

Shareholder-Approved Cap on Pay. In 2016, our shareholders approved a cap on non-employee director pay as part of the renewal of the PepsiCo, Inc. Long-Term Incentive (“LTI”) Plan. The cap imposes a limit on the awards that may be granted to any non-employee director in a single calendar year in the following amounts: $500,000 for annual equity awards, $500,000 for annual cash retainers, and $250,000 for one-time initial awards to any newly appointed or elected non-employee director. Our current compensation program for non-employee directors is well within these limits.

36 PEPSICO 2020 PROXY STATEMENT

2019 Director Compensation

Stock Ownership Requirements. To reinforce our ownership philosophy, non-employee directors are required to own shares of PepsiCo Common Stock equal to at least $600,000 (five times the annual cash retainer). Shares or phantom units of PepsiCo Common Stock held either directly by the non-employee director (or immediate family members), in the director’s deferred compensation account, or in a trust for the benefit of immediate family members, count towards satisfying the requirement.

Non-employee directors have five years from their appointment to meet their stock ownership requirement. All of our non-employee directors have met or are on track to meet their objectives within the five-year period.

Clawback Provision. Under the terms of our long-term incentive plans, non-employee directors who violate PepsiCo’s Global Code of Conduct, who violate applicable non-compete provisions, or who engage in gross misconduct may be subject to financial consequences. Our long-term incentive plans permit PepsiCo to cancel a non-employee director’s outstanding equity awards if PepsiCo determines that the non-employee director has committed any such violation. The long-term incentive plans also permit PepsiCo to claw back all gains from exercised stock options received within the 12 months preceding the violation.

Prohibition on Hedging and Pledging. Our insider trading policy prohibits all directors (including non-employee directors) from using any strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential changes in the value of PepsiCo Common Stock. In addition, directors may not hold PepsiCo securities in a margin account or pledge PepsiCo stock or PepsiCo stock options as collateral for a loan.

Limited Trading Windows. Our directors (including non-employee directors) can only transact in PepsiCo securities during approved trading windows after satisfying mandatory clearance requirements.

2019 Director Compensation

The following table summarizes the compensation of the non-employee directors for the fiscal year ended December 28, 2019. Employee directors, which in 2019 included our former Chairman of the Board, Indra K. Nooyi, and Mr. Laguarta, do not receive any compensation for their service as a director. Ms. Nooyi’s employee compensation for 2019 is included in the table below and Mr. Laguarta’s employee compensation for 2019 is shown in the Summary Compensation Table on page 61.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Shona L. Brown	151,667	190,000	—	341,667
George W. Buckley(4)	45,833	—	—	45,833
Cesar Conde	111,667	190,000	—	301,667
Ian Cook	161,667	190,000	—	351,667
Dina Dublon	141,667	190,000	10,000	341,667
Richard W. Fisher	111,667	190,000	10,000	311,667
Michelle Gass(5)	84,167	411,205	—	495,372
William R. Johnson	111,667	190,000	—	301,667
Indra K. Nooyi(6)	—	—	10,660,915	10,660,915
David C. Page	111,667	190,000	10,000	311,667
Robert C. Pohlad	111,667	190,000	—	301,667
Daniel Vasella	141,667	190,000	27,990	359,657
Darren Walker	111,667	190,000	—	301,667
Alberto Weisser	151,667	190,000	—	341,667
(1)

The retainer fee reflects a payment of $55,000 made in arrears in June 2019 for service during the period December 1, 2018 through May 31, 2019 and a payment of $56,667 made in arrears in December 2019 for service during the period June 1, 2019 through November 30, 2019. Dr. Vasella elected to defer his 2018-2019 cash compensation into PepsiCo’s director deferral program, deferring his $141,667 retainer fees into 1,070 phantom stock units. The number of phantom units of PepsiCo Common Stock Dr. Vasella deferred on June 1, 2019 and December 1, 2019 was determined by dividing his deferred cash compensation by the closing price of PepsiCo Common Stock on the grant date (or the next trading day), which was $128.98 and $135.88, respectively.

PEPSICO 2020 PROXY STATEMENT 37

2019 Director Compensation

(2)	The amounts reported for stock awards represent the full grant date fair value of the phantom stock units granted in 2019 calculated in accordance with the accounting guidance on share-based payments.
(3)

With respect to Ms. Dublon, Mr. Fisher, Dr. Page and Dr. Vasella, the amounts reported in this column represent PepsiCo Foundation matching gifts and other charitable contributions or commitments. PepsiCo Foundation matching gift contributions are available to all PepsiCo employees and PepsiCo non-employee directors. Under the matching gift program, the PepsiCo Foundation matches cash or stock donations to recognized tax-exempt organizations and provides a double-match requested by an eligible individual who was a member of a qualified board of a tax-exempt organization and made a financial contribution to such organization during 2019, with PepsiCo Foundation annual contributions capped at a total of $10,000. The other amounts reported in this column represent the value of travel reimbursement for infrequent Board meetings or events that spouses of directors are invited to attend, and the value of gifts. If spouse travel occurs on Company aircraft, income is imputed to the director for income tax purposes and the director is not provided a tax reimbursement.

(4)	Mr. Buckley retired from the Board effective May 1, 2019; therefore, his retainer fee includes a pro-rata amount of $45,833 for service from December 1, 2018 to May 1, 2019.
(5)

Upon joining the Board on March 6, 2019, Ms. Gass received the one-time grant of 1,000 shares of PepsiCo Common Stock granted to all new directors. She also received a pro-rated annual cash retainer of $27,500 for service from March 6, 2019 through May 31, 2019 and the $56,667 cash retainer for service from June 1, 2019 through November 30, 2019, a pro-rated equity retainer of $105,000 for service from March 6, 2019 through September 30, 2019 and the $190,000 annual equity retainer on October 1, 2019 to compensate her for the period October 1, 2019 through September 30, 2020.

(6)	Reflects employee compensation paid to Ms. Nooyi in connection with her service in 2019 and prior years as detailed below.

Former Chairman of the Board Compensation. Ms. Nooyi served as Chairman of the Board and remained employed by the Company through February 1, 2019. Since Ms. Nooyi was not an executive officer during 2019, her employee compensation for 2019 is disclosed in the table above. Her total 2019 annual compensation of $10,660,915 disclosed in the table above reflects compensation paid to Ms. Nooyi in connection with her service as an employee in 2019 and prior years, comprising her pro-rated base salary and bonus for her employment through February 1, 2019 ($536,223); the payout of her 2017 Long-Term Cash Award which was granted to her while in the capacity of Chairman of the Board and CEO in 2017, subject to underlying performance conditions ($4,855,200); the change in pension value up to her retirement date, impacted by changes in actuarial assumptions such as discount rates and lump sum conversion rates ($5,184,425); and other compensation from personal use of Company aircraft and ground transportation through February 1, 2019 ($35,067) and donations made to charities of Ms. Nooyi’s choosing in honor of her retirement and longstanding service ($50,000). Ms. Nooyi did not receive a 2019 LTI award.

38 PEPSICO 2020 PROXY STATEMENT

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROXY ITEM NO. 2)

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm (taking into account the vote on shareholder ratification). The Audit Committee has appointed KPMG LLP (“KPMG”) as PepsiCo’s independent registered public accounting firm for fiscal year 2020. KPMG has served as PepsiCo’s independent registered public accounting firm since 1990. While we are not required by our By-Laws or otherwise to seek shareholder ratification of the appointment of KPMG as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will take the vote into consideration when determining whether or not to retain KPMG. The Audit Committee believes that the continued retention of KPMG as our independent registered public accounting firm is in the best interests of our shareholders. Even if the selection of KPMG is ratified by shareholders, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG are expected to be present and available to answer appropriate questions at the 2020 Annual Meeting and will have an opportunity to make statements during the meeting if they desire to do so.

Our Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of KPMG as PepsiCo’s independent registered public accounting firm for fiscal year 2020.

Audit Committee Report

PepsiCo’s Audit Committee reports to, and acts on behalf of, the Board. The Audit Committee is comprised solely of directors who satisfy applicable independence and other requirements of Nasdaq and applicable securities laws. A majority of the members of the Audit Committee are “audit committee financial experts” as defined by SEC rules and regulations.

The Audit Committee’s purpose and responsibilities are set forth in its charter, which is approved and adopted by the Board and is available on PepsiCo’s website at www.pepsico.com under “About”—“Corporate Governance.” The Audit Committee’s Charter is reviewed at least annually and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance, evolving oversight practices and investor feedback.

During 2019, the Audit Committee met seven times and fulfilled each of its duties and responsibilities as outlined in its charter, including reviewing and assessing the guidelines and policies governing PepsiCo’s risk management and oversight processes, overseeing PepsiCo’s compliance with legal and regulatory requirements (including meeting with the Global Chief Compliance & Ethics Officer to discuss PepsiCo’s compliance program), receiving an update on PepsiCo’s Law Department’s compliance with Part 205 of Section 307 of the Sarbanes-Oxley Act of 2002 regarding standards of professional conduct for attorneys and regularly meeting separately with PepsiCo’s General Counsel, Global Chief Compliance & Ethics Officer, General Auditor and Chief Financial Officer (see page 29 of this Proxy Statement for additional information regarding the Audit Committee’s responsibilities).

Selection and Oversight of the Independent Registered Public Accounting Firm. The Audit Committee assists the Board with its oversight of PepsiCo’s independent registered public accounting firm’s qualifications and independence. The Audit Committee is responsible for appointing, compensating, retaining and overseeing the work of PepsiCo’s independent registered public accounting firm, including approving any services provided by the firm, periodically reviewing and evaluating the performance of the lead audit partner, as well as overseeing the required rotation of KPMG’s lead audit partner and, through the Audit Committee Chair as its representative, reviewing and considering the selection of the lead audit partner. KPMG has served as PepsiCo’s independent registered public accounting firm since 1990. KPMG’s current lead audit partner is required to rotate after completion of the fiscal year 2022 audit.

PEPSICO 2020 PROXY STATEMENT 39

Ratification of Appointment of Independent Registered Public Accounting Firm (Proxy Item No. 2)

The Audit Committee recognizes the importance of maintaining the independence of PepsiCo’s auditor, both in fact and in appearance. In 2019, the Audit Committee received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG the firm’s independence from PepsiCo and management. These discussions included, among other things, a review of the nature of, and fees paid to, KPMG for non-audit services and the compatibility of such services with maintaining KPMG’s independence (see page 41 of this Proxy Statement for additional information). The Audit Committee concurred with KPMG’s conclusion that they are independent from PepsiCo and its management.

The Audit Committee also periodically considers whether there should be a rotation of PepsiCo’s independent registered public accounting firm. In addition to KPMG’s independence from PepsiCo and management, the Audit Committee also considers several other factors in deciding whether to re-engage KPMG, including: the quality of KPMG’s staff, work and quality control; KPMG’s policies related to independence; KPMG’s global reach; and KPMG’s capability and expertise to perform an audit of PepsiCo’s financial statements and internal control over financial reporting, given the breadth and complexity of PepsiCo’s business and global footprint. The Audit Committee also discussed with KPMG the status or results of the PCAOB’s reports on its inspections of KPMG and discussed with KPMG certain legal and regulatory proceedings, both pending and resolved, against KPMG.

Based on the foregoing, the Audit Committee has retained KPMG as PepsiCo’s independent registered public accounting firm for the fiscal year 2020 and recommends that shareholders ratify this appointment (see page 39 of this Proxy Statement for additional information regarding the shareholder vote).

Review and Recommendation Regarding Financial Statements. PepsiCo’s management is responsible for preparing PepsiCo’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. KPMG is responsible for expressing an opinion on PepsiCo’s financial statements and an opinion on PepsiCo’s internal control over financial reporting based on its audits. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of PepsiCo’s financial statements.

In the performance of its oversight function, the Audit Committee met with management and KPMG to review and discuss PepsiCo’s audited financial statements and internal control over financial reporting, asked management and KPMG questions relating to such matters and discussed with KPMG the matters required to be discussed by applicable PCAOB auditing standards. These meetings and discussions included a review of the critical accounting policies applied by PepsiCo in the preparation of its financial statements and the quality (and not just the acceptability) of the accounting principles utilized, the reasonableness of significant accounting estimates and judgments, the critical audit matters identified by KPMG during the audit, and the disclosures in PepsiCo’s consolidated financial statements. Based on the reviews and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2019, for filing with the SEC.

The Audit Committee
Alberto Weisser, Chair	Richard W. Fisher
Cesar Conde	William R. Johnson

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except to the extent the Company specifically incorporates such report by reference.

40 PEPSICO 2020 PROXY STATEMENT

Ratification of Appointment of Independent Registered Public Accounting Firm (Proxy Item No. 2)

Audit and Other Fees

The following table presents fees incurred for professional audit services rendered by KPMG, the Company’s independent registered public accounting firm, for the audit of the Company’s annual consolidated financial statements for fiscal years 2019 and 2018, and fees billed for other services rendered by KPMG in fiscal years 2019 and 2018. The Audit Committee has pre-approved all fees paid to KPMG in accordance with the Policy for Pre-Approval of Audit, Audit-Related and Non-Audit Services, as discussed below.

	2019	2018
Audit fees(1)	$23,828,000	$26,997,000
Audit-related fees(2)	$1,456,000	$1,169,000
Tax fees(3)	$314,000	$588,000
All other fees(4)	$—	$—
(1)	Audit fees for fiscal years 2019 and 2018 consisted of fees for the audits of the Company’s annual consolidated financial statements, and the audit of the effectiveness of the Company’s internal control over financial reporting, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory filings or engagements.
(2)	Audit-related fees for fiscal years 2019 and 2018 consisted primarily of the audits of certain employee benefit plans, agreed upon procedures and other attestation reports and the issuance of comfort letters.
(3)	Tax fees for fiscal years 2019 and 2018 consisted primarily of international tax compliance services.
(4)	KPMG was not engaged in fiscal years 2019 or 2018 for any services other than those described above.

Pre-Approval Policy and Procedures

We understand the need for the independent registered public accounting firm to maintain its objectivity and independence, both in appearance and in fact, in its audit of PepsiCo’s consolidated financial statements. Accordingly, the Audit Committee has adopted the PepsiCo Policy for Pre-Approval of Audit, Audit-Related and Non-Audit Services. The policy provides that the Audit Committee will engage the independent registered public accounting firm for the audit of PepsiCo’s consolidated financial statements and audit-related, tax and other non-audit services in accordance with the terms of the policy. The policy provides that on an annual basis the independent registered public accounting firm’s global lead audit partner will review with the Audit Committee the services the independent registered public accounting firm expects to provide in the coming year and the related fee estimates, and that the Audit Committee will consider for pre-approval a schedule of such services. The policy further provides that the Audit Committee will specifically pre-approve engagements of the independent registered public accounting firm for services that are not pre-approved through the annual process. The Audit Committee Chair is authorized under the policy to pre-approve any audit, audit-related, tax or other non-audit services between Audit Committee meetings, provided such interim pre-approvals are reviewed with the full Audit Committee at its next meeting. In addition, the Audit Committee receives a status report at each of its regularly scheduled meetings regarding audit, audit-related, tax and other non-audit services that the independent registered public accounting firm has been pre-approved to perform, has been asked to provide or may be expected to provide during the balance of the year.

PEPSICO 2020 PROXY STATEMENT 41

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (PROXY ITEM NO. 3)

Pursuant to Section 14A of the Exchange Act, the Company asks shareholders to cast an advisory vote to approve the compensation of our Named Executive Officers disclosed in the “Executive Compensation” section beginning on page 43 of this Proxy Statement. While this vote is non-binding, PepsiCo values the opinions of its shareholders and, consistent with our record of shareholder engagement, will consider the outcome of the vote when making future compensation decisions.

In considering your vote, we invite you to review the Compensation Discussion and Analysis beginning on page 43 of this Proxy Statement. As described in the Compensation Discussion and Analysis, we believe that PepsiCo’s executive compensation programs effectively align the interests of our executive officers with those of our shareholders by linking a significant portion of their compensation to PepsiCo’s performance and by providing a competitive level of compensation designed to recruit, retain and motivate talented executives critical to PepsiCo’s long-term success.

We are asking our shareholders to vote FOR, in an advisory vote, the following resolution:

“Resolved, the shareholders of PepsiCo approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table, the other compensation tables and the related notes and narratives on pages 43-75 of this Proxy Statement for the 2020 Annual Meeting of Shareholders.”

The Board has adopted a policy of providing annual advisory approvals of the compensation of our NEOs. The next advisory approval of executive compensation will occur at the 2021 Annual Meeting of Shareholders.

Our Board of Directors recommends that shareholders vote “FOR” the compensation of our Named Executive Officers.

42 PEPSICO 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

PepsiCo Strategy and Vision

In 2019, our leadership team set out our vision to Be the Global Leader in Convenient Foods and Beverages by Winning with Purpose. To help us achieve this vision, we are committed to becoming Faster, Stronger and Better.

FASTER	STRONGER	BETTER
Winning in the marketplace being more consumer-centric and accelerating investment for topline growth	Transforming our capabilities, cost and culture by operating as one PepsiCo, leveraging technology, winning locally and globally enabled	Integrating purpose into our business strategy and doing even more for the planet and our people

In order to effectively deliver on our Faster, Stronger and Better aspirations, substantial investments in innovation, marketing, manufacturing and go-to-market capacity were made in 2019, while maintaining disciplined capital allocation. To further strengthen compensation programs with our accelerated growth imperative, the Compensation Committee approved a series of changes effective for the 2020 performance year to further strengthen the link between pay and performance as described later in this Proxy Statement.

2019 PepsiCo Performance Highlights

PepsiCo delivered solid operating performance in 2019. To incentivize executive officers to deliver sustainable long-term value to shareholders, compensation is heavily weighted towards the achievement of performance goals that are aligned with the following externally reported non-GAAP measures.[6]

Organic Revenue Growth[6]	Core Constant Currency EPS Performance[6]	Free Cash Flow[6]

4.5% Goal: 4.0%[7]	-1% Goal: Approximately -1%	$5.6B Goal: Approximately $5.0B

Our TSR reflects our strong 2019 results, delivering 27.4% return to shareholders, aligned with the median of our proxy peer group.

Furthermore, we made significant progress in advancing key strategic priorities throughout 2019:

FASTER	STRONGER	BETTER

Execution: Named number one ranked manufacturer by the Kantar PoweRanking® Survey for the fourth consecutive year.

Brand Building: Stepped up our level of advertising and marketing support for our brands to 7.0% of net revenue in 2019.

Productivity: Delivered over $1 billion of savings in 2019, enabling us to reinvest in and strengthen our businesses.

Digitalization: Strengthened omnichannel capabilities within e-commerce, which delivered nearly $2 billion in retail sales, building upon enhanced online capabilities and partnerships.

Sustainability: Advanced sustainable farming program, achieving nearly 80% sustainably-sourced direct agricultural raw materials by farmers, striving to meet 2020 objective of 100%.

People: Evolved our culture, values and ways of working with a new set of behaviors, The PepsiCo Way, to further strengthen our talent pool to achieve our mission and vision.

____________________
[6]	To evaluate performance in a manner consistent with how management evaluates our operating results and trends, the Compensation Committee applies certain business performance metrics that are measured on a non-GAAP basis as compensation performance measures to both long-term and annual incentive awards. Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP financial measures relative to reported GAAP financial measures, and to pages 57-62 and 64-66 of PepsiCo’s 2019 Annual Report on Form 10-K for the fiscal year ended December 28, 2019 for a more detailed description of the items excluded from these measures.
[7]	PepsiCo updated its initial Organic Revenue Growth guidance in the third-quarter 2019 earnings release from a target growth rate in Organic Revenue of 4.0% to meeting or exceeding 4.0% growth over prior year.

PEPSICO 2020 PROXY STATEMENT 43

Executive Compensation

PepsiCo’s executive compensation programs are designed to align the interests of our executive officers with our shareholders:

■	We provide market-competitive programs that enable PepsiCo to attract and retain highly talented individuals.
■	Pay is directly linked to the achievement of performance goals designed to foster the creation of sustainable long-term shareholder value.
■	Our pay-for-performance principles dictate that our executive officers should only receive target payouts when PepsiCo achieves its financial goals. For this reason, our Compensation Committee sets certain financial targets for incentive pay that are aligned with external guidance.

Impact of 2019 PepsiCo Performance on CEO Pay

Chairman and CEO Performance Summary

The Board of Directors evaluates the performance of Mr. Laguarta through a holistic assessment of PepsiCo’s operating results and his progress against PepsiCo’s strategic priorities, with a heavy emphasis on performance versus the predetermined and objectively measured financial goals approved by the Compensation Committee at the beginning of the year. Upon Mr. Laguarta’s appointment to Chairman of the Board in February 2019, he received no salary adjustment or additional compensation.

In his first complete fiscal year as CEO, Mr. Laguarta provided strategic leadership in a highly competitive environment to drive PepsiCo to achieve strong performance that met or exceeded each of the full-year financial targets we communicated to shareholders at the beginning of the year. At the same time, Mr. Laguarta made significant progress towards PepsiCo’s goal of being Faster, Stronger and Better for our shareholders, customers, consumers, partners and communities, while caring for our planet and inspiring our associates.

Performance highlights under Mr. Laguarta’s leadership in 2019 include:

Operational
■Achieving the highest rate of Organic Revenue Growth[8] since 2015, driven by growth across North American and international businesses
■Rolling-out innovative products that contributed to top-line growth, such as Gatorade Zero, Mountain Dew AMP Game Fuel and Doritos Flamin’ Hot
■Executing four consecutive quarters of net revenue growth for trademark Pepsi, delivering our best share performance versus the competition in three years
■Accelerating portfolio expansion with double-digit net revenue growth for LIFEWTR and Propel, as well as high single-digit net revenue growth for Pure Leaf Tea and Starbucks Ready-to-Drink beverages
■Delivering over $1 billion of productivity savings in 2019, leveraging new technology and business models to further simplify, harmonize and automate processes

Leadership
■Receiving the top 2 rankings disclosed in the 2019 U.S. Advantage Survey Core Food Multichannel Report reflecting outstanding product quality, supply chain operations and innovative growth strategies for both snack and beverage businesses
■Leading PepsiCo through the acquisition of CytoSport, the maker of Muscle Milk, to expand our presence in sports nutrition and broaden our portfolio
■Delayering of our organization with leaders of key businesses and geographies reporting directly into the CEO, resulting in improved line-of-sight and efficiency
■Completing refranchising of certain bottling operations in India with minimal disruption to the business

People and Planet
■Reinforcing the importance of cultural integrity, being recognized as one of the World’s Most Ethical Companies by the Ethisphere Institute, one of only three honorees in the food, beverage and agriculture industry for the 13th consecutive year in 2019
■Demonstrating our commitment to becoming Better by appointing PepsiCo’s first ever Chief Sustainability Officer
■Facilitating PepsiCo’s first Green Bond offering, generating almost $1 billion in net proceeds, to help fund a series of key initiatives to advance PepsiCo’s sustainability agenda
■Improving operational water-use efficiency at plants in high water risk areas, representing 4% progress during 2019 toward our 2025 water-use efficiency goal

____________________
[8]	Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP compensation performance measures relative to reported GAAP financial measures.

44 PEPSICO 2020 PROXY STATEMENT

Executive Compensation

Chairman and CEO Pay Decisions

In recognition of Mr. Laguarta’s achievements during the 2019 fiscal year, the Board approved an annual salary of $1.5 million for 2020, a 2019 annual cash incentive of $3.1 million, and a 2020 LTI award with a grant date value of $12.25 million. The actual payout Mr. Laguarta will realize on his 2020 LTI award will depend upon achievement of Organic Revenue Growth, Core Constant Currency EPS Performance and Relative TSR Performance targets established by the Compensation Committee for the 2020-2022 performance period.

Chairman and CEO Pay-for-Performance Alignment

The PepsiCo TSR shown in the table below illustrates the year-to-year return, including stock price appreciation and reinvested dividends, on PepsiCo’s Common Stock on a calendar year basis, indexed to a 2013 base year. As a comparison, the median TSR generated by PepsiCo’s peer group is depicted below, indexed to a 2013 base year. The table also illustrates PepsiCo’s year-to-year Core Constant Currency EPS Performance(2) on a fiscal year basis, adjusted for payout linked to our incentive plans and indexed to a 2013 base year.

(1)

The above chart is different than the 2019 Summary Compensation Table on page 61 of this Proxy Statement. SEC rules require disclosure of stock-settled awards in the year granted and disclosure of cash-settled awards in the year in which the relevant performance criteria are satisfied, whether or not payment is actually made in that year. Consistent with these rules, Mr. Laguarta’s 2019 compensation reflected in the 2019 Summary Compensation Table includes the Performance Stock Units (“PSUs”) granted in 2019 and Long-Term Cash (“LTC”) Awards granted in 2017, which is based on performance over the 2017-2019 performance period and paid out in March 2020.

(2)

Please refer to Appendix A to this Proxy Statement for a description and reconciliation of this non-GAAP compensation performance measure relative to the reported GAAP financial measure. In calculating this compensation performance measure, PepsiCo’s 2018 Core Constant Currency EPS Performance was adjusted to exclude certain gains associated with the sale of assets and insurance claims and settlement recoveries and PepsiCo’s 2016 Core Constant Currency EPS Performance was adjusted to exclude the impact of the Venezuela deconsolidation that occurred in 2015.

(3)	TSR based on stock price appreciation and reinvested dividends of PepsiCo’s peer group in effect for each performance year.
(4)

LTI awards for the 2019 performance year consist of PSUs (66%) and LTC Awards (34%) at target under our current LTI program design (further described in the “2019 Long-Term Incentive Awards” section on page 52 of this Proxy Statement) and differ from the value reported in the 2019 Summary Compensation Table under the SEC rules. The table excludes the special PSU award that was granted to Mr. Laguarta in 2018.

PEPSICO 2020 PROXY STATEMENT 45

Executive Compensation

Strong Compensation Governance

The Compensation Committee oversees the executive compensation program and evaluates the program against competitive practices, legal and regulatory developments and corporate governance trends. The Compensation Committee has incorporated the following market-leading governance features into our program.

What We Do	What We Don’t Do

 Stringent clawback policy: PepsiCo has a robust clawback policy, providing the right to cancel and recoup granted, earned and vested awards, wholly or partly, with a look-back period in the event of misconduct
 Double trigger vesting: LTI awards provide for accelerated vesting only if an executive is involuntarily terminated without cause or resigns for good reason within two years of a change-in-control or if the awards are not assumed by the acquirer
 Responsible share usage: Share utilization is below our peer group median due to our responsible usage of shares under the LTI Plan
 Rigorous stock ownership requirements: Executive officers are required to own PepsiCo stock worth two to eight times their base salary (depending on position), with holding requirements extended for 12 months beyond employment
 Challenging incentive targets: Targets for performance metrics are aligned with certain financial goals communicated to shareholders at the beginning of the year
 Risk mitigation: Our compensation programs include balanced performance metrics, clawback provisions and an oversight process to identify risk

 No employment agreements: None of our executive officers have an employment agreement, separation or change-in-control agreement
 No supplemental executive retirement plans: We do not have any supplemental executive retirement plans, as our NEOs participate in the same pension programs as other similarly situated employees
 No tax gross-ups: We do not provide tax gross-ups on perks or benefits except in the case of standard expatriate tax equalization benefits available to all similarly situated employees
 No hedging and pledging: Under our insider trading policy, executive officers are prohibited from hedging and pledging Company stock
 No resetting of financial targets: We do not reset internal incentive targets used to determine performance-based award payouts once established at the beginning of the performance period
 No repricing: We do not reprice stock option awards and our plans expressly forbid exchanging underwater options for cash

Engagement with Our Shareholders

PepsiCo has a longstanding practice of regularly engaging with shareholders year-round. Every year, during the two-month period before the Annual Meeting of Shareholders, we contact our 75 largest shareholders offering to discuss a broad range of topics, including executive compensation. In 2019, we contacted shareholders representing approximately 48% of our outstanding shares of Common Stock. Subsequent to the Annual Meeting of Shareholders, we continue our outreach efforts to develop a better understanding of the feedback received from shareholders and issues important to our shareholders.

Our Compensation Committee considered shareholder feedback in its annual review of program components, targets and payouts to maintain awareness of emerging executive compensation practices, ensure the continued strength of our pay-for-performance alignment and sustain strong shareholder support.

At our 2019 Annual Meeting, shareholders again showed strong support for our executive compensation programs with 93% of the votes cast approving our advisory resolution.

To strengthen the link between PepsiCo’s new business strategy and incentives, the Compensation Committee implemented several changes to the overall executive compensation program in 2020.

These changes are described on page 54 of this Proxy Statement.

46 PEPSICO 2020 PROXY STATEMENT

Executive Compensation

Our Named Executive Officers

This Compensation Discussion and Analysis describes the compensation of the following NEOs:

Name and Title
Ramon L. Laguarta	Chairman of the Board and CEO, PepsiCo(1)
Hugh F. Johnston	Vice Chairman, Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”), PepsiCo
Kirk Tanner	CEO, PBNA(2)
Silviu Popovici	CEO, Europe(3)
Ronald Schellekens	EVP and Chief Human Resources Officer (“CHRO”), PepsiCo
(1)	Mr. Laguarta assumed the role of Chairman of the Board in February 2019.
(2)	Mr. Tanner was promoted to CEO, PBNA in January 2019.
(3)	Mr. Popovici was promoted to CEO, Europe Sub-Saharan Africa (“ESSA”) in February 2019, and following a change in our management reporting structure during the fourth quarter of 2019, subsequently transitioned to the role of CEO, Europe.

Components of Our Executive Compensation Program

The primary components of our executive compensation programs, summarized in the following table, ensure that pay is directly linked to the creation of sustainable long-term shareholder value.

Type	Component	Objective	Performance Metrics	Terms
Fixed Compensation	Base Salary	■Provide market-competitive fixed pay reflective of an executive officer’s role, responsibilities and individual performance in order to attract and retain top talent	■Subject to annual adjustment based on market data, internal equity, job responsibilities and individual performance	■Paid per local practice
Performance-Based Compensation	Annual Incentive	■Drive Company and business unit performance, including revenue growth, profitability and free cash flow ■Deliver individual performance against specific business imperatives
■Performance measures linked to company-wide performance or business unit performance depending on the NEO’s position and scope of responsibilities
■Individual performance tied to PepsiCo’s strategic imperatives within the scope of the executive officer’s responsibilities
■Paid in cash in the 1st quarter of the year following the performance period ■Must be employed by the Company as of the end of the fiscal year to be eligible for a payout, unless retirement-eligible
LTI
■Align executive officers’ rewards with returns delivered to PepsiCo’s shareholders via sustained financial results and shareholder returns
■Incentivize achievement of long-term value creation through stock performance objectives and critical operating performance objectives over a three-year period
■Performance measures linked to three-year goals (for 2019, measures were Core Constant Currency EPS Performance, Core Net ROIC Improvement and TSR relative to proxy peers)
■Annual awards are granted on or around March 1
■Awards generally vest after three years if the executive is still employed by the Company, unless retirement-eligible, and subject to the achievement of performance criteria

PEPSICO 2020 PROXY STATEMENT 47

Executive Compensation

2019 Target Pay Mix for Named Executive Officers

To align pay levels for NEOs with the Company’s performance, our pay mix places the greatest emphasis on performance-based incentives.

CHAIRMAN AND CEO TARGET PAY MIX	NEO AVERAGE TARGET PAY MIX (EXCLUDING CHAIRMAN AND CEO)
Performance-Based Compensation 91%	Performance-Based Compensation 84%

Base Salary

The Compensation Committee annually reviews the salaries of our NEOs, as annual salary increases are not automatic or guaranteed. In January 2019, Mr. Tanner’s base salary was increased by 7% to recognize his promotion to CEO, PBNA. Mr. Popovici’s base salary was increased by 7% effective February 2019 to recognize his appointment to CEO, ESSA.

The base salaries paid to our NEOs in fiscal year 2019 are presented in the 2019 Summary Compensation Table on page 61 of this Proxy Statement.

Name	Base Salary as of 2018 Fiscal Year-End ($000)	Base Salary as of 2019 Fiscal Year-End ($000)	Percentage Increase
Ramon L. Laguarta	1,300	1,300	0%
Hugh F. Johnston	1,000	1,000	0%
Kirk Tanner	750	800	7%
Silviu Popovici	700	750	7%
Ronald Schellekens	675	675	0%

Effective February 2020, Mr. Laguarta’s base salary increased to $1.5 million and Mr. Schellekens’ base salary increased to $700,000 as part of the Compensation Committee’s annual review of pay competitiveness.

2019 Annual Incentive Award

We provide annual cash incentive opportunities to our NEOs under the PepsiCo, Inc. Executive Incentive Compensation Plan (“EICP”). Awards granted under the EICP are designed to drive Company, business unit and individual performance.

When determining the actual annual incentive award payable to each executive officer, the Compensation Committee considers both business and individual performance. The graphic below illustrates the weighting of performance metrics for each NEO, with the exception of the Chairman and CEO, whose annual cash award is determined by the Compensation Committee and independent members of the Board based on a holistic assessment of the Company’s performance and his leadership.

48 PEPSICO 2020 PROXY STATEMENT

Executive Compensation

Business Performance Metrics. Our annual incentive program applies metrics that executives directly influence to ensure a link between annual performance and actual incentive payments. The 2019 performance metrics which make up the Business Performance weighting of the annual incentive award are listed in the table below for each NEO:

	Ramon L. Laguarta PepsiCo	Hugh F. Johnston PepsiCo	Kirk Tanner PBNA	Silviu Popovici Europe(1)	Ronald Schellekens PepsiCo
Organic Revenue Growth[9]	●	●	●	●	●
Free Cash Flow Excluding Certain Items[9]	●	●	●	●	●
Core Constant Currency EPS Performance[9]	●
Core Net ROIC Improvement[9]	●
Core Constant Currency Net Income Growth[9]		●			●
Core Constant Currency Operating Profit Growth[9]			●	●
(1)	Mr. Popovici’s performance was measured relative to business performance of ESSA. From an external reporting perspective, ESSA was realigned as Europe during the fourth quarter of 2019 and no longer includes Sub-Saharan Africa.

Business Results. In determining annual incentive awards for 2019, the Compensation Committee considered actual Company performance against the pre-established performance targets noted in the table below. Certain performance targets for our NEOs were set at levels aligned with external guidance communicated at the beginning of 2019. This ensures that our NEOs are motivated to deliver on our financial goals communicated to shareholders. We planned a decline for certain performance targets in 2019 due to anticipated investments in innovation, marketing, manufacturing and go-to-market capacity, as we believe that our significant increase in investments will position us to deliver sustainable long-term growth for our shareholders.

Performance Metrics[10]	Communicated Goals	Performance Targets	Actual Results
Organic Revenue Growth	4.0%(1)	4.6%	4.5%
Free Cash Flow Excluding Certain Items(2)	Approximately $5.0B(2)	$6.1B(2)	$6.7B(2)
Core Constant Currency EPS Performance	Approximately -1%	-1%	-1%
Core Net ROIC Improvement	(3)	-150bps	-250bps(4)
Core Constant Currency Net Income Growth	(5)	-2.3%	-2%
(1)	PepsiCo updated its financial guidance during the third-quarter 2019 earnings release from a target growth rate in Organic Revenue of 4.0% to meeting or exceeding 4.0% over prior year.
(2)	Communicated Goal is the financial objective externally communicated at the beginning of the year (Free Cash Flow). Performance Targets and Actual Results are the compensation performance measure (Free Cash Flow Excluding Certain Items).
(3)	PepsiCo expects long-term financial performance of increasing core net returns on invested capital.
(4)	Includes impact of SodaStream acquisition.
(5)	PepsiCo does not publicly disclose net income goals because such disclosure would result in competitive harm to PepsiCo.

In determining annual bonus payouts, the Compensation Committee considered actual business results relative to the performance targets outlined in the table above, in addition to other quantitative and qualitative factors including the impact of share repurchases on financial results.

PepsiCo’s business unit performance targets, which were intended to be challenging, are not disclosed because such disclosure would result in competitive harm to PepsiCo. These targets were set at levels necessary to deliver our consolidated financial goals communicated to shareholders.

Individual Performance Metrics. The Compensation Committee evaluates individual performance based on metrics related to an individual’s contribution to PepsiCo’s strategic business imperatives, such as improving operating efficiencies, driving innovation, increasing customer satisfaction, enhancing environmental sustainability and managing and developing a diverse and talented workforce. The strategic business imperatives are intended to be challenging. They can be both qualitative and quantitative and vary for each executive officer.
____________________
[9]	Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP compensation performance measures relative to reported GAAP financial measures.
[10]	Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP financial measures relative to reported GAAP financial measures, and to pages 57-62 and 64-66 of PepsiCo’s 2019 Annual Report on Form 10-K for the fiscal year ended December 28, 2019 for a more detailed description of the items excluded from these measures.

PEPSICO 2020 PROXY STATEMENT 49

Executive Compensation

NEO Performance Summary. In determining annual incentive awards for 2019, the Compensation Committee considered the following accomplishments by NEOs, other than the Chairman and CEO, who is discussed earlier. The 2019 LTI awards granted to NEOs in March 2019 took into account 2018 performance, and were also disclosed in the Compensation Discussion and Analysis of the 2019 Proxy Statement.

	NEO Performance	2019 Compensation ($000)
Hugh F. Johnston Vice Chairman, EVP and CFO, PepsiCo
■Enabled PepsiCo to increase its dividend for the 47th consecutive year in 2019, returning $8.3 billion in cash to shareholders through $5.3 billion of dividends and $3 billion in gross share repurchases
■Oversaw the generation of over $1 billion in savings through productivity initiatives which are integral towards the improvement of go-to-market capabilities and execution efficiency
■Maintained PepsiCo’s strong capital market structure, successful debt offerings and continued effective controls over capital spending, delivering Free Cash Flow of $6.7 billion excluding certain items[11]
■Facilitated PepsiCo’s information technology support through the successful deployment of a global business shared services solution
■Led the transformation of PepsiCo’s digital and analytical capabilities with the appointment of a newly-created Chief Data Officer position
■Achieved progress in the simplification and standardization of information technology processes and systems
Key Decisions: No change was made to Mr. Johnston’s total annual compensation in 2019.
Kirk Tanner CEO, PBNA
■Delivered Organic Revenue Growth of 3%[11] in a rapidly evolving retail market, PBNA’s fastest rate of growth since 2015
■Improved growth for Gatorade, building upon successful launch of Gatorade Zero, which delivered more than $600 million in retail sales in 2019
■Delivered a record year of innovation with more than $1 billion of cumulative retail sales for Gatorade Zero, bubly, Mountain Dew AMP Game Fuel, Pure Leaf Herbals and Starbucks Triple Energy
■Led the transformation of PBNA’s operating structure into segmented market units, each providing greater focus on meeting consumer demands and executing with local relevance
■Enhanced presence in the away-from-home channel by becoming the preferred beverage partner for JetBlue Airways, Carnival Cruise Line and Regal Cinemas
■Partnered with The Coca-Cola Company and Keurig Dr Pepper to launch the “Every Bottle Back” initiative with the objective of reducing the usage of new plastic by making significant improvements in the way material is collected, sorted and recycled
Key Decisions: Mr. Tanner’s base salary increased to $800,000 in connection with his promotion to CEO, PBNA in January 2019.
____________________
[11]	Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP financial measures relative to reported GAAP financial measures, and to pages 57-62 and 64-66 of PepsiCo’s 2019 Annual Report on Form 10-K for the fiscal year ended December 28, 2019 for a more detailed description of the items excluded from these measures.

50 PEPSICO 2020 PROXY STATEMENT

Executive Compensation

	NEO Performance	2019 Compensation ($000)
Silviu Popovici CEO, Europe
■Made good progress on improving top-line performance in ESSA, despite ongoing macroeconomic volatility in a number of key markets
■Improved market share in the majority of European markets, particularly within the beverages category in Norway and Poland and the snacks category in Belgium, Russia and Ukraine
■Launched the “Perfect Store” retail execution program aimed at implementing the best levers in the areas of portfolio, merchandising, visibility, price and promotion to achieve accelerated growth
■Supported product innovation across ESSA’s portfolio to improve consumer choices by reducing sodium and saturated fats with the introduction of Walker’s Oven Baked with Veg in the U.K. and Lay’s Oven Baked in Eastern markets
■Provided leadership in the transition of the Sub-Saharan Africa business unit to the Africa, Middle East, South Asia division
■Enhanced the sustainability agenda through changes in plastic bottle production in Spain, Russia and Romania, and product labeling in Russia, Romania and Ukraine, working towards achieving PepsiCo’s goal of 50% recycled plastic usage in bottles by 2030 across the European Union
Key Decisions: Mr. Popovici’s base salary increased to $750,000 in connection with his promotion to CEO, ESSA in February 2019.
Ronald Schellekens EVP and CHRO, PepsiCo
■Led succession planning process resulting from organizational changes, focused on developing and maintaining a highly skilled and diverse leadership team
■Redesigned the executive compensation programs effective 2020 in order to further enhance the link of performance-based incentives with our aspirations to become Faster, Stronger and Better
■Prioritized gender parity by advancing female promotional opportunities and pay equity in 70 countries that collectively make up more than 99 percent of PepsiCo’s salaried population
■Improved organizational health across all geographies with engagement results reflecting the highest levels in the last ten years
■Activated The PepsiCo Way, reinforcing the values and ways of working to foster a culture where employees act like owners, with a greater sense of empowerment and accountability
■Provided leadership in the operational and cultural integration of SodaStream
Key Decisions: No change was made to Mr. Schellekens’ total annual compensation in 2019.

PEPSICO 2020 PROXY STATEMENT 51

Executive Compensation

2019 Long-Term Incentive Awards

PepsiCo’s LTI program is 100% performance-based. The design helps ensure an appropriate level of focus on successfully attaining critical operating goals and sustained appreciation in shareholder value relative to our peers.

Awards granted include two distinct components: PSUs and LTC Awards. Each executive’s target grant value is based on his or her role. Actual grant values can be between 0% and 125% of target based on long-term individual performance.

Performance Stock Units

The PSUs incentivize our executive officers to focus on critical operating performance objectives that we believe will translate to sustainable shareholder returns over the long-term. The PSUs will pay out in PepsiCo shares, plus dividends accrued over the vesting period on earned shares.

50% weighting

Earnings Per Share
3-year average of annual Core Constant Currency EPS Performance rates
A metric followed by shareholders that incorporates key elements of financial success, including top-line growth in revenue, expense control, the effectiveness of investments made in the business over time, and bottom-line profitability.

50% weighting

Return on Invested Capital
3-year cumulative increase in Core Net ROIC
A metric followed by shareholders that measures the improvement in both capital spending and working capital management, enabling us to continue to improve the efficiency of our asset base.

Payout	0 - 175% of Target

Long-Term Cash Award

The LTC Award focuses on relative TSR performance, strengthening alignment with long-term shareholder value creation. The LTC Award is denominated and will pay out in cash, reflecting PepsiCo’s responsible use of shares under our LTI program.

0 - 200%

Relative TSR Performance
TSR performance relative to our proxy peer group over a 3-year performance period

Target payout requires us to deliver positive 3-year TSR. Linear interpolation is used when ranking falls between percentages shown.

Payout	0 - 200% of Target

52 PEPSICO 2020 PROXY STATEMENT

Executive Compensation

Long-Term Incentive Award Payouts

2017 PSU Payout

As a result of investments made to accelerate growth initiatives, the 2017 PSUs paid out at 75.6% of target.

3-YEAR AVERAGE CORE CONSTANT CURRENCY EPS PERFORMANCE[12]	3-YEAR CORE NET ROIC IMPROVEMENT[12]

■PepsiCo’s three-year (2017-2019) average Core Constant Currency EPS Performance[12] compensation performance measure of 5.1% was below the threshold of 5.3% set by the Compensation Committee in March 2017
■In calculating this compensation performance measure, PepsiCo’s 2018 Core Constant Currency EPS Performance was adjusted to exclude certain gains associated with the sale of assets and insurance claims and settlement recoveries

■PepsiCo’s actual three-year (2017-2019) Core Net ROIC[12] compensation performance measure improved from 21.5% to 24.0% over the three-year performance period, a 252bps increase that exceeded the 150bps target set by the Compensation Committee in March 2017
■In calculating this compensation performance measure, PepsiCo’s Core Net ROIC Improvement was adjusted to exclude the impact of the SodaStream acquisition in 2018 and 2019, as well as the impact of changes in foreign exchange rates from 2017 to 2019

Name	PSUs Granted	PSUs Earned	Payout of Target
Ramon L. Laguarta	23,491	17,759	75.6%
Hugh F. Johnston	32,887	24,863	75.6%
Kirk Tanner	18,793	14,208	75.6%
Silviu Popovici(1)	7,389	5,586	75.6%
Ronald Schellekens(2)	0	0	Not Applicable
(1)	In conjunction with Mr. Popovici’s promotion to President, ESSA in 2017, he is entitled to two separate PSU grants included above, vesting at different times in 2020 based on identical performance targets.
(2)	Mr. Schellekens is not eligible for PSUs granted in 2017 as he was not an executive officer in 2017.

2017 Long-Term Cash Award Payout

The 2017 LTC Award paid out at 102% of target in light of our total return to shareholders, including dividends, outperforming the median of our proxy peer group over the three-year performance period.

3-YEAR RELATIVE TSR PERCENTILE VS. PROXY PEER GROUP

■Based on PepsiCo’s TSR of 42.8% for the three-year performance period ended on December 31, 2019, PepsiCo ranked at the 51st percentile relative to our proxy peer group

Name	LTC Granted ($000)	LTC Earned ($000)	Payout of Target
Ramon L. Laguarta	1,328	1,355	102%
Hugh F. Johnston	1,859	1,897	102%
Kirk Tanner	1,063	1,084	102%
Silviu Popovici	289	295	102%
Ronald Schellekens(1)	0	0	Not Applicable
(1)	Mr. Schellekens is not eligible for a LTC Award granted in 2017 as he was not an executive officer in 2017.
____________________
[12]	Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP compensation performance measures relative to reported GAAP financial measures.

PEPSICO 2020 PROXY STATEMENT 53

Executive Compensation

Change to Executive Compensation Design

PepsiCo’s executive compensation program evolves taking shareholder input and current best practices into account. As a result of a comprehensive review of our programs and in conjunction with our strategic transformation, the Compensation Committee approved several enhancements to PepsiCo’s executive compensation design to further align incentives with our accelerated growth imperative.

The below changes to the annual incentive design will not be applicable to the Chairman and CEO, whose performance will continue to be evaluated by the Board of Directors based on a holistic assessment of PepsiCo’s operating results and progress against PepsiCo’s strategic priorities.

2020 Changes to Annual Incentive Design

To support our vision to Be the Global Leader in Convenient Foods and Beverages by Winning with Purpose, we have made changes to our executive Annual Incentive Award program in 2020 to make us Faster, Stronger and Better.

2020 Annual Incentive Program - Key Changes

Business Performance Metrics	A Relative Competitive Performance metric is added to business performance to measure our market share improvement compared to our competitors in the market

Individual Performance	While individual performance currently accounts for 30% of the overall annual incentive target, the individual performance becomes a multiplier under the new design, with a possible score ranging from 0% to 150% to enhance differentiation in payouts among executives

2020 Changes to Long-Term Incentive Design

2020 Long-Term Incentive Program - Key Changes

Business Performance Metrics	PSUs will be measured using 3-year Organic Revenue Growth instead of 3-year Core Net ROIC Improvement as the combination of Core Constant Currency EPS Performance and Organic Revenue Growth focuses on disciplined investment to fuel accelerated growth and enhanced shareholder returns

Individual Performance	Individual performance metrics will no longer be used to determine the LTI grant value

Payout	Payout range from 0% to 200% of target

Our move to three-year Organic Revenue Growth as a critical performance measure in the new LTI design, along with the other long-term performance objectives, reinforces PepsiCo’s vision to Be the Global Leader in Convenient Foods and Beverages by Winning with Purpose.

54 PEPSICO 2020 PROXY STATEMENT

Executive Compensation

In setting the value of the LTI awards for the March 2020 grants under the new plan design, the Compensation Committee considered the prior year’s compensation targets and the importance of motivating the executive management team to focus on our strategic mission and vision, and particularly on achieving our long-term growth objectives during this period of change and transformation. The 2020 LTI awards were the first long-term equity awards granted to the executive management team following the articulation of our new strategy in 2019. The Compensation Committee structured the 2020 LTI awards to provide strong alignment between the executives’ incentives and the key drivers underlying our long-term growth strategy, including our three-year Organic Revenue Growth metric which was incorporated as a performance measure for PSU awards for the first time in 2020.

The vesting of LTI awards continues to be 100% performance-based, subject to the achievement of ambitious three-year financial targets aligned with the terms and conditions of PepsiCo’s LTI program. The three-year cliff vesting also serves as a critical retention tool in an environment of competition for key talent.

Special Long-Term Incentive Awards

Special PSU Award Grants

The Compensation Committee recognizes that retention of highly qualified leaders is critical to PepsiCo’s continued strong performance and successful succession planning. Due to the breadth and depth of expertise they have gained through their PepsiCo careers, PepsiCo’s senior leaders are often considered for senior roles outside of PepsiCo. Each year, the CEO presents an extensive analysis to the Compensation Committee that addresses talent retention considerations, taking into account the demonstrated performance and future potential of each senior officer, as well as the competitive landscape for executive talent and business disruption likely to be caused by unplanned departures.

As a result of this analysis, the Compensation Committee grants special performance-based awards to select talented leaders critical to our business continuity and growth.

As disclosed in prior years’ Proxy Statements, the Board of Directors took into account the leadership transitions that occurred towards the end of 2017 with Mr. Laguarta’s appointment to President, PepsiCo, followed by Mr. Popovici’s appointment to President, ESSA, and granted Mr. Laguarta and Mr. Popovici each a special PSU award on March 1, 2018. Mr. Laguarta received a special PSU award of 36,782 shares (at target) with a vesting date of March 1, 2022. Mr. Popovici received a special PSU award of 13,793 shares (at target) with a vesting date of March 1, 2021. Both awards will be earned over a three-year performance period (2018-2020) based on the achievement of three separate annual performance targets determined by the Compensation Committee each year.

The ultimate payout for each of these awards will be calculated based on the average of the attainments for each of the three performance periods and can be earned between 0% to 125% of target, having no value to the executive unless the executive remains employed with PepsiCo for the relevant vesting period and the specified performance criteria are met. The awards are forfeited if the executive retires or terminates employment prior to the end of the vesting period or if the underlying performance goals are not attained.

For 2019, the targets related to PepsiCo and ESSA Organic Revenue Growth for Mr. Laguarta and Mr. Popovici, respectively. The PepsiCo target was achieved at approximately 97% of target and the ESSA target was achieved at approximately 73% of target. For 2020, consistent with our articulated strategy, the Compensation Committee determined to continue to focus Messrs. Laguarta and Popovici on top-line growth goals for our entire portfolio.

No new special PSU awards were approved in 2019.

PEPSICO 2020 PROXY STATEMENT 55

Executive Compensation

Retirement and Benefit Programs

Pension and Post-Retiree Medical	Health and Mobility Benefits

■Our NEOs participate in the same retirement programs as other similarly situated employees and receive no enhancements in determining their benefits versus other employees
■PepsiCo maintains defined benefit pension plans for the majority of U.S. salaried employees hired before January 1, 2011 and defined contribution plans for U.S. salaried employees hired in 2011 or later
■A separate retirement plan is also maintained for certain employees working outside the U.S. who are unable to participate in their home country plans
■Details for participating executive officers are described in the “2019 Pension Benefits” section beginning on page 67
■Our NEOs are also eligible for retiree medical coverage on the same terms as other similarly situated employees
■No NEOs were provided enhanced coverage, such as executive life insurance

■Executive officers receive the same healthcare benefits as other similarly situated employees
■U.S.-based medical benefits are the same for all participants in the Company’s healthcare program; however, our executive officers are required to pay two to three times as much as non-executive employees for their coverage
■International medical benefit plans vary, but executives typically receive the benefits offered in the relevant broad-based program
■PepsiCo’s global mobility program facilitates the assignment of global talent to positions in other countries by minimizing any financial detriment or gain to the employee from an international assignment
■In 2019, Mr. Popovici participated in the mobility program due to his assignment in Switzerland, and Mr. Schellekens participated in the mobility program with his relocation to the U.S.
■Executive officers who relocate are supported under the mobility program available to all PepsiCo salaried employees, eligible for reimbursement for relocation expenses, such as household goods shipment and applicable taxes associated with moving

Perquisites	Executive Income Deferral

■Consistent with our pay-for-performance philosophy, we limit executive perquisites to a Company car allowance, an annual physical and limited personal use of Company aircraft
■Based on an independent security study, the Compensation Committee generally requires the CEO to use Company aircraft to enhance personal safety and to increase time available for business purposes
■Certain executive officers may also be required to use Company ground transportation
■Certain exceptions allow the use of commercial aviation provided that the PepsiCo Global Security Team has assessed the risk and trip itinerary in advance, establishing a travel security protocol
■Executives are fully responsible for their personal income tax liability associated with personal use of Company aircraft
■A select few executive officers who are permitted to use Company aircraft, other than the CEO, must reimburse PepsiCo for the full variable operating cost of personal flights in excess of a limited number of hours per year as established by the Compensation Committee
■Personal use of Company ground transportation and Company aircraft for executive officers other than the CEO must be approved by the CEO on a case-by-case basis

■Under the PepsiCo Executive Income Deferral Program (the “EIDP”), most U.S.-based executives can elect to defer up to 75% of their base salary and up to 100% of their annual cash incentive awards into phantom investment funds on a tax-deferred basis
■Executives may elect to have their deferral accounts notionally invested in market-based funds, including the PepsiCo Common Stock Fund
■The EIDP does not guarantee a rate of return, does not match deferrals and none of the funds provide “above market” earnings
■The EIDP is a non-qualified and unfunded program in which account balances are unsecured and at risk, with its material features described in the “2019 Non-Qualified Deferred Compensation” section beginning on page 70

56 PEPSICO 2020 PROXY STATEMENT

Executive Compensation

Peer Group

The Compensation Committee utilizes a peer group to evaluate whether executive officer pay levels are aligned with Company performance on a relative basis. The Compensation Committee primarily identifies companies that are of comparable size (based on revenue and market capitalization), maintain strong consumer brands, have an innovative culture, compete with PepsiCo for executive talent and/or possess significant international operations. There were no changes to our peer group during the 2019 performance year.

PEPSICO 2019 COMPENSATION PEER GROUP

The 3M Company	International Business Machines Corp.	Pfizer Inc.
Anheuser-Busch InBev SA/NV	Johnson & Johnson	The Procter & Gamble Company
Apple, Inc.	The Kraft Heinz Company	Starbucks Corporation
The Coca-Cola Company	McDonald’s Corporation	Unilever PLC
Colgate-Palmolive Company	Microsoft Corporation	United Parcel Service, Inc.
Danone S.A.	Mondelez International, Inc.	Walmart Inc.
General Electric Company	Nestlé S.A.	The Walt Disney Company
General Mills, Inc.	Nike, Inc.

PEPSICO VS. PEER GROUP

*	Based on the four fiscal quarters ended prior to December 28, 2019 and publicly available as of March 1, 2020
**	Based on 2019 year-end

Governance Features of Our Executive Compensation Programs

We believe that PepsiCo’s compensation programs should ensure that our executives remain accountable for business results and take responsibility for the assets of the business and its employees. Consistent with this objective, our Board has incorporated strong governance features into our executive compensation programs.

Risk Mitigation

PepsiCo’s executive compensation programs include features intended to discourage employees from taking unnecessary and excessive risks that could threaten the financial health and viability of the Company.

Balanced Performance Metrics	Accountability for Prior Business Unit Results	Emphasis on Long-Term Shareholder Value Creation	Stringent Clawback Provisions

The annual incentive program utilizes balanced financial metrics consisting of top-line metrics (such as organic revenue), bottom-line metrics (such as operating profit) and metrics designed to enhance capital management (such as cash flow).

All or a portion of the annual incentive award for any executive officer who assumes a new leadership position in a different business unit is determined based on the prior business unit’s results to hold the executive officer accountable for sustained performance.

LTI awards are the most significant element of executive officer pay and focus executives on creating long-term shareholder value, measured in terms of delivering exceptional long-term operating results and stock price changes relative to a comparator group.

Under PepsiCo’s annual incentive, LTI and executive deferral programs, the Company has the right to cancel and recoup awards and gains from an executive in certain circumstances, such as if he or she engages in gross misconduct, violates applicable non-compete provisions, or causes or contributes to the need for an adjustment to the Company’s financial results through gross negligence or misconduct.

PEPSICO 2020 PROXY STATEMENT 57

Executive Compensation

Stock Ownership Requirements

Under PepsiCo’s stock ownership guidelines, executive officers are required to own shares of PepsiCo Common Stock equal in value to a specified multiple of their annual base salary, as set forth below:

CEO
CFO and Business Unit CEOs
All Other Executive Officers

Shares of PepsiCo Common Stock or equivalents held by the executive officer (or immediate family members) in the 401(k) plan, in a deferred compensation account, or in a trust for the benefit of immediate family members count towards satisfying the requirement. Unexercised stock options and unvested PSUs and Restricted Stock Units (“RSUs”) granted under the LTI Plan do not count towards satisfying the applicable stock ownership requirement.

Executive officers have five years from the date they first become subject to a particular level of stock ownership to meet the stock ownership requirement. With Mr. Laguarta’s promotion to CEO in October 2018, he is required to own PepsiCo Common Stock equal to 8 times his current annual base salary and continues to be well-positioned to meet this requirement by October 2023.

All of PepsiCo’s executive officers have met or are on track to meet their ownership requirements within the five-year period.

Executive officers who terminate or retire from PepsiCo are required to continue to hold 100% of the shares needed to meet the applicable level of stock ownership until at least six months after termination or retirement and to continue to hold at least 50% of the shares needed to meet the applicable level of stock ownership until at least twelve months after termination or retirement.

Share Retention Policy

To ensure that our executive officers exhibit a strong commitment to PepsiCo stock ownership, the Board adopted a Share Retention Policy in 2002. The policy limits the proceeds that an executive officer may receive in cash upon exercise of stock options during each calendar year to 20% of the aggregate value of all of the executive officer’s in-the-money vested stock options. Any proceeds in excess of this 20% limit must be held in shares of PepsiCo Common Stock for at least one year after the date of exercise. In addition, executive officers are required to hold at least 50% of the shares, net of applicable tax withholding, received upon the vesting and payout of PSUs in furtherance of PepsiCo’s stock ownership guidelines.

Executive officers who maintain the required level of stock ownership are exempt from the Share Retention Policy.

No Employment Contracts

None of our NEOs have an employment contract or separation agreement, and we do not maintain formal programs or policies that guarantee cash severance or continued access to health and welfare benefits in the event of an involuntary termination of employment. Consistent with our approach of rewarding performance, employment is not guaranteed, and either the Company or the NEO may terminate the employment relationship at any time. In some cases, the Compensation Committee or the Board may agree to provide separation payments and benefits to departing executives upon their termination. Such terminations are addressed on a case-by-case basis, taking into consideration the nature of the termination and a variety of other factors.

Change in Control Provisions

PepsiCo does not maintain formal policies for our NEOs that provide for predetermined cash severance, continued health and welfare benefits, pension service credit, tax gross-ups or any other change-in-control benefits other than change-in-control protections under the shareholder-approved LTI Plan.

58 PEPSICO 2020 PROXY STATEMENT

Executive Compensation

The LTI Plan provides non-employee directors and all employees, including executive officers, change-in-control protection for their LTI awards. Outstanding unvested awards vest, and performance-based awards are payable in accordance with their terms as if performance metrics have been achieved at the target performance level in the event that the participant is terminated without cause or resigns for good reason within two years following a change-in-control of PepsiCo (i.e., “double trigger” vesting) or if the acquiring entity fails to assume the awards. We utilize “double trigger” vesting to ensure management talent will be available to assist in the successful integration following a change-in-control and to align with prevailing governance practices.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits employees, including executive officers, from engaging in activities that are designed to hedge or offset any decrease in the market value of PepsiCo stock (including purchasing financial instruments such as prepaid variable forward contracts, collars, exchange funds or equity swaps or engaging in short sales). In addition, employees, including executive officers, may not hold PepsiCo securities in a margin account or pledge PepsiCo stock or PepsiCo stock options as collateral for a loan or otherwise.

Limited Trading Windows

Executive officers can only transact in PepsiCo securities during approved trading windows after satisfying mandatory clearance requirements.

Responsible Equity Grant Practices

PepsiCo’s equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices equal to the “fair market value” of PepsiCo Common Stock on such dates.

■

Stock option, PSU and RSU grants are awarded under our shareholder-approved LTI Plan at “fair market value,” defined as the average of the high and low stock prices rounded up to the nearest quarter on the date of grant. These formulas mitigate the impact of our stock price’s intra-day volatility when setting the grant price of equity awards.

■

PepsiCo does not backdate, reprice or grant stock options retroactively. Our shareholder-approved LTI Plan prohibits repricing of awards or exchanges of underwater options for cash or other securities without shareholder approval.

■	Under our shareholder-approved LTI Plan, stock options, RSUs, PSUs and LTC Awards generally require a three-year minimum vesting period.
■	PepsiCo is responsible in the use of shares under our LTI program, with share utilization below our peer group median.

Tax Considerations

Historically, the Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code in establishing compensation for our executive officers, with a primary objective of supporting PepsiCo’s business needs and workforce strategy.

Prior to the 2018 taxation year, Section 162(m) generally disallowed a tax deduction for compensation over $1 million paid for any fiscal year to the CEO and the three other highest paid executive officers other than the CFO, unless the compensation qualified as “performance-based.” Effective with the January 1, 2018 taxation year, the Section 162(m) performance-based exception is no longer applicable and the $1 million deduction limit applies to the CEO, CFO and the top three other highest compensated executive officers in the year. The deduction limit also applies to all those who were subject to the limit in any prior year after 2016, and it continues to apply to compensation paid at any time, including after termination or retirement and after death.

The 2018 changes to Section 162(m) include a “grandfather” provision that continues to apply Section 162(m)’s pre-2018 terms to certain compensation payable under a written binding contract (such as an award agreement or plan) that is in effect on November 2, 2017 and not materially modified. The 2017 LTC Awards were granted under the shareholder-approved LTI Plan and set forth in award agreements that were binding on November 2, 2017. The Compensation Committee sets payouts for the 2017-2019 LTI Award cycle based on maximum achievement of a Core Constant Currency Net Income target of $10 billion. The 2017 LTC Awards are intended to qualify as performance-based compensation deductible under Section 162(m) as they were subject to binding agreements on November 2, 2017. However, there can be no guarantee that the awards will be treated as qualified performance-based compensation under Section 162(m).

PEPSICO 2020 PROXY STATEMENT 59

Executive Compensation

Our Decision Making Process

COMPENSATION COMMITTEE

The Compensation Committee oversees and evaluates PepsiCo’s executive compensation programs against competitive practices, regulatory developments and corporate governance trends.

JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC

February Meeting	March Meeting	September Meeting	November Meeting
■Certifies performance-based incentive payouts
■Recommends CEO compensation to independent members of the Board without management input
■Approves performance goals and other objectives of the Chairman and CEO
■Approves executive officer compensation based on Company performance, market data, responsibilities and other factors
■Sets specific performance targets for executive officer incentive awards ■Reviews compensation-related disclosures for Proxy Statement
■Reports to the Board regarding director compensation and stock ownership guidelines
■Establishes peer group companies used to benchmark Company performance and executive officer compensation
■Reviews trends and best practices in executive compensation

■Reviews Committee Charter, Committee’s assessment results and work plan for the following year
■Reviews and approves executive compensation policies, such as stock ownership and clawback provisions, as needed

Compensation Committee meetings may occur on a more frequent basis in the event of ad hoc matters for discussion or approval.

Independent Advisor	PepsiCo Management
The Compensation Committee has engaged FW Cook as its independent external advisor, and considers analysis and advice from FW Cook when making compensation decisions	PepsiCo’s Management team is responsible for providing input to the Compensation Committee with respect to compensation decisions for PepsiCo’s executive officers (other than the Chairman and CEO)
■Provides recommendations on Chairman and CEO compensation directly to the Compensation Committee, without consulting management
■Periodically reviews the Company’s executive compensation programs, in cooperation with management, and advises the Committee of changes that may be made to better reflect evolving best practices and improve effectiveness
■Periodically reviews the Company’s compensation philosophy, target peer group and target competitive positioning for reasonableness and appropriateness
■All services performed by FW Cook have been limited to executive and director compensation consulting
■FW Cook is prohibited from undertaking any other work with PepsiCo management or employees and has direct access to Compensation Committee members without management involvement
■The Compensation Committee assessed FW Cook’s independence under SEC regulations and Nasdaq listing standards, and concluded that there is no conflict of interest

■Provides input regarding PepsiCo’s business strategy and performance
■The Chairman and CEO provides the Compensation Committee with a self-assessment based on achievement of the agreed-upon objectives and other leadership accomplishments
■The Chairman and CEO provides the Compensation Committee with performance evaluations and pay recommendations for other executive officers

60 PEPSICO 2020 PROXY STATEMENT

Executive Compensation

2019 Summary Compensation Table

The following table summarizes the compensation of the NEOs for the fiscal year ended December 28, 2019 in accordance with SEC rules. We encourage you to also review pages 44-45 for a description of how Chairman and CEO compensation is viewed by PepsiCo’s Board.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)			Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
					Subtotal for Annual Payouts ($)(4)	Subtotal for Long-Term Payouts ($)(5)	Total for Annual and Long-Term Payouts ($)(6)
Ramon L. Laguarta Chairman of the Board and Chief Executive Officer	2019	1,300,000	—	8,022,328	3,100,000	1,354,688	4,454,688	2,654,833	438,968	16,870,817
	2018	996,923	—	4,427,104	1,800,000	1,238,875	3,038,875	1,132,418	1,232,076	10,827,396
	2017	799,615	—	2,578,137	1,551,800	1,680,000	3,231,800	2,963,657	584,036	10,157,245
Hugh F. Johnston Vice Chairman, EVP and CFO	2019	1,000,000	—	4,124,960	2,114,000	1,896,563	4,010,563	2,101,080	55,414	11,292,017
	2018	962,500	—	3,609,413	1,647,800	1,892,100	3,539,900	958,108	72,145	9,142,066
	2017	950,000	—	3,609,348	1,624,500	3,360,000	4,984,500	2,107,738	64,666	11,716,252
Kirk Tanner CEO, PBNA	2019	800,000	—	2,078,952	1,219,200	1,083,750	2,302,950	1,581,885	72,950	6,836,737
Silviu Popovici CEO, Europe	2019	742,308	—	2,513,372	1,185,900	294,780	1,480,680	231,730	1,163,924	6,132,014
	2018	700,000	—	2,397,503	1,139,300	74,420	1,213,720	140,209	1,699,602	6,151,034
Ronald Schellekens EVP and CHRO	2019	675,000	1,200,000	1,055,948	942,000	—	942,000	—	308,528	4,181,476
(1)	Messrs. Tanner and Schellekens were not NEOs prior to 2019 and, as a result, only their 2019 compensation information is being disclosed in the Summary Compensation Table. Mr. Popovici was not an NEO prior to 2018 and, as a result, only his 2018 and 2019 compensation information is being disclosed in the Summary Compensation Table.
(2)	The amount reported for Mr. Schellekens is a payment made to offset compensation that was forfeited due to his leaving his prior employer, which he received on the six-month anniversary of his start date.
(3)	The amounts reported for stock awards represent the aggregate grant date fair value of stock awards calculated in accordance with the accounting guidance on share-based payments. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Note 6 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year.
For 2019, the amounts reported in this column represent the grant date fair value of PSU awards and special PSU awards. If PepsiCo were to exceed its performance targets, grant recipients may earn up to 175% of the target number of PSUs granted and 125% of the target number of special PSUs granted. The following table reflects the grant date fair value of the PSU awards at below-threshold, target and maximum performance earn-out levels.
	Value of 2019 PSU Awards
Name	Below Threshold	At Target Level ($)	At Maximum 175% Level ($)
Ramon L. Laguarta	—	6,600,052	11,550,091
Hugh F. Johnston	—	4,124,960	7,218,680
Kirk Tanner	—	2,078,952	3,638,166
Silviu Popovici	—	1,980,004	3,465,007
Ronald Schellekens	—	1,055,948	1,847,909
In 2018, Messrs. Laguarta and Popovici received special PSU awards of 36,782 and 13,793 shares, respectively, with a maximum payout level of 45,978 and 17,241 shares, respectively. Grant date fair value is calculated based on the number of shares issuable at target achievement level. Because the performance-related payout is based on separate measurements of our financial performance for each year over a three- year performance period (2018-2020), and those separate performance targets are established at the beginning of each performance year, the accounting guidance on share-based payments requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance targets are approved. The amounts for 2019 represent the grant date fair value for special PSU awards at target that may be earned based on performance against 2019 targets. It excludes shares that were earned based on performance against 2018 targets and shares that may be earned based on performance against 2020 targets.

PEPSICO 2020 PROXY STATEMENT 61

Executive Compensation

(4)	As described in the “2019 Annual Incentive Award” section of the Compensation Discussion and Analysis on pages 48-51 of this Proxy Statement, the amounts reported reflect compensation earned for performance under the annual incentive compensation program for that year, paid in March of the subsequent year.
(5)	As described in the “Long-Term Incentive Award Payouts” section of the Compensation Discussion and Analysis on page 53 of this Proxy Statement, the Long-Term Payout amounts reported for 2019 reflect compensation earned for performance over a three-year period (2017-2019) under the LTC Award granted in 2017 and paid in March 2020. Mr. Schellekens was not eligible for a LTC Award granted in 2017 as he was not an executive officer in 2017.
(6)	Represents the total of the Annual Payouts and Long-Term Payouts of Non-Equity Incentive Plan compensation.
(7)	The amounts reported reflect the aggregate change in the actuarial present value of each NEO’s accumulated benefit under the defined benefit pension plans in which they participate. The change in pension value reflects changes in age, service and earnings during 2019. Mr. Schellekens was hired after December 31, 2010 and therefore he is not eligible to participate in any defined benefit pension plans sponsored by PepsiCo.
(8)	The following table provides the details for the amounts reported for 2019 for each NEO:

Name	Personal Use of Company Aircraft(A) ($)	Personal Use of Ground Transportation(A) ($)	Car Allowance ($)	Company Contributions to Defined Contribution Plans(B) ($)	Global Mobility(C) ($)	Tax Reimbursement(D) ($)	Total All Other Compensation(E) ($)
Ramon L. Laguarta	275,645	18	25,350	—	89,847	48,108	438,968
Hugh F. Johnston	19,398	636	25,350	—	—	—	55,414
Kirk Tanner	46,600	—	25,350	—	—	—	72,950
Silviu Popovici(F)	—	—	38,301	—	564,717	560,906	1,163,924
Ronald Schellekens	—	496	25,350	51,817	157,847	73,018	308,528
(A)	Personal use of Company aircraft and ground transportation is valued based on the aggregate incremental cost to the Company. The aggregate incremental cost is generally calculated based on the variable operating costs that were incurred as a result of personal use of the aircraft (such as fuel, maintenance, landing fees, crew expenses, catering and en-route charges) or ground transportation (such as fuel and the driver’s compensation). Infrequently, an executive’s spouse or other family member may fly on the Company aircraft or share ground transportation as an additional passenger. There is no incremental cost associated with such usage. The NEOs are fully responsible for all personal income taxes associated with any personal use of Company aircraft and ground transportation.
(B)	Mr. Schellekens participated in the ARC and ARC-E programs described under the “2019 Pension Benefits” section beginning on page 67 and the “2019 Non-Qualified Deferred Compensation” section beginning on page 70.
(C)	The amounts reported reflect the expense for benefits provided pursuant to PepsiCo’s standard global mobility program as a result of Mr. Laguarta’s relocation to the United States, Mr. Popovici’s international assignment in Switzerland and Mr. Schellekens relocation to the United States. These benefits include housing, cost-of-living and home-leave allowances and household goods storage. The global mobility program facilitates the assignment of employees to positions outside their home country by minimizing any financial detriment or gain to the employee from the international assignment.
(D)	For Mr. Popovici, this reflects the total net amount of tax equalization designed to cover taxes on his compensation in excess of the taxes he would have incurred in his home country, in accordance with our standard mobility program. For Messrs. Laguarta and Schellekens, it also reflects reimbursement of all tax obligations directly related to relocation assistance and taxes incurred in connection with such assistance, in accordance with standard policy that applies to all participating employees.
(E)	The total also includes the cost of an annual physical exam for Mr. Johnston and the PepsiCo Foundation matching gifts and other charitable contributions for Messrs. Johnston and Tanner. PepsiCo Foundation matching gift contributions are available to all PepsiCo employees and PepsiCo non-employee directors.
(F)	The car allowance and global mobility benefits provided to Mr. Popovici while in Switzerland were paid in Swiss Francs and converted into U.S. dollars based on an average monthly exchange rate of 1 CHF = 1.0079 USD for 2019.

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Executive Compensation

2019 Grants of Plan-Based Awards

The following table summarizes grants of annual incentive awards, LTC Awards and PSUs provided to NEOs in 2019. LTC Awards and PSUs granted in 2019 recognized 2018 performance, with the exception of the Special PSU Awards granted in connection with leadership transitions. The material terms of PepsiCo’s annual and LTI programs are described in the Compensation Discussion and Analysis beginning on page 43 of this Proxy Statement.

					Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date(1)	Approval Date(1)	Grant Type		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ramon L. Laguarta	—	2/13/2019	Annual Incentive	(3)	—	2,600,000	5,200,000
	3/1/2019	2/13/2019	Long-Term Cash	(4)	—	3,400,000	6,800,000
	3/1/2019	2/13/2019	PSUs	(5)				—	56,897	99,570	6,600,052
	3/1/2019	—	Special PSUs	(6)				—	12,261	15,326	1,422,276
Hugh F. Johnston	—	2/13/2019	Annual Incentive	(3)	—	1,750,000	3,421,250
	3/1/2019	2/13/2019	Long-Term Cash	(4)	—	2,125,000	4,250,000
	3/1/2019	2/13/2019	PSUs	(5)				—	35,560	62,230	4,124,960
Kirk Tanner	—	2/13/2019	Annual Incentive	(3)	—	1,200,000	2,346,000
	3/1/2019	2/13/2019	Long-Term Cash	(4)	—	1,071,000	2,142,000
	3/1/2019	2/13/2019	PSUs	(5)				—	17,922	31,364	2,078,952
Silviu Popovici	—	2/13/2019	Annual Incentive	(3)(7)	—	1,112,500	2,174,938
	3/1/2019	2/13/2019	Long-Term Cash	(4)	—	1,020,000	2,040,000
	3/1/2019	2/13/2019	PSUs	(5)				—	17,069	29,871	1,980,004
	3/1/2019	—	Special PSUs	(8)				—	4,598	5,748	533,368
Ronald Schellekens	—	2/13/2019	Annual Incentive	(3)	—	810,000	1,583,550
	3/1/2019	2/13/2019	Long-Term Cash	(4)	—	544,000	1,088,000
	3/1/2019	2/13/2019	PSUs	(5)				—	9,103	15,930	1,055,948
(1)	Consistent with prior years, 2019 PSUs and LTC Awards were approved by the Compensation Committee at its regularly scheduled meeting in February. The approval date for the awards was February 13, 2019 and the grant date was March 1, 2019. The special awards discussed in footnotes 6 and 8 were first authorized by the Compensation Committee on February 5, 2018.
(2)	The amounts reported represent the aggregate grant date fair value of all PSUs granted to NEOs in 2019 calculated in accordance with the accounting guidance on share-based payments. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the PSUs reported, please see Note 6 to the Company’s consolidated financial statements in the Company’s 2019 Annual Report on Form 10-K for the fiscal year ended December 28, 2019.
(3)	The amounts reported reflect the potential range of 2019 annual cash incentive awards under the EICP, as described under the “2019 Annual Incentive Award” section in the Compensation Discussion and Analysis on pages 48-51 of this Proxy Statement.
(4)	The amounts reported reflect the potential range of 2019 LTC Award payouts under the shareholder-approved LTI Plan. The actual LTC Award earned is determined based on the level of achievement attained with respect to the pre-established performance targets based on PepsiCo’s TSR relative to the proxy peer group over the three-year performance period and will be paid out on the third anniversary of the grant date.
(5)

The actual number of shares of PepsiCo Common Stock that are earned for the 2019 PSUs will be determined based on the level of achievement attained with respect to Core Constant Currency EPS Performance and cumulative Core Net ROIC Improvement consistent with the pre-established payout scale determined for the three-year performance period. If PepsiCo performs below the pre-established performance targets, the number of PSUs earned will be reduced below the target number. The amounts reported in the “target” column reflect the number of PSUs that may be paid out if the performance targets are achieved at 100%, and the amounts reported in the “maximum” column reflect the maximum number of PSUs that will be paid out if the performance targets are exceeded.

The PSUs earned by NEOs will vest and be paid out in shares of PepsiCo Common Stock on the third anniversary of the grant date subject to pro-rata vesting upon retirement between ages 55 and 61, inclusive, with at least 10 years of service, and full vesting upon retirement at age 62 or older with at least 10 years of service, in each case subject to achievement of the applicable performance targets over the full three-year performance period. As of 2019 fiscal year-end, Messrs. Laguarta and Johnston are eligible for pro-rata vesting. Notwithstanding the level of performance achieved, the Compensation Committee retains the discretion to reduce the number of shares issued in settlement of the 2019 PSU awards.

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(6)	The amount reported reflects a special PSU award which was awarded to Mr. Laguarta in 2018 as described in the Compensation Discussion and Analysis. The award is scheduled to vest on the fourth anniversary of the grant date, subject to the achievement of annual performance targets over a three-year performance period (2018-2020), and subject to continued employment through March 1, 2022. Grant date fair value is calculated based on the number of shares issuable at target achievement level. Because the performance-related payout is based on separate measurements of our financial performance for each year over a three-year performance period (2018-2020), and those separate performance targets are established at the beginning of each performance year, the accounting guidance on share-based payments requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance targets are approved. The amounts for 2019 represent the grant date fair value for special PSU awards at target that may be earned based on performance against 2019 targets. It excludes shares that were earned based on performance against 2018 targets and that may be earned based on performance against 2020 targets.
(7)	Mr. Popovici’s target and maximum annual incentive reflect a pro-rated increase based on the base salary adjustment received in February 2019 in connection with his promotion to CEO, ESSA.
(8)	The amount reported reflects a special PSU award which was awarded to Mr. Popovici in 2018 as described in the Compensation Discussion and Analysis. The award is scheduled to vest on the third anniversary of the grant date, subject to the achievement of annual performance targets over a three-year performance period (2018-2020), and subject to continued employment through March 1, 2021. Grant date fair value is calculated based on the number of shares issuable at target achievement level. Because the performance-related payout is based on separate measurements of our financial performance for each year over a three-year performance period (2018-2020), and those separate performance targets are established at the beginning of each performance year, the accounting guidance on share-based payments requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance targets are approved. The amounts for 2019 represent the grant date fair value for special PSU awards at target that may be earned based on performance against 2019 targets. It excludes shares that were earned based on performance against 2018 targets and that may be earned based on performance against 2020 targets.

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2019 Outstanding Equity Awards at Fiscal Year-End

The following table lists all outstanding stock option, PSU and RSU awards as of December 28, 2019 for the NEOs. The material terms and conditions of the equity awards reported in this table are described in the “2019 Long-Term Incentive Awards” section of the Compensation Discussion and Analysis beginning on page 52 of this Proxy Statement. No LTI award granted to an NEO has been transferred to any other person, trust or entity.

	Option Awards						Stock Awards(1)(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Vesting Date	Option Expiration Date	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ramon L. Laguarta	16,941	—	63.75	3/1/2011	3/1/2014	2/28/2021	3/1/2019	3/1/2022	—		—	56,897		7,825,613
							3/1/2018	3/1/2022	—		—	36,782	(4)	5,058,996
							3/1/2018	3/1/2021	—		—	28,448		3,912,738
							3/1/2017	3/1/2020	—		—	23,491		3,230,952
Hugh F. Johnston							3/1/2019	3/1/2022	—		—	35,560		4,890,922
							3/1/2018	3/1/2021	—		—	33,190		4,564,953
							3/1/2017	3/1/2020	—		—	32,887		4,523,278
Kirk Tanner							3/1/2019	3/1/2022	—		—	17,922		2,464,992
							3/1/2018	3/1/2021	—		—	16,690		2,295,543
							3/1/2017	3/1/2020	—		—	18,793		2,584,789
Silviu Popovici							3/1/2019	3/1/2022	—		—	17,069		2,347,670
							3/1/2018	3/1/2021	—		—	17,448		2,399,798
							3/1/2018	3/1/2021	—		—	13,793	(5)	1,897,089
							10/1/2017	10/1/2020	—		—	5,020		690,451
							3/1/2017	3/1/2020	7,107		977,497	2,369		325,832
Ronald Schellekens							3/1/2019	3/1/2022	—		—	9,103		1,252,027
							12/24/2018	7/1/2021	29,425	(6)	4,047,115	—		—
(1)	With the exception of the special awards discussed in footnotes 4, 5 and 6 below, each of the RSU and PSU awards listed in the table vests three years after the grant date, subject to continued service with PepsiCo through the vesting date and achievement of applicable performance targets during a three-year performance period. Each of the awards that are not special awards will vest on a pro-rata basis upon retirement between ages 55 and 61, inclusive, with at least 10 years of service, and will vest in full upon retirement at age 62 or older with at least 10 years of service, subject to achievement of applicable performance targets. As of 2019 fiscal year-end, Messrs. Laguarta and Johnston are eligible for pro-rata vesting.
(2)	The market value of unvested RSUs and PSUs reflected in the table has been calculated by multiplying the number of unvested RSUs and PSUs by $137.54, PepsiCo’s closing stock price on December 27, 2019, the last trading day of the 2019 fiscal year.
(3)	The numbers displayed in this column reflect the target number of PSUs awarded. Notwithstanding the level of performance achieved, the Compensation Committee retains the discretion to reduce the number of shares issued in settlement of these awards.
(4)	The amount reported reflects a special PSU award which was awarded to Mr. Laguarta in 2018 as described in the Compensation Discussion and Analysis on page 55 of this Proxy Statement. The award is scheduled to vest on the fourth anniversary of the grant date, subject to the achievement of annual performance targets over a three-year performance period (2018-2020), and subject to continued employment through March 1, 2022.
(5)	The amount reported reflects a special PSU award which was awarded to Mr. Popovici in 2018 as described in the Compensation Discussion and Analysis on page 55 of this Proxy Statement. The award is scheduled to vest on the third anniversary of the grant date, subject to the achievement of annual performance targets over a three-year performance period (2018-2020), and subject to continued employment through March 1, 2021.
(6)	The reported award reflects a RSU award granted to Mr. Schellekens to offset compensation that was forfeited due to his leaving his prior employer. 50% of this award is scheduled to vest on July 1, 2020 and the remaining 50% is scheduled to vest on July 1, 2021, subject to continued employment through each vesting date.

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2019 Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Ramon L. Laguarta	19,066	1,199,909	38,483	4,456,331
Hugh F. Johnston	—	—	58,774	6,806,029
Kirk Tanner	3,158	194,754	43,426	5,028,730
Silviu Popovici	—	—	13,613	1,654,244
Ronald Schellekens	—	—	—	—
(1)	All stock option exercises during 2019 were executed in a manner consistent with PepsiCo’s Share Retention Policy, which is described in the “Governance Features of Our Executive Compensation Programs” section of the Compensation Discussion and Analysis beginning on page 57 of this Proxy Statement.
(2)	The following table lists PSU and RSU awards that vested in 2019 for the NEOs.

Name	Type	Grant Date	Payout Date	Number of Shares Granted (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Dividend Equivalents Paid ($)
Ramon L. Laguarta	PSUs	3/1/2016	3/1/2019	22,975	38,483	4,456,331	409,557
Hugh F. Johnston	PSUs	3/1/2016	3/1/2019	35,089	58,774	6,806,029	625,503
Kirk Tanner	RSUs(A)	3/1/2016	3/1/2019	5,924	5,924	685,999	63,046
Kirk Tanner	RSUs(B)	3/1/2014	3/1/2019	18,809	18,809	2,178,082	299,768
Kirk Tanner	PSUs(A)	3/1/2016	3/1/2019	5,924	9,923	1,149,083	105,603
Kirk Tanner	PSUs	5/4/2016	3/1/2019	5,236	8,770	1,015,566	87,177
Silviu Popovici	RSUs(A)	3/1/2016	3/1/2019	6,380	6,380	738,804	67,899
Silviu Popovici	RSUs(B)	10/1/2016	10/1/2019	3,670	3,670	502,845	37,966
Silviu Popovici	PSUs(A)	3/1/2016	3/1/2019	2,127	3,563	412,595	37,917
(A)	The awards granted on March 1, 2016 for Messrs. Tanner and Popovici were awarded prior to their promotions to their senior executive officer roles and associated pay structure.
(B)	The awards granted to Messrs. Tanner and Popovici in 2014 and 2016, respectively, were subject to continued employment through each payout date. The award for Mr. Tanner vested on March 1, 2019 and the award for Mr. Popovici vested on October 1, 2019.

(3)	The value realized on exercise of stock options is equal to the amount per share at which the NEO sold shares acquired on exercise (all of which occurred on the date of exercise), minus the exercise price of the stock options, times the number of shares acquired on exercise of the options. The value realized on vesting of stock awards is equal to the average of the high and low market prices of PepsiCo Common Stock on the date of vesting, times the number of shares acquired upon vesting. The number of shares and value realized on vesting include shares that were withheld at the time of vesting to satisfy tax withholding requirements.

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2019 Pension Benefits

A summary of the defined benefit and defined contribution plans sponsored by PepsiCo that our NEOs participated in during 2019 are described in the tables below. Benefits for the NEOs who participate in these plans are determined using the same formula as for other eligible employees. NEOs receive no enhancements that are not available to other eligible employees in each plan.

	PepsiCo Employees Retirement Plan A (“PERP-A”)	PepsiCo Pension Equalization Plan (“PEP”)	PepsiCo International Retirement Plan - Defined Benefit Program (“PIRP-DB”)

Eligible NEOs	■Ramon L. Laguarta (early retirement eligible) ■Hugh F. Johnston (early retirement eligible) ■Kirk Tanner		■Ramon L. Laguarta (frozen)

Type of Plan	Qualified defined benefit pension plan	Non-qualified defined benefit pension plan	Non-qualified defined benefit pension plan

Eligibility	U.S. salaried employees hired prior to January 1, 2011	Employees eligible to participate in the PERP-A whose benefits under the PERP-A are affected by limitations imposed by the Internal Revenue Code on qualified plan compensation or benefits	Generally covers non-U.S. citizens hired prior to January 1, 2011 who were active participants in a defined benefit retirement plan sponsored by their home country and were unable to remain in that plan during their assignment outside their home country, designated for participation by PepsiCo

Form of Payment Upon Retirement	Benefits payable as a single life annuity, a single lump sum distribution, a joint and survivor annuity, a 10-year certain annuity or a combination of a partial lump sum and an annuity
■Benefits accrued and vested by December 31, 2004 are generally paid in the same form and at the same time the PERP-A benefits are paid
■Benefits accrued or vested after December 31, 2004 are payable at termination (subject to a six-month delay under Section 409A of the Internal Revenue Code), in the form of a lump sum
Benefits payable as a single life annuity, a single lump sum distribution, a joint and survivor annuity, a 10-year certain annuity or a combination of a partial lump sum and an annuity

Benefit Timing
■Normal retirement benefits payable at age 65 with 5 years of service
■Unreduced early retirement benefits payable as early as age 62 with 10 years of service
■Reduced early retirement benefit payable at age 55 with 10 years of service, determined by reducing the normal retirement benefit by 4% for each year benefits begin prior to age 62

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	PepsiCo Employees Retirement Plan A (“PERP-A”)	PepsiCo Pension Equalization Plan (“PEP”)	PepsiCo International Retirement Plan - Defined Benefit Program (“PIRP-DB”)

Retirement Benefit Formula
A single life annuity beginning at normal retirement age determined as follows:
■3% for each year of service up to 10 years, plus 1% for each year of service in excess of 10, multiplied by the executive’s highest consecutive five-year average monthly earnings (base salary and annual incentive compensation, limited by Internal Revenue Code regulations)
■Reduced by 0.43% of the executive’s highest consecutive five-year average monthly earnings up to his or her monthly Social Security covered compensation, multiplied by the executive’s years of service up to 35
■Same terms and conditions as the PERP-A as determined without regard to the Internal Revenue Code limitations on compensation and benefits ■Offset by the actual benefit payable under the PERP-A
■Substantially the same as the formula under the PERP-A and the PEP, without the Social Security offset
■Offset by retirement benefits paid under any Company plan or government mandated retirement program

Disability/Death Benefits
■All participants who become disabled after 10 years of service and remain disabled until retirement receive continued service for the length of their disability
■If an employee dies, the spouse or domestic partner of an employee who is retirement eligible is entitled to a pension equal to the survivor benefit under the 50% joint and survivor option. The surviving spouse, domestic partner or estate of an active retirement-eligible participant is also entitled to a one-time payment equal to the lump sum benefit accrued at death, offset by the lump sum value of any surviving spouse’s or domestic partner’s benefit that might be payable. This special death benefit is paid by the Company and not from the plan
If the participant dies, the spouse or domestic partner of an employee is entitled to a pension equal to the survivor benefit under the 50% joint and survivor option

Deferred Vested Benefits
■For a participant with five or more years of service who terminates employment prior to attaining either age 55 with 10 years of service or age 65 with 5 years of service
■Benefit is equal to the retirement benefit formula amount calculated using the potential years of credited service had the participant remained employed to age 65 pro-rated by a fraction, the numerator of which is the participant’s credited years of service at termination and the denominator of which is the participant’s potential years of credited service had the participant remained employed to age 65
■ Deferred vested benefits under the PERP-A and PIRP-DB are payable in an annuity commencing at age 65, however, a participant may elect to commence benefits as early as age 55 on an actuarially reduced basis to reflect the longer payment period. A participant who terminates from the PERP-A is eligible for a one-time lump sum benefit within 365 days of termination, provided that the participant does not have a PEP benefit that vested prior to 2005. A participant who terminates from the PIRP-DB is also eligible for a one-time lump sum benefit within 365 days of termination. Deferred vested benefits under PEP are payable in an annuity at the later of age 55 or termination (subject to a six month delay under Section 409A of the Internal Revenue Code)

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	Savings Plan - Automatic Retirement Contribution Program (“ARC”)	PepsiCo International Retirement Plan - Defined Contribution Program (“PIRP-DC”)

Eligible NEOs	■Ronald Schellekens	■Silviu Popovici

Type of Plan	Qualified defined contribution plan	Non-qualified defined contribution plan

Eligibility	U.S. salaried employees hired on or after January 1, 2011	Generally covers non-U.S. citizens hired on or after January 1, 2011 who are unable to remain in their home country retirement plan during their assignment outside their home country and are designated for participation by PepsiCo

Form of Payment Upon Retirement	Benefits are payable as a single lump sum distribution

Benefit Timing	Vested account balance payable following retirement/termination

Retirement Benefit Formula
■Contributions are determined by multiplying a percentage (range of 2% to 9% based on age and years of service) by eligible pay, subject to Internal Revenue Code limitations
■PepsiCo provides a matching contribution of 50% up to either 4% or 6% of eligible pay, based on years of service

■Pay Credits are determined each year by multiplying the eligible pay credit percentage (ranging from 5% to 18%) by the eligible annualized pay
■Interest Credits are allocated based on the 30-year Treasury rate
■Offset by retirement benefits paid under any Company plan or government mandated retirement program

Disability/Death Benefits	If the participant dies, the spouse, domestic partner or beneficiary is entitled to receive the vested account balance

Deferred Vested Benefits	Vested account balance payable following retirement/termination

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The Present Value of Accumulated Benefit reported in the 2019 Pension Benefits Table below represents the accumulated benefit obligation for benefits earned to date, based on age, service and earnings through the measurement date of December 28, 2019.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Ramon L. Laguarta(2)	PepsiCo International Retirement Plan - DB	21.0	3,789,319	—
	PepsiCo Employees Retirement Plan A	2.3	56,956	—
	PepsiCo Pension Equalization Plan		5,406,628	—
Hugh F. Johnston	PepsiCo Employees Retirement Plan A	29.8	1,315,055	—
	PepsiCo Pension Equalization Plan		12,552,861	—
Kirk Tanner	PepsiCo Employees Retirement Plan A	27.5	931,516	—
	PepsiCo Pension Equalization Plan		4,006,165	—
Silviu Popovici	PepsiCo International Retirement Plan - DC	2.3	390,898	—
(1)	These amounts have been calculated using actuarial methods and assumptions shown below in the fiscal year-end valuation under the guidance on employers’ accounting for pensions with the assumption, required by SEC disclosure rules, that each NEO remains in service until retirement at the earliest date when unreduced retirement benefits would be available (i.e., age 62 or older): discount rate of 3.36% for the PepsiCo Employees Retirement Plan A, 3.21% for the PepsiCo Pension Equalization Plan and 3.33% for the PepsiCo International Retirement Plan; and benefits were converted to lump sums based on a 5.50% lump sum conversion rate at retirement.
(2)	The amounts reported for Mr. Laguarta above reflect his transition to the U.S. on September 1, 2017. In 2017, Mr. Laguarta was credited service under the PepsiCo International Retirement Plan - DB commencing on his hire date in lieu of end-of-service benefits under his prior Spanish employment terms that he ceased to be eligible for upon his relocation to the U.S.

2019 Non-Qualified Deferred Compensation

Executive Income Deferral Program

Eligible NEOs	■Hugh F. Johnston ■Kirk Tanner

Description	Non-qualified and unfunded program that allows certain U.S.-based eligible employees to defer a portion of their annual compensation to a later date. The participants’ balances are unsecured, subject to the claims of PepsiCo’s creditors and may be forfeited in the event of the Company’s bankruptcy

Deferral Limits	Eligible PepsiCo executives may defer up to 75% of base salary and 100% of annual incentive cash compensation. The Company does not provide a matching contribution on any deferrals

Return on Plan Balance	Executives earn a return on their notional accounts based on investments in the phantom funds selected by the executives (listed in footnote 2 of the table below) from a list of phantom funds made available by the Company. The EIDP does not guarantee a rate of return and none of the funds provide above market earnings

Distributions
■At the time of election to defer, executives are required to choose to receive future payments on either a specific date or upon separation from service
■Notwithstanding a participant’s payment election, deferrals made after 2000 are paid in a lump sum at the time of separation from service in cases in which separation (other than retirement) occurs prior to the elected payment date
■Payments of deferrals made after 2004 to executives who are specified employees under Section 409A of the Internal Revenue Code that are triggered by a separation from service are delayed six months following separation

Form of Payment	Made in cash and received as a lump sum or in installments (quarterly, semi-annually or annually) over a period of up to 20 years and up to age 80

For additional detail on PepsiCo’s EIDP, refer to the “Executive Income Deferral” section of the Compensation Discussion and Analysis on page 56 of this Proxy Statement.

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Supplemental Savings Program

Eligible NEO	■Ronald Schellekens

Description	The PepsiCo Automatic Retirement Contribution Equalization Plan (the “ARC-E”) is a non-qualified, non-elective defined contribution deferred compensation plan sponsored by PepsiCo to provide benefits to employees whose benefits under the Automatic Retirement Contribution (“ARC”) portion of the PepsiCo Savings Plan are limited due to Internal Revenue Code limitations on qualified plan compensation and benefits

Eligibility	U.S. salaried employees hired on or after January 1, 2011

Form of Payment Upon Retirement	Benefits are payable as a single lump sum distribution

Benefits Timing
■Vested account balance payable following retirement/termination
■Payments made to executives who are specified employees under Section 409A of the Internal Revenue Code that are triggered by a separation from service are delayed six months following separation

Retirement Benefits Formula	Contributions have the same terms and conditions as ARC described in the “2019 Pension Benefits” section on page 67 without regard to the Internal Revenue Code limitations on compensation and benefits. Total ARC and ARC-E contributions in any year cannot exceed the IRS annual contribution limit in effect for that year

Disability/Death Benefits	If the participant dies, the spouse, domestic partner or beneficiary is entitled to receive the vested account balance

Deferred Vested Benefits	Vested account balance payable following retirement/termination

The following table provides information regarding participation by NEOs in our non-qualified deferred compensation programs during 2019 and at fiscal year-end.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Hugh F. Johnston	—	—	705,309	—	3,204,835
Kirk Tanner	—	—	59,889	—	243,242
Ronald Schellekens	—	25,888	1,316	—	27,204
(1)	PepsiCo does not provide above-market or preferential rates and, as a result, the notional earnings are not included in the 2019 Summary Compensation Table.
(2)	None of the amounts reported in this column are reflected in the 2019 Summary Compensation Table with respect to Messrs. Johnston and Tanner. Deferral balances of NEOs under the EIDP were notionally invested in the following phantom funds and earned the following rates of return in 2019: PepsiCo Common Stock: 27.95%, BlackRock Total U.S. Equity Index Fund: 32.4%, BlackRock Large Cap Equity Index Fund: 33.0% and Defined Applicable Federal Rate (AFR) Fund: 2.98%.

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Executive Compensation

Potential Payments on Termination or Change in Control

Termination of Employment/Retirement

None of our NEOs have any arrangement that provides for severance payments or severance benefits.

In the event an NEO retires, terminates or resigns from PepsiCo for any reason as of fiscal year-end, he or she would be entitled to a pension benefit and any outstanding balance calculated in accordance with the terms and conditions disclosed under the “2019 Pension Benefits” section beginning on page 67 of this Proxy Statement and under the “2019 Non-Qualified Deferred Compensation” section beginning on page 70 of this Proxy Statement.

Our NEOs’ unvested annual LTI awards vest on a pro-rata basis upon retirement between ages 55 and 61, inclusive, and fully vest upon death, disability or retirement on or after age 62. In order to be retirement eligible, an executive must be at least age 55 with 10 or more years of service. For special awards, no accelerated vesting occurs upon retirement. In the event of death or long-term disability, special awards fully vest. Even after vesting, PSUs and LTC Awards remain subject to achievement of pre-established performance targets.

The following table sets forth, for each NEO, the value of the unvested Stock Options, PSUs, RSUs and LTC Awards and accrued dividend equivalents on PSUs and RSUs that would vest or be forfeited if the NEO’s employment terminated on December 28, 2019, the last day of the 2019 fiscal year, due to termination without cause, retirement, death or long-term disability:

	Termination/Retirement ($ in millions)(1)		Death/Long-Term Disability ($ in millions)(1)
Name	Vest	Forfeit	Vest	Forfeit
Ramon L. Laguarta	11.2	16.1	16.1	—
Hugh F. Johnston	12.4	8.2	8.2	—
Kirk Tanner	—	10.8	10.8	—
Silviu Popovici	—	11.4	11.4	—
Ronald Schellekens	—	6.0	6.0	—
(1)	The PSUs and RSUs were valued at a price of $137.54, PepsiCo’s closing stock price on December 27, 2019, the last trading day of the 2019 fiscal year. Death and Long-Term Disability vesting amounts do not include the value of vested stock options that have already been earned or unvested PSUs, RSUs and LTC Awards that an executive may have earned due to fulfilling the retirement eligibility criteria. As of 2019 fiscal year-end, Messrs. Laguarta and Johnston are eligible for pro-rata vesting of annual LTI awards.

Change in Control

PepsiCo has a long history of maintaining a “double trigger” vesting policy. This means that unvested stock options, PSUs, RSUs and LTC Awards only vest if the participant is terminated without cause or resigns for good reason within two years following a change in control of PepsiCo or if the acquirer fails to assume or replace the outstanding awards.

For each NEO, the following table illustrates:

■	the value of the Stock Options, PSUs, RSUs, LTC Awards and accrued dividend equivalents on PSUs and RSUs that would vest upon a change in control of PepsiCo without termination of employment; and
■	the value of the Stock Options, PSUs, RSUs, LTC Awards and accrued dividend equivalents on PSUs and RSUs that would vest upon an NEO’s termination without cause or resignation for good reason if the acquirer does not assume or replace the outstanding awards at the time of the change in control.

	Change in Control ($ in millions)
Name	Total Benefit: Change in Control Only	Total Benefit: Qualifying Termination upon Change in Control(1)
Ramon L. Laguarta	—	16.1
Hugh F. Johnston	—	8.2
Kirk Tanner	—	10.8
Silviu Popovici	—	11.4
Ronald Schellekens	—	6.0
(1)	The amounts reported in this column assume that both the change in control and termination occurred on December 28, 2019, the last day of the 2019 fiscal year. The Stock Options, PSUs and RSUs were valued based on PepsiCo’s $137.54 closing stock price on December 27, 2019, the last trading day of 2019. Amounts do not include vested options that have already been earned due to continued service or unvested PSUs, RSUs and LTC Awards that an executive may have earned due to fulfilling the retirement eligibility criteria. As of 2019 fiscal year-end, Messrs. Laguarta and Johnston are eligible for pro-rata vesting of annual LTI awards.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019.

The Compensation Committee
Shona L. Brown, Chair	David C. Page
Dina Dublon	Daniel Vasella

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated into any future filing under the Securities Act or the Exchange Act except to the extent the Company specifically incorporates such report by reference.

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Executive Compensation

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing disclosure regarding the ratio of the annual total compensation of our CEO to that of our median employee. As a global organization, we have employees operating in 77 countries serving customers and consumers in more than 200 countries and territories. Our objective is to provide competitive compensation commensurate with an employee’s position and geographic location, while also linking compensation to Company and individual performance.

To provide context for this disclosure, it is important to understand the scope of our operations.

■	Globally diverse workforce. More than half of our employees are located outside the United States in locations where the cost of living is significantly below the U.S., including developing and emerging markets such as Mexico, Russia, Brazil, China and India. The compensation elements and pay levels of our employees can vary dramatically from country to country based on market trends, cost of living and cost of labor. These factors, along with fluctuations in currency exchange rates, impact the median employee compensation and the resulting ratio.
■	Frontline is a strategic advantage. PepsiCo has a large global frontline employee population driven by our direct store delivery model and in-house manufacturing and supply chain in many markets. We believe our frontline employees who make, merchandise and sell our products represent a strategic advantage for PepsiCo. PepsiCo’s integrated approach enables us to bring innovative products and packages to market faster, allows us to react more quickly to changes in the marketplace and builds unmatched customer relationships at the store level.

Calculating Methodology

In 2017, to identify our median employee and calculate such employee’s annual total compensation, we used the following methodologies, estimates and assumptions.

Gathering Data on our Worldwide Employee Population. Due to the complexity of collecting compensation information across all the countries in which we have employees and the limited employee headcount in some of those countries, we used the de minimis exemption allowed by applicable SEC rules to exclude approximately 4,600 employees from 38 countries as detailed below, bifurcated into our reportable segments in effect in 2017.

■	Asia, Middle East and North Africa - 1,300: Bahrain, Hong Kong, Indonesia, Japan, Lebanon, Malaysia, New Zealand, Philippines, Singapore, South Korea, Taiwan, Vietnam
■	ESSA - 2,187: Azerbaijan, Belarus, Bosnia and Herzegovina, Cyprus, Denmark, Estonia, Finland, Georgia, Hungary, Italy, Kazakhstan, Kyrgyzstan, Lithuania, Luxembourg, Nigeria, Norway, Slovakia, Switzerland, Uzbekistan
■	Latin America - 1,065: Bermuda, Bolivia, Costa Rica, El Salvador, Panama, Paraguay, Uruguay

The excluded employees represented less than 5% of our total global population of 272,398 as of October 1, 2017. In certain countries, our employment levels are subject to seasonal variations. After our use of the de minimis exemption, our employee population from which we determined our median employee consisted of 267,846 individuals from 39 countries.

We collected full-year 2016 compensation data for the October 1, 2017 employee population, relying on our internal payroll and tax records, rather than using statistical sampling.

Consistently Applied Compensation Measure. Our employees are compensated through multiple compensation elements that are highly dependent on the role, market practices and statutory requirements within each country where our employees are located. Because of the differences in compensation elements globally, we identified all cash-based compensation plus equity-based compensation that was realized in the measurement period as an appropriate representation of the annual total compensation for our employees in accordance with SEC rules.

■	Compensation was annualized on a straight-line basis for full-time and part-time new hire employees who did not work a full fiscal year.
■	We used the 12-month average exchange rate to convert each non-U.S. employee’s total compensation to U.S. dollars, enabling the median to be identified.
■	We calculated the total compensation for the median employee in the same manner in which we determine the compensation shown for our NEOs in the Summary Compensation Table, including the value of retirement benefits.

74 PEPSICO 2020 PROXY STATEMENT

Executive Compensation

The Ratio

The following ratio of Mr. Laguarta’s annual total compensation to the median employee’s for our last completed fiscal year is a reasonable estimate calculated in a manner consistent with applicable SEC rules.

■	The median employee’s total compensation was $45,896.
■	The total compensation was calculated in the same manner in which we determine the compensation shown for our NEOs in the Summary Compensation Table, including the value of retirement benefits.
■	Although we concluded there were no changes to our employee population or employee compensation arrangements that would significantly impact our pay ratio disclosure, the median employee referenced above is different than the median employee identified in the 2019 Proxy Statement. The prior median employee’s compensation for the last completed fiscal year significantly changed during 2019, primarily because the employee moved into a new role and received a significant salary increase. As permitted by SEC rules, the median employee identified above is one whose compensation is substantially similar to the median employee referenced in the 2019 Proxy Statement based on the compensation measure used to first select a median employee.
■	As reported in the Summary Compensation Table on page 61, our CEO’s compensation was $16,870,817.

Based on this information, the ratio of Mr. Laguarta’s annual total compensation to the median employee compensation for 2019 was estimated to be 368 to 1.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 28, 2019 with respect to the shares of PepsiCo Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved	18,273,515(2)	$89.03(3)	59,338,738(4)
by security holders(1)
Equity compensation plans not approved	—	—	—
by security holders(5)
Total	18,273,515	$89.03(3)	59,338,738
(1)	Includes the LTI Plan.
(2)	This amount includes 6,379,867 PSUs and RSUs that, if and when vested, will be settled in shares of PepsiCo Common Stock. This amount also includes 268,745 phantom units under the PepsiCo Director Deferral Program that will be settled in shares of Common Stock pursuant to the LTI Plan at the end of the applicable deferral period. For PSUs for which the performance period has ended as of December 28, 2019, the amounts reported in the table reflect the actual number of PSUs earned above and below target levels based on actual performance measured at the end of the performance period. The amounts reported in the table assume target level performance for PSUs for which the performance period has not ended as of December 28, 2019. If maximum earn-out levels are assumed for such PSUs, the total number of shares of PepsiCo Common Stock to be issued upon exercise and/or settlement of outstanding awards as of December 28, 2019 is 18,797,534.
(3)	Weighted-average exercise price of outstanding options only.
(4)	The shareholder-approved LTI Plan is the only equity compensation plan under which PepsiCo currently issues equity awards. As of May 2, 2007, the LTI Plan superseded the Company’s prior plan, the shareholder-approved 2003 Long-Term Incentive Plan, and no further awards were made under the 2003 plan. The LTI Plan permits the award of stock options, stock appreciation rights, restricted and unrestricted shares, restricted stock units and performance shares and units. The LTI Plan authorizes a number of shares for issuance equal to 195,000,000 plus the number of shares underlying awards under the Company’s prior equity compensation plans that are canceled or expired after May 2, 2007 without delivery of shares. Under the LTI Plan, any stock option granted reduces the available number of shares on a one-to-one basis, any RSU or other full value award granted before May 5, 2010 reduces the available number of shares on a one-to-one basis and any RSU or other full value award granted on or after May 5, 2010 reduces the available number of shares on a one-to-three basis.
(5)	The table does not include information for equity compensation plans assumed by PepsiCo in connection with PepsiCo’s acquisition of The Pepsi Bottling Group, Inc. (“PBG”) in 2010. As of December 28, 2019, there were no shares of PepsiCo Common Stock issuable upon the exercise of outstanding options granted under the PBG plans prior to the acquisition of PBG. No additional stock options or other awards may be granted under the PBG plans.

PEPSICO 2020 PROXY STATEMENT 75

SHAREHOLDER PROPOSALS (PROXY ITEM NOS. 4-5)

Shareholders have submitted the following proposals for the reasons stated. The shareholder proposals will be voted on at our 2020 Annual Meeting if properly presented by the shareholder proponent or by a qualified representative on behalf of the shareholder proponent. We do not believe that certain assertions in these shareholder proposals about PepsiCo are correct. We have not attempted to refute all of these inaccuracies. However, our Board of Directors has recommended a vote against each of these proposals for the reasons set forth following each proposal.

Shareholder Proposal – Reduce Ownership Threshold to Call Special Shareholder Meetings (Proxy Item No. 4)

John Chevedden, on behalf of Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, 11021, who owns at least 500 shares of PepsiCo Common Stock, has submitted the following proposal:

Proposal No. 4 – Make Shareholder Right to Call Special Meeting More Accessible

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). Shareholders, in addition to our directors, will thus have a right to call a special meeting.

This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. Nuance Communications (NUAN) shareholders gave 94%-support in 2018 to a rule 14a-8 proposal calling for 10% of shareholders to call a special meeting.

The lax corporation laws of North Carolina do not allow shareholder action by written consent and PepsiCo shareholders do not have do not have [sic] the full right to call a special meeting that is available under state law. Hence the need to have the full shareholder right to call a special meeting of shareholders under North Carolina law. The 2018 director response to this proposal topic was totally silent on the lack of shareholder ability to act by written consent.

Plus this proposal topic already won an impressive 48%-vote at the 2018 PepsiCo annual meeting. This 48%-vote would have been higher than 51% if more PepsiCo shareholders had access to independent proxy voting advice. It is vitally important to make the shareholder right to call special meeting more accessible to make up for our lack of ability to act by written consent.

This proposal improves shareholder engagement because productive shareholder engagement depends on shareholders having a Plan B if engagement fails. This proposal will give shareholders a greater Plan B. Shareholders must engage management from a position of strength.

If shareholders had a more complete right to call a special meeting, as called for in this proposal, shareholders would have a greater ability to engage our Directors and management to improve the qualifications of our directors and make sure that the Board of Directors is continually refreshed with new diverse talent in order to maintain director independence -since a special meeting can be called in regard to the election of directors. Independence is a highly valuable attribute in a director.

This proposal would give shareholders greater standing to engage Directors and management to see if our company can benefit from an independent board chairman. Also shareholders would have a better standing to engage the Board concerning the directors who receive the most negative votes while running unopposed. Our COB/CEO received the second highest negative votes in 2019.

Please vote to improve shareholder engagement:

Make Shareholder Right to Call Special Meeting More Accessible – Proposal No. 4

Our Board of Directors recommends that shareholders vote “AGAINST” this proposal.

76 PEPSICO 2020 PROXY STATEMENT

Shareholder Proposals (Proxy Item Nos. 4-5)

After careful consideration, including a review of market trends and investor feedback on a nearly identical and unsuccessful proposal in 2018 to reduce the stock ownership threshold needed to call a special meeting, the Board has determined that the action requested by the shareholder proposal is neither necessary nor in the best interests of PepsiCo or our shareholders for the following reasons:

■	PepsiCo already provides a meaningful and balanced right to shareholders to call a special meeting.
■	The current ownership threshold provides shareholders owning a meaningful minority of shares (at least 20% of our outstanding shares) with the right to call a special meeting while maintaining a threshold that prevents the potential unnecessary waste of corporate resources and disruption associated with a much smaller minority of shares calling a special meeting on frivolous grounds or to advance their narrowly supported interests. Our current threshold can be met by as few as five of our shareholders acting together, whereas the proposed 10% threshold could be met with as few as two shareholders acting together.
■	Shareholders have significant opportunities to engage with management and the Board throughout the year, in ways that are more cost effective.
■	PepsiCo has strong corporate governance policies and practices in place that protect shareholder rights.

PepsiCo shareholders already have a meaningful right to call a special meeting and other ways to engage with the Board on important topics.

PepsiCo has long supported and continues to support various means for our shareholders to effectively communicate with the Board and senior management beyond the limited forum of a special meeting. We provide significant opportunity for shareholders to raise matters through the shareholder proposal process, at our annual meeting and throughout the year as described further below and in the “Communications with the Board” section beginning on page 35 of this Proxy Statement.

Our Board recognizes the importance of giving shareholders a meaningful right to call special meetings in appropriate circumstances. Our shareholders have had this existing right since 2010 when the Board amended our By-Laws and reduced the ownership threshold for calling a special meeting from a majority to 20% of our outstanding Common Stock, in part informed by feedback at the time from our shareholders. We regularly engage with many of our shareholders and contacted shareholders representing over 46% of our outstanding shares in connection with the 2018 Annual Meeting of Shareholders when a nearly identical proposal was submitted by the Proponent. The Board believes that the current threshold is the most appropriate at this time based on the feedback the Board received from engagement with various shareholders. The Board also considered statistical research across the S&P 500 and determined that PepsiCo’s existing 20% ownership threshold continues to be consistent with, and in most cases lower than, the thresholds of other S&P 500 companies that offer shareholders the right to call a special meeting. In fact, only approximately 18% of S&P 500 companies provide shareholders the right to call a special meeting at a threshold lower than 20% as of March 9, 2020.

By reducing the ownership threshold to 10%, a small minority of shareholders (currently as few as two) could use the special meeting platform solely to advance their own agenda, without regard to the interests of PepsiCo and its broader shareholder base. Because special meetings require considerable time, effort and resources, including significant costs in preparing, printing and mailing materials and soliciting proxies particularly for a company with a large retail shareholder base such as ours, we believe that special meetings should only be held to cover extraordinary matters considered by a reasonable percentage of outstanding shares to be of sufficient import or urgency that it cannot wait until the next annual meeting. The Board continues to believe maintaining the 20% ownership threshold preserves a reasonable and appropriate balance between providing shareholders with the right to call a special meeting while protecting against unnecessary waste of corporate resources and disruption associated with convening a special meeting.

We value the views of our shareholders and strong corporate governance practices have been a long-standing priority at PepsiCo.

We value the views of our shareholders, and the input that we receive from our shareholders through regular engagement is a cornerstone of our corporate governance practices. Through shareholder engagement, we have received valuable feedback and important external viewpoints that inform our decisions and our strategy. As evidence

PEPSICO 2020 PROXY STATEMENT 77

Shareholder Proposals (Proxy Item Nos. 4-5)

of our Board’s focus on strong and effective corporate governance practices and responsiveness to shareholder perspectives, we have taken a number of actions based in part on shareholder input, including amending our Articles of Incorporation to eliminate supermajority voting standards, implementing “proxy access,” reducing the ownership threshold on the right to call a special meeting to the current 20% level and creating a new Public Policy and Sustainability Committee. The current special meeting right also augments other corporate governance best practices that we have in place that protect shareholder rights, such as the annual election of all directors and majority voting for the election of directors in uncontested elections.

For more information on our shareholder engagement and corporate governance practices, see the “Corporate Governance at PepsiCo” section beginning on page 23 of this Proxy Statement.

When viewed together with our strong corporate governance policies and practices, our robust shareholder engagement program and the many shareholder-friendly provisions that we have adopted, the Board believes that our current 20% special meeting threshold is appropriate and enhances shareholder rights while still ensuring appropriate support among shareholders is required to call a special meeting. Lowering the threshold would increase the potential for the unnecessary waste of corporate resources and disruption to corporate operations. Therefore, the Board believes the adoption of this proposal is unnecessary and not in the best interests of PepsiCo or our shareholders.

Our Board of Directors recommends that shareholders vote “AGAINST” this proposal.

Shareholder Proposal – Report on Sugar and Public Health (Proxy Item No. 5)

John Harrington, Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, California, 94559, who owns 50 shares of PepsiCo Common Stock, has submitted the following proposal:

Whereas, our Company has historically been involved in multiple controversies, including employee labor and discrimination issues, environmental violations, workplace safety, food safety related issues, as well as consumer issues;

More importantly, the most serious issues continue to be related to the public health and safety impacts of our Company’s beverages, including syrups and sugary drinks, and the growing national health epidemic relating to increases of sugar in our diet;

Our Company continues to be the target of multiple campaigns related to our Company’s products that contribute to the general level of decline in public health of consumers, including reports that 1 in 3 United States children born in the year two thousand will develop diabetes, resulting from poor diet, as increase in obesity in turn increases the risk of diabetes, hypertension, heart disease, cancers, asthma, arthritis, reproductive complications and premature death;

Our Company continues to market sugary drinks with advertising influencing children’s food preferences, diets and health; In two thousand eleven, the American Academy of Pediatrics released a policy statement calling for a ban on child targeted and interactive junk food advertising as a response to concerns regarding childhood obesity;

Public pressure against junk food and sugary drinks linked to obesity and diabetes, has led to numerous community campaigns to impose local taxes on sugary beverages, which include our products, to which our Company has responded by lobbying efforts in numerous state legislatures to preempt local control or restrict local taxation on our Company’s products linked to obesity and diabetes;

In two thousand nineteen, the American Academy of Pediatrics and the American Heart Association released a joint statement in support of such taxes, potentially increasing our Company’s risk associated with its business of sugary drinks. A recent peer review study also documented how a sugary drink ban was tied to health improvement of employees at a higher education institution;

78 PEPSICO 2020 PROXY STATEMENT

Shareholder Proposals (Proxy Item Nos. 4-5)

Shareholders believe our Company should be part of the solution to solving the problem of the obesity epidemic in working with healthcare professionals and experts in diet and nutrition, not promoting advertising campaigns and sponsoring nutrition organizations and their events like the Academy of Nutrition and Dietetics Food & Nutrition Conference & Expo, two thousand nineteen, and funding the International Life Sciences Institute to shift the blame away from poor diet causing obesity, to lack of exercise;

Resolved, that shareholders request the Board of Directors issue a report on Sugar and Public Health, with support from a group of independent and nationally recognized scientists and scholars, providing critical feedback on our Company’s sugar products marketed to consumers, especially those Pepsi products targeted to children and young consumers. Such report to shareholders should be produced at reasonable expense, exclude proprietary or legally privileged information and be published no later than November first, two thousand twenty, and include an assessment of risks to the Company’s finances and reputation associated with changing scientific understanding of the role of sugar in disease causation.

Our Board of Directors recommends that shareholders vote “AGAINST” this proposal.

The Board believes that the report called for in this proposal is duplicative and unnecessary given robust public disclosures by PepsiCo and several third-party organizations that conduct independent reviews of progress by PepsiCo and the industry on the topic of sugar and public health. We recognize the role that PepsiCo must play, and we have taken meaningful steps to reduce sugar, responsibly market our products and improve choices in our beverage portfolio to help consumers reduce the amount of sugar in their diets and make more informed choices.

PepsiCo has set a robust and meaningful goal to reduce sugar in our beverage portfolio by 2025 and is committed to responsibly marketing our foods and beverages, particularly to children.

PepsiCo offers a broad range of no sugar and low sugar beverages, and sugar reduction is a key part of PepsiCo’s long-term strategy to meet consumers’ needs and helping to build a more sustainable food system. Informed by the guidelines on sugar intake provided by leading global and national nutrition and health authorities, we set a goal that by 2025 at least two-thirds of our global beverage portfolio volume will have 100 calories or fewer from sugar per 12-ounce serving. We made progress towards this goal in 2018, reducing sugar by 4% across our portfolio in the top 26 beverage markets. These markets comprise 80% of our global beverage volume, and as of 2018, 44% of our beverage portfolio in such markets met our sugar reduction target. We are continuing to make progress towards this goal by reformulating our existing beverages to reduce sugar in our products so that consumers can continue to enjoy them as part of a balanced diet, offering a variety of no sugar and low sugar products and smaller portion sizes, and working to introduce new products that have no sugar, low sugar and/or more of the nutritious ingredients our consumers desire. Through our sugar reduction efforts, we believe we are not only addressing the concerns raised in this proposal but creating new opportunities for competitive advantage and future market growth. For example, we leveraged opportunities like the 2020 Super Bowl to spotlight only zero sugar products in all of our beverage television advertisements. For further information on our strategy to helping to build a more sustainable food system, see our website at www.pepsico.com/sustainability/sustainable-food-system.

We have also taken meaningful steps to responsibly market our products, particularly when communicating to children. In accordance with our policies and industry standards, including the International Council of Beverages Associations (ICBA) Guidelines on Marketing to Children, we do not advertise any soft drinks of any kind, whether full sugar or zero sugar products, to children under 12, and we restrict direct sales of certain beverages to schools. A dedicated section of our website at www.pepsico.com/sustainability/marketing provides further information to enable consumers, policymakers and other stakeholders to better understand our Company’s policies and practices that inform our advertising and marketing strategy.

PEPSICO 2020 PROXY STATEMENT 79

Shareholder Proposals (Proxy Item Nos. 4-5)

The requested report is duplicative and unnecessary.

Given the publicly available reporting by PepsiCo and third-party organizations, we believe the main objective of this proposal has already been addressed. We describe PepsiCo’s approach and the substantial steps that we have taken to advance our sugar reduction goal in our Corporate Sustainability Report and elsewhere on our website at https://www.pepsico.com/sustainability/esg-topics#sugar. Several third-party organizations already publish reports that address sugar and public health, as well as feedback on PepsiCo and the industry, including identifying strengths and opportunities for improvement. For example:

■	The Access to Nutrition Foundation (ATNF), a respected independent non-profit organization based in the Netherlands and funded by the Bill & Melinda Gates Foundation, the Dutch Ministry of Foreign Affairs, the Robert Wood Johnson Foundation and the U.K.’s Department for International Development, publishes reports that not only provide a robust assessment of PepsiCo’s goals and performance, but a critical analysis and benchmarking on efforts of other leading food and beverage manufacturers to improve consumers’ access to nutritious foods and beverages. These ATNF reports were designed through an extensive, multi-stakeholder consultative process to ensure that they would be a useful tool for a range of stakeholder groups, including investors, academia, policymakers, civil society organizations and industry members.
■	In addition, in order to continue to drive transparency around this important issue, we collaborate with Partnership for Healthier America (PHA), an organization that works with the private sector to help improve the health of youth in the United States by addressing childhood obesity, for PHA to conduct an independent review and externally validate PepsiCo’s data, methodology and progress against our sugar reduction goal.
■	We also collaborate with our peers on industry initiatives, such as the U.S. Balance Calories Initiative to establish a national calorie goal to help reduce beverage calories consumed per person per day. Progress on this industry initiative is audited by an independent third-party organization. We are part of similar industry initiatives in several countries.

Engagement with and feedback from these third-party organizations and others inform our sustainability reporting and overarching sustainability strategy. We recognize and publicly disclose related risks, such as changes in the understanding of the role of sugar or other ingredients added in our products, including in our annual report, the latest of which is available at www.pepsico.com/proxy20. Because sustainability topics are integrated into, and not separate from, our business, the full Board considers sustainability issues a vital element of its business oversight. In addition, our Public Policy and Sustainability Committee assists the Board in providing more focused oversight over the Company’s policies, programs and related risks that concern key sustainability matters, including sugar and public health.

Given the robust public disclosures by PepsiCo and several independent third parties and the meaningful steps PepsiCo has taken, and plans to continue to take, to improve choices across our portfolio and to responsibly market our products, we believe the additional report requested by this proposal would be duplicative and unnecessary.

Our Board of Directors recommends that shareholders vote “AGAINST” this proposal.

80 PEPSICO 2020 PROXY STATEMENT

OWNERSHIP OF PEPSICO COMMON STOCK

Stock Ownership of Officers and Directors

The following table shows, as of March 2, 2020, the number of shares of our Common Stock beneficially owned and the number of phantom units of our Common Stock held in the Company’s income deferral programs by each director (including each nominee), by each of the NEOs identified in the 2019 Summary Compensation Table on page 61 of this Proxy Statement, and by all current directors and executive officers as a group. Each phantom unit represents the economic equivalent of one share of our Common Stock. Except as otherwise noted, the directors and executive officers exercise sole voting and investment power over their shares shown in the table. None of the shares are subject to pledge.

As of March 2, 2020, our current directors and executive officers as a group beneficially owned less than 1% of our outstanding Common Stock.

Name of Individual or Group	Number of Shares of PepsiCo Common Stock Beneficially Owned(1)	Number of Phantom Units of PepsiCo Common Stock Held in PepsiCo’s Deferral Programs(2)	Total
Shona L. Brown	1,000	32,463	33,463
Cesar Conde	1,000	7,607	8,607
Ian Cook	3,569	30,251	33,820
Dina Dublon	2,455	31,498	33,953
Richard W. Fisher	1,000	9,505	10,505
Michelle Gass	1,000	2,312	3,312
William R. Johnson(3)	3,765	9,505	13,270
Hugh F. Johnston	119,083	23,468	142,551
Ramon L. Laguarta	98,245	—	98,245
David C. Page	1,000	10,150	11,150
Robert C. Pohlad(4)	1,144,659	9,505	1,154,164
Silviu Popovici	29,230	—	29,230
Ronald Schellekens	—	—	—
Kirk Tanner	51,439	—	51,439
Daniel Vasella	14,011	53,220	67,231
Darren Walker	1,000	6,525	7,525
Alberto Weisser	1,000	19,397	20,397
All directors and executive officers as a group (22 persons)	1,606,461	245,406	1,851,867
(1)

The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days after March 2, 2020: (1) through the exercise of vested stock options: Mr. Laguarta, 16,941 shares; and all directors and executive officers as a group, 33,792 shares; and (2) pursuant to other equity awards: Mr. Johnston, 13,958 shares; Mr. Laguarta, 9,959 shares; Mr. Popovici, 5,960 shares; Mr. Tanner, 8,532 shares; and all directors and executive officers as a group, 68,994 shares. In addition, the amounts reported include Common Stock equivalent amounts attributed to the following executive officers based on their respective holdings in the PepsiCo Savings Plan: Mr. Johnston, 276 shares; Mr. Tanner, 535 shares; and all executive officers as a group, 1,483 shares.

(2)	Reflects phantom units of our Common Stock held in the PepsiCo Executive Income Deferral Program and the PepsiCo Director Deferral Program.
(3)

The shares shown for William R. Johnson include (i) 2,102 shares held jointly with his spouse over which Mr. Johnson has shared voting and investment power, (ii) 187 shares held in a trust with his spouse over which Mr. Johnson has shared voting and investment power, and (iii) 476 shares held in trusts over which Mr. Johnson has sole voting and investment power.

(4)

The shares shown for Robert C. Pohlad include 900,000 shares held in a limited liability company over which Mr. Pohlad has shared voting and investment power and 27 shares held indirectly by his spouse.

PEPSICO 2020 PROXY STATEMENT 81

Ownership of PepsiCo Common Stock

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class Outstanding(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	114,672,157(2)	8.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	106,385,603(3)	7.7%
(1)	Based on the number of shares of Common Stock outstanding and entitled to vote at the 2020 Annual Meeting as of our record date, March 2, 2020.
(2)

Based solely on the Schedule 13G/A filed by the Vanguard Group with the SEC on February 12, 2020 regarding its holdings as of December 31, 2019. The Vanguard Group also reported that, as of December 31, 2019, it had sole voting power for 2,146,962 shares of our Common Stock, sole dispositive power for 112,225,075 shares of our Common Stock, shared voting power for 425,950 shares of our Common Stock and shared dispositive power for 2,447,082 shares of our Common Stock.

(3)

Based solely on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2020 regarding its holdings as of December 31, 2019. BlackRock, Inc. also reported that, as of December 31, 2019, it had sole voting power for 92,314,928 shares of our Common Stock, sole dispositive power for 106,385,603 shares of our Common Stock and shared voting power for and shared dispositive power for 0 shares of our Common Stock.

82 PEPSICO 2020 PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

Voting Procedures

Who may vote at the Annual Meeting?

Only shareholders of record of our Common Stock as of the close of business on our record date, March 2, 2020, are entitled to receive notice of and to vote at the Annual Meeting and at any postponement or adjournment of the meeting. As of the record date, there were 1,389,240,993 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting and each share of our Common Stock is entitled to one vote.

How do I vote?

Whether you are a shareholder of record (that is, if your shares are registered in your own name with our transfer agent) or a beneficial owner of shares held in street name (that is, if you hold your shares through a broker, bank or other holder of record), you can vote any one of four ways:

■	Via the Internet. You may vote by visiting the website and entering the 16-digit control number found in the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), proxy card or voting instruction form.
■	By Telephone. You may vote by calling the toll-free number found in the proxy card or voting instruction form or provided on the website listed on the Notice of Internet Availability.
■	By Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card (if you are a shareholder of record) or voting instruction form (if you are a beneficial owner) and sending it back in the envelope provided.
■	In Person. If you are a shareholder of record and you plan to attend the Annual Meeting, you are encouraged to vote beforehand by Internet, telephone or mail. You also may vote in person at the Annual Meeting. Bring your printed proxy card if you received one by mail. Otherwise, the Company will give shareholders of record a ballot at the Annual Meeting. If you are a beneficial owner, you must obtain a legal proxy from the organization that holds your shares if you wish to attend the Annual Meeting and vote in person.

What happens if I do not give specific voting instructions when I deliver my proxy?

■	Shareholder of Record. The persons named as proxies will vote your shares in accordance with your instructions. Except as noted below with respect to shares held in the PepsiCo Savings Plan, if your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Board.
■	Beneficial Owner of Shares Held in Street Name. If you are the beneficial owner of shares held in street name, you have the right to direct your bank or broker how to vote your shares, and it is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, under stock exchange rules, it will nevertheless be entitled to vote your shares with respect to “routine” matters, but it will not be permitted to vote your shares with respect to “non-routine” matters. In the case of a non-routine matter, your shares will be considered “broker non-votes” on that proposal.

Proxy Item No. 2 (ratification of the appointment of the independent registered public accounting firm) is a matter the Company believes will be considered “routine.”

Proxy Item No. 1 (election of directors), Proxy Item No. 3 (advisory approval of executive compensation), and Proxy Item Nos. 4-5 (shareholder proposals) are matters the Company believes will be considered “non-routine.”

If you are a beneficial owner and do not give voting instructions to your bank or brokerage firm on certain matters, the Company believes your bank or broker may vote your shares with respect to Proxy Item No. 2, but not Proxy Item Nos. 1 or 3-5.

PEPSICO 2020 PROXY STATEMENT 83

Information About the Annual Meeting

Can employees who participate in PepsiCo’s Savings Plan vote?

Yes. If you are an employee who participates in the PepsiCo Savings Plan (a portion of which constitutes an Employee Stock Ownership Plan), you can vote the shares (if any) that are deemed to be in your account in the PepsiCo Savings Plan as of the close of business on March 2, 2020.

To do so, you must sign and return the proxy card or vote by the Internet or telephone, as instructed in the proxy materials you received in connection with these shares in the PepsiCo Savings Plan. Voting instructions must be received no later than 11:59 p.m. Eastern Daylight Time on May 3, 2020, so that the trustee (who votes the shares on behalf of the participants of the PepsiCo Savings Plan) has adequate time to tabulate the voting instructions. The trustee will vote those shares you instruct. If you do not provide voting instructions, the trustee will vote your PepsiCo Savings Plan shares in the same proportion as the PepsiCo Savings Plan shares of other participants for which the trustee has received proper voting instructions.

What constitutes a quorum in order to hold and transact business at the Annual Meeting?

The presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Votes “for” and “against,” “abstentions” and “broker non-votes” will all be counted as present to determine whether a quorum has been established. Once a share of the Company’s Common Stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournments of the meeting unless a new record date is or must be set for the adjourned meeting. If a quorum is not present at the opening of the meeting, the meeting may be adjourned from time to time by the vote of a majority of the votes cast on the motion to adjourn.

What is the voting requirement to approve each of the proposals?

Assuming the existence of a quorum at the Annual Meeting:

■	Each director nominated pursuant to Proxy Item No. 1 must receive a vote “for” their election from a majority of the votes cast;
■	For all other matters, the affirmative vote of a majority of the votes cast is required to approve each proposal.

Abstentions and broker non-votes are not treated as cast either for or against a matter, and therefore will not affect the outcome of the vote.

Can I revoke my proxy or change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by voting again via the Internet or by telephone, by completing, signing, dating and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. Only your latest dated proxy we receive at or prior to the Annual Meeting will be counted. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again.

Who will count the votes?

We have retained Broadridge Investor Communication Solutions, Inc. as the inspectors of election to tabulate the votes and certify the vote results.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within the time period prescribed by SEC rules.

84 PEPSICO 2020 PROXY STATEMENT

Information About the Annual Meeting

How are proxies solicited and what is the cost?

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our Annual Meeting. We bear all expenses incurred in connection with the solicitations of proxies. We have engaged Innisfree M&A Incorporated to solicit proxies for an estimated fee of $18,500, plus expenses.

In addition to the solicitation of proxies by mail and electronically, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation. Our directors, officers and employees also may solicit proxies by mail, telephone, electronic or facsimile transmission or in person. They will not receive any additional compensation for these activities.

Attending the Annual Meeting

How can I attend the Annual Meeting in Person?

Attendance at the Annual Meeting is limited to shareholders as of the close of business on the record date, March 2, 2020. Each shareholder may appoint only one representative to attend the Annual Meeting on his, her or its behalf. Due to space constraints and other security measures, we are not able to admit the guests of either shareholders or their legal proxy holders. Admission to the Annual Meeting will be on a first-come, first-served basis and will require an admission ticket. Each shareholder will be asked to present valid government-issued picture identification such as a driver’s license or passport. Security measures may include bag, metal detector or hand-wand searches. Cell phones, PDAs, tablets, pagers, recording and photographic equipment and/or computers will not be permitted in the meeting rooms at the Annual Meeting. These security procedures may require additional time, so please plan accordingly. The North Carolina History Center at Tryon Palace is accessible to disabled persons. Upon advance request, we will provide wireless headsets for hearing amplification. See also page 3 of this Proxy Statement if public health developments regarding the coronavirus (COVID-19) warrant a change in location of the Annual Meeting.

How do I receive an admission ticket?

If you received your proxy materials by mail, your admission ticket will be your Notice of Internet Availability, proxy card (shareholders of record only) or voting instruction form (beneficial owners only). If you received your proxy materials by email, you will be given an opportunity to print an admission ticket after you vote online.

We encourage shareholders to pre-register in advance of the Annual Meeting by visiting www.proxyvote.com. You will need your 16-digit control number to access www.proxyvote.com, which you can find in the Notice of Internet Availability, proxy card or voting instruction form. You may also pre-register by contacting PepsiCo’s Manager of Shareholder Relations at (914) 253-3055 or investor@pepsico.com. If you are a beneficial owner of shares, you must show proof of ownership, such as a recent bank or brokerage account statement reflecting your ownership of Common Stock as of March 2, 2020, in addition to valid government-issued picture identification. On May 6, 2020, registration will begin at 8:00 a.m. Eastern Daylight Time.

Can I listen to the Annual Meeting on the Internet?

Yes, our Annual Meeting will be webcast live on May 6, 2020 at 9:00 a.m. Eastern Daylight Time. You are invited to visit www.pepsico.com/investors/events to listen to the live webcast of the Annual Meeting.

2020 Proxy Materials

Why am I receiving these proxy materials?

Our Board of Directors has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our Annual Meeting of Shareholders. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

PEPSICO 2020 PROXY STATEMENT 85

Information About the Annual Meeting

What is included in these materials?

These proxy materials include:

■	this Proxy Statement for the Annual Meeting; and
■	our Annual Report for the fiscal year ended December 28, 2019.

If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

Why did I receive a Notice of Internet Availability in the mail instead of printed proxy materials?

In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all of our shareholders, we have elected to furnish such materials to selected shareholders by providing access to these documents over the Internet. Accordingly, on or about March 20, 2020, we sent a Notice of Internet Availability to most of our shareholders.

These shareholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help save natural resources and reduce the cost to print and distribute the proxy materials.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability provides you with instructions regarding how to:

■	view our proxy materials for the Annual Meeting on the Internet;
■	vote your shares after you have viewed our proxy materials;
■	request a printed copy of the proxy materials; and
■	instruct us to send our future proxy materials to you electronically by email.

PepsiCo will plant a tree for every shareholder that signs up for electronic delivery. Choosing to receive your future proxy materials by email will lower our costs of delivery and will help reduce the environmental impact of our Annual Meeting. Since 2016, we have planted nearly 55,000 trees based on the number of shareholders who have signed up for electronic delivery.

Copies of the proxy materials are available for viewing at www.pepsico.com/proxy20.

You may have received proxy materials by email. Even if you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. If you do so, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

What is “householding”?

If you are a beneficial owner, your bank or broker may deliver a single Proxy Statement and Annual Report, along with individual proxy cards, or individual Notices of Internet Availability to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you wish to receive a separate set of proxy materials for this year’s Annual Meeting, we will deliver them promptly upon request to PepsiCo’s Manager of Shareholder Relations at PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577 or (914) 253-3055 or investor@pepsico.com.

86 PEPSICO 2020 PROXY STATEMENT

Information About the Annual Meeting

Where can I find the Annual Report?

The 2019 Annual Report to Shareholders, including financial statements, was delivered or made available with this Proxy Statement.

A copy of PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019 (including the financial statements, schedules and a list of exhibits) will be sent without charge upon the request of any shareholder to PepsiCo’s Manager of Shareholder Relations at PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577 or investor@pepsico.com. You also may obtain our Annual Report on Form 10-K over the Internet on the SEC’s website at www.sec.gov, or on our website at www.pepsico.com under “Investors” — “Financial Information” — “SEC Filings.”

Other Matters

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

2021 Shareholder Proposals and Director Nominations

Shareholder Proposals for Inclusion in the Proxy Statement for the 2021 Annual Meeting

PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wishes to have a proposal formally considered at the 2021 Annual Meeting of Shareholders and included in the Company’s Proxy Statement for that meeting, we must receive the proposal in writing on or before the close of business on November 20, 2020 and the proposal must otherwise comply with Rule 14a-8 under the Exchange Act.

Director Nominations for Inclusion in the Proxy Statement for the 2021 Annual Meeting

The Board has implemented a proxy access provision in our By-Laws, which allows a shareholder or group of up to 20 shareholders owning in aggregate three percent or more of our outstanding Common Stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in the By-Laws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to these proxy access provisions in Section 2.9 of our By-Laws, we must receive proper written notice of any such nomination no earlier than the close of business on October 21, 2020 and no later than the close of business on November 20, 2020, and the nomination must otherwise comply with our By-Laws. If, however, the 2021 Annual Meeting is not within 30 days before or 60 days after the anniversary of this year’s Annual Meeting, we must receive such notice no earlier than the close of business on the 150th day prior to such meeting and no later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the public announcement of the meeting date.

Other Proposals or Director Nominations for Presentation at the 2021 Annual Meeting

Under our By-Laws, if a shareholder wishes to present other business or nominate a director candidate at the 2021 Annual Meeting of Shareholders, we must receive proper written notice of any such business or nomination no earlier than the close of business on January 6, 2021 and no later than the close of business on February 5, 2021. If, however, the 2020 Annual Meeting is not within 30 days before or 60 days after the anniversary of this year’s Annual Meeting, we must receive such notice no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the public announcement of the meeting date. Any such notice must include the information specified in the By-Laws. If a shareholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the Annual Meeting.

All notices of proposals or nominations, as applicable, must be addressed to the Corporate Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577.

PEPSICO 2020 PROXY STATEMENT 87

APPENDIX A—RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

($ in millions, except per share amounts; unaudited)

Organic revenue, core constant currency EPS (with 2016 growth excluding the impact of the Venezuela deconsolidation and 2018 growth excluding the impact of certain gains for calculation of this compensation performance measure), free cash flow and free cash flow excluding certain items, core net ROIC improvement (with 2019 3-year growth excluding the impact of the SodaStream acquisition and cumulative impact of foreign exchange translation for calculation of this compensation performance measure), and core constant currency net income (refers to core constant currency net income attributable to PepsiCo) are non-GAAP financial measures. In addition to using these measures as compensation performance measures, we use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan and evaluation of our overall business performance. We believe presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results, and provides additional transparency on how we evaluate our business. We also believe presenting these measures allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.

We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. The non-GAAP financial measures contained in the Proxy Statement exclude the impact of the following items:

■	Mark-to-Market Net Impact: Mark-to-market net gains and losses on commodity derivatives in corporate unallocated expenses. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.
■	Restructuring and Impairment Charges: Expenses related to the 2019, 2014 and 2012 Multi-Year Productivity Plans.
■	Inventory Fair Value Adjustments and Merger and Integration Charges: In 2019, inventory fair value adjustments and merger and integration charges of $55 million primarily related to our acquisition of SodaStream. The charges are primarily related to fair value adjustments to the acquired inventory included in SodaStream’s balance sheet at the acquisition date, as well as merger and integration charges, including employee-related costs. In 2018, merger and integration charges of $75 million related to our acquisition of SodaStream. These charges include closing costs, advisory fees and employee-related costs. In 2013, merger and integration charges of $10 million related to our acquisition of Wimm-Bill-Dann Foods OJSC.
■	Net Tax Related to the Tax Cuts and Jobs (TCJ) Act: In 2019, net tax benefit of $8 million related to the TCJ Act. In 2018, net tax benefit of $28 million related to the TCJ Act. In 2017, provisional net tax expense of $2.5 billion associated with the enactment of the TCJ Act. Included in the net tax expense of $2.5 billion was a provisional mandatory one-time transition tax of approximately $4 billion on undistributed international earnings. This mandatory one-time transition tax was partially offset by a provisional $1.5 billion benefit resulting from the required remeasurement of our deferred tax assets and liabilities to the new, lower U.S. corporate income tax rate. While our accounting for the recorded impact of the TCJ Act is deemed to be complete, additional guidance issued by the IRS impacted, and may continue to impact, our recorded amounts after December 29, 2018.
■	Other Net Tax Benefits: In 2018, other net tax benefits of $4.3 billion related to the reorganization of our international operations. Also, in 2018, non-cash tax benefits of $717 million associated with both the conclusion of certain international tax audits and our agreement with the IRS resolving all open matters related to the audits of taxable years 2012 and 2013. In 2015, non-cash tax benefit of $230 million associated with our agreement with the IRS resolving substantially all open matters related to the audits for taxable years 2010 through 2011, which reduced our reserve for uncertain tax positions for the tax years 2010 through 2011. In 2013, non-cash tax benefit of $209 million associated with our agreement with the IRS resolving all open matters related to the audits for taxable years 2003 through 2009, which reduced our reserve for uncertain tax positions for the tax years 2003 through 2012.
■	Charges Related to Cash Tender and Exchange Offers: In 2018, interest expense of $253 million in connection with our cash tender and exchange offers, primarily representing the tender price paid over the carrying value of the tendered notes.

A-1 PEPSICO 2020 PROXY STATEMENT

Appendix A—Reconciliation of GAAP and Non-GAAP Information

■	Charges Related to the Transaction with Tingyi (Cayman Islands) Holding Corp. (Tingyi): In 2016, impairment charge of $373 million to reduce the value of our 5% indirect equity interest in KSF Beverage Holding Co., Ltd. (KSFB), formerly known as Tingyi-Asahi Beverages Holding Co. Ltd., to its estimated fair value. In 2015, charge of $73 million related to a write-off of the value of a call option to increase our holding in KSFB to 20%.
■	Charge Related to Debt Redemption: In 2016, interest expense primarily representing the premium paid in accordance with the “make-whole” redemption provisions to redeem all of our outstanding 7.900% senior notes due 2018 and 5.125% senior notes due 2019 for the principal amounts of $1.5 billion and $750 million, respectively.
■	Pension-Related Settlement Charges / (Benefits): In 2019, pension settlement charges of $220 million related to the purchase of a group annuity contract and settlement charges of $53 million related to one-time lump sum payments to certain former employees who had vested benefits. In 2016, pension settlement charge of $242 million related to the purchase of a group annuity contract. In 2015, benefits of $67 million associated with the settlement of pension-related liabilities from previous acquisitions. In 2014, lump sum settlement charges of $141 million related to payments for pension liabilities to certain former employees who had vested benefits.
■	Venezuela Impairment Charges: In 2015, charges of $1.4 billion related to the impairment of investments in our wholly-owned Venezuelan subsidiaries and beverage joint venture.
■	Venezuela Remeasurement Charges: In 2014, a $105 million net charge related to our remeasurement of the bolivar for certain net monetary assets of our Venezuelan businesses. In 2013, net charge of $111 million related to the devaluation of the bolivar for our Venezuelan businesses.

Additionally, free cash flow excluding certain items is a measure management uses to monitor cash flow performance. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities. We also consider certain other items (included in the Net Cash Provided by Operating Activities Reconciliation table below) in evaluating free cash flow that we believe investors should consider in evaluating our free cash flow results.

For more information regarding these non-GAAP financial measures, including further information on the excluded items for years 2019, 2018, and 2017, see pages 57-62 and 64-66 of PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

Net Revenue Growth Reconciliation

Year Ended 12/28/2019
Reported Net Revenue Growth	4%
Impact of:
Foreign Exchange Translation	2
Acquisitions and Divestitures	(1)
Organic Revenue Growth	4.5%

Note - Certain amounts above may not sum due to rounding.

PEPSICO 2020 PROXY STATEMENT A-2

Appendix A—Reconciliation of GAAP and Non-GAAP Information

Diluted EPS Performance Reconciliation

	Year Ended
	12/28/2019		12/29/2018	12/30/2017	12/31/2016	12/26/2015	12/27/2014	12/28/2013
Reported Diluted EPS	$5.20		$8.78	$3.38	$4.36	$3.67	$4.27	$4.32
Mark-to-Market Net Impact	(0.06)		0.09	(0.01)	(0.08)	—	0.03	0.03
Restructuring and Impairment Charges	0.21		0.18	0.16	0.09	0.12	0.21	0.08
Inventory Fair Value Adjustments and Merger and Integration Charges	0.03		0.05	—	—	—	—	0.01
Net Tax Related to the TCJ Act	(0.01)		(0.02)	1.70	—	—	—	—
Other Net Tax Benefits	—		(3.55)	—	—	(0.15)	—	(0.13)
Charges Related to Cash Tender and Exchange Offers	—		0.13	—	—	—	—	—
Charges Related to the Transaction with Tingyi	—		—	—	0.26	0.05	—	—
Charge Related to Debt Redemption	—		—	—	0.11	—	—	—
Pension-Related Settlement Charges / (Benefits)	0.15		—	—	0.11	(0.03)	0.06	—
Venezuela Impairment Charges	—		—	—	—	0.91	—	—
Venezuela Remeasurement Charges	—		—	—	—	—	0.07	0.07
Core Diluted EPS	$5.53		$5.66	$5.23	$4.85	$4.57	$4.63	$4.37

Reported Diluted EPS Performance	(41)%		160%	(23)%	19%	(14)%	(1)%

Core Diluted EPS Performance	(2)%		8%	8%	6%	(1)%	6%
Impact of Foreign Exchange Translation	1		1	1	3	11	3
Core Constant Currency Diluted EPS Performance	(1)		9	9	9	10	9
Impact of Excluding Certain Items(a)	n/a		(1)	n/a	n/a	n/a	n/a
Impact of Excluding Venezuela from 2015 base(b)	n/a		n/a	n/a	2.5	n/a	n/a
Core Constant Currency Diluted EPS Performance, Excluding Above Items	(1)%		7%	9%	12%	10%	9%
2017-2019 Three-Year Growth Average	5.1	%(c)
n/a - Adjustment was not applicable for purposes of calculating this performance measure.
(a)	Represents the impact of excluding certain gains associated with the sale of assets and insurance claims and settlement recoveries.
(b)	Represents the impact of the exclusion of the 2015 results of our Venezuelan businesses, which were deconsolidated effective as of the end of the third quarter of 2015.
(c)	Average percentage is based on unrounded amounts.

Note - Certain amounts above may not sum due to rounding.

A-3 PEPSICO 2020 PROXY STATEMENT

Appendix A—Reconciliation of GAAP and Non-GAAP Information

Net Cash Provided by Operating Activities Reconciliation

Year Ended 12/28/2019
Net Cash Provided by Operating Activities	$9,649
Capital Spending	(4,232)
Sales of Property, Plant and Equipment	170
Free Cash Flow	5,587
Discretionary Pension Contributions	417
Net Cash Tax Benefit Related to Discretionary Pension Contributions	(36)
Payments Related to Restructuring Charges	360
Net Cash Tax Benefit Related to Restructuring Charges	(64)
Tax Payments Related to the TCJ Act	423
Certain Other Items	11
Free Cash Flow Excluding Certain Items	$6,698

ROIC

	Year Ended
	12/28/2019	12/29/2018	12/31/2016
Net Income Attributable to PepsiCo	$7,314	$12,515	$6,329
Interest Expense	1,135	1,525	1,342
Tax on Interest Expense	(252)	(339)	(483)
	$8,197	$13,701	$7,188

Average Debt Obligations	$31,975	$38,169	$35,308
Average Common Shareholders’ Equity	14,317	11,368	11,943
Average Invested Capital	$46,292	$49,537	$47,251
ROIC	17.7%	27.7%	15.2%

ROIC Growth Reconciliation

	Year Ended			2019 Growth versus
	12/28/2019	12/29/2018	12/31/2016	2018	2016
ROIC	17.7%	27.7%	15.2%	(1,000) bps	250 bps
Impact of:
Average Cash, Cash Equivalents and Short-Term Investments	3.0	7.8	6.0
Interest Income	(0.5)	(0.6)	(0.2)
Tax on Interest Income	0.1	0.1	0.1
Mark-to-Market Net Impact	(0.2)	0.2	(0.2)
Restructuring and Impairment Charges	0.5	0.4	0.1
Inventory Fair Value Adjustments and Merger and Integration Charges	0.1	0.1	—
Pension-Related Settlement Charges	0.5	—	0.3
Net Tax Related to the TCJ Act	(1.0)	(1.1)	—
Other Net Tax Benefits	2.2	(9.7)	0.1
Charges Related to Cash Tender and Exchange Offers	(0.1)	(0.1)	—
Charges Related to the Transaction with Tingyi	—	—	0.6
Venezuela Impairment Charges	—	—	(0.5)
Core Net ROIC	22.3%	24.8%	21.5%	(250) bps(a)	72 bps
3-Yr Cumulative Impact of Foreign Exchange Translation	0.1				12 bps
Impact of the SodaStream Acquisition	1.7	0.4	—		168 bps
Core Net ROIC, Excluding Above Items	24.0%	25.2%	21.5%		252 bps(b)
(a)	Represents one of the performance measures used to determine the payout of the NEOs’ 2019 annual incentive bonus.
(b)	Represents one of the performance measures used to determine the payout of the NEOs’ 2017 PSU awards.
Note - Certain amounts above may not sum due to rounding.

PEPSICO 2020 PROXY STATEMENT A-4

Appendix A—Reconciliation of GAAP and Non-GAAP Information

Net Income Attributable to PepsiCo Reconciliation

	12/28/2019	12/29/2018	Growth
Net Income Attributable to PepsiCo	$7,314	$12,515	(42)%
Mark-to-Market Net Impact	(87)	125
Restructuring and Impairment Charges	298	251
Inventory Fair Value Adjustments and Merger and Integration Charges	47	75
Net Tax Related to the TCJ Act	(8)	(28)
Pension-Related Settlement Charges	211	—
Other Net Tax Benefits	—	(5,064)
Charges Related to Cash Tender and Exchange Offers	—	191
Core Net Income Attributable to PepsiCo	$7,775	$8,065	(4)
Impact of Foreign Exchange Translation			1
Core Constant Currency Net Income Attributable to PepsiCo Growth			(2)%

PBNA Net Revenue Growth Reconciliation

Year Ended 12/28/19
PBNA
Reported Net Revenue Growth	3%
Impact of:
Foreign Exchange Translation	—
Acquisitions and Divestitures	(1)
Organic Revenue Growth	3%

Note - Certain amounts above may not sum due to rounding.

A-5 PEPSICO 2020 PROXY STATEMENT

PepsiCo’s portfolio includes 23 brands that each generated
$1 billion or more in estimated annual retail sales in 2019

700 ANDERSON HILL ROAD
PURCHASE, NY 10577-1444

SCAN TO VIEW MATERIALS & VOTE

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 5, 2020 (other than PepsiCo Savings Plan participants). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 5, 2020 (other than PepsiCo Savings Plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PepsiCo, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:
To attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com. An  admission ticket and valid government-issued photo identification, such as a driver's license or passport, will be required to enter the meeting.
Please bring the admission ticket to the meeting.

PEPSICO SAVINGS PLAN
All votes by participants in the PepsiCo Savings Plan submitted over the Internet, by phone or mail must be received by 11:59 p.m. Eastern Daylight Time on May 3, 2020.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E91441-P31410-Z76070	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
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PEPSICO, INC.
Company Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED IN ITEM NO. 1.

Vote on Directors

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Shona L. Brown	☐	☐	☐

	1b.	Cesar Conde	☐	☐	☐

	1c.	Ian Cook	☐	☐	☐

	1d.	Dina Dublon	☐	☐	☐

	1e.	Richard W. Fisher	☐	☐	☐

	1f.	Michelle Gass	☐	☐	☐

	1g.	Ramon L. Laguarta	☐	☐	☐

	1h.	David C. Page	☐	☐	☐

	1i.	Robert C. Pohlad	☐	☐	☐

	1j.	Daniel Vasella	☐	☐	☐
Nominees (continued):			For	Against	Abstain

	1k.	Darren Walker	☐	☐	☐

	1l.	Alberto Weisser	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS NO. 2 AND 3.			For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2020.		☐	☐	☐

3.	Advisory approval of the Company’s executive compensation.		☐	☐	☐

Shareholder Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS NO. 4 AND 5.			For	Against	Abstain

4.	Shareholder Proposal - Reduce Ownership Threshold to Call Special Shareholder Meetings.		☐	☐	☐

5.	Shareholder Proposal - Report on Sugar and Public Health.		☐	☐	☐

IF VOTING BY MAIL, YOU MUST SIGN, DATE AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear hereon. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Directions to the North Carolina History Center at Tryon Palace

North Carolina History Center at Tryon Palace
529 South Front Street
New Bern, North Carolina 28562

FROM COASTAL CAROLINA REGIONAL AIRPORT (EWN):
Head east on Terminal Drive. Turn left on Airport Road. Take the second left onto US 70 West. Take exit #417A toward New Bern. Merge onto US 70 Bus. Turn left onto South Front Street. The North Carolina History Center will be immediately on your left.

FROM THE SOUTH (Wilmington, Jacksonville):
Take Highway 17 North into New Bern. Stay on same road (also called ML King Blvd.) and pass Twin Rivers Mall. Go under Route 70 overpass (Hwy 17 becomes Business 17) - stay in middle lane. Road will veer right at Palace Motel and name will change to Neuse Blvd. Shortly after fire station, name will change again to Broad Street. Continue on Broad Street to Hancock Street. Turn right on Hancock Street. Cross Pollock Street. Make a right onto South Front Street. The North Carolina History Center will be immediately on your left.

FROM THE SOUTHWEST (Fayetteville):
Take I-95 North to Highway 70 East to New Bern. Take the Trent Road/Pembroke exit and turn left at the light. Turn right at the third light (Broad Street), and then turn right on Hancock Street. Cross Pollock Street. Make a right onto South Front Street. The North Carolina History Center will be immediately on your left.

FROM THE NORTHWEST (Raleigh, Goldsboro):
Take Highway 70 East to New Bern. Take the Trent Road/Pembroke exit and turn left at the light. Turn right at the third light (Broad Street), and then turn right on Hancock Street. Cross Pollock Street. Make a right onto South Front Street. The North Carolina History Center will be immediately on your left.

FROM THE NORTH (Greenville):
Take Highway 17 South from Washington, NC. Cross the Neuse River Bridge, take the ramp straight to US 70 and cross the Freedom Memorial Bridge. Take the Trent Road/Pembroke exit and turn right at the light. Turn right at the third light (Broad Street) then turn right on Hancock Street. Cross Pollock Street. Make a right onto South Front Street. The North Carolina History Center will be immediately on your left.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 6, 2020: The Notice and Proxy Statement and Annual Report are available at www.pepsico.com/proxy20.

E91442-P31410-Z76070

PEPSICO, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PEPSICO, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2020.

The undersigned hereby appoints Ramon L. Laguarta, David Yawman and Cynthia Nastanski, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of PepsiCo, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc. in New Bern, North Carolina, on Wednesday, May 6, 2020 at 9:00 a.m., Eastern Daylight Time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and any other matter that may properly come before the meeting.

Please mark this proxy as indicated on the reverse side to vote on any item. Shares represented by this proxy will be voted in accordance with your specifications, and, in the discretion of the proxies, upon any other matter that may properly come before the meeting or any adjournment or postponement thereof. For holders of Common Stock of PepsiCo, if you do not provide specific instructions, shares represented by this proxy will be voted in accordance with the Board of Directors' recommendations. For participants in the PepsiCo Savings Plan, if you do not provide voting instructions, the trustee will vote the shares that are deemed to be in the account in the PepsiCo Savings Plan in the same proportion as the PepsiCo Savings Plan shares of other participants for which the trustee has received proper voting instructions. The votes by PepsiCo Savings Plan participants must be received no later than 11:59 p.m. Eastern Daylight Time on May 3, 2020.

If you submit your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

Continued and to be signed on reverse side